UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☒	Definitive Proxy Statement.
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☐	Soliciting Material Pursuant to §240.14a-12.

Del Monte Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 12, 2011

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders, which we refer to as the special meeting, of Del Monte Foods Company, a Delaware corporation, which we refer to as the Company, to be held on February 15, 2011 at 9:00 a.m. Pacific time, at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111.

On November 24, 2010, the Company entered into a merger agreement providing for the acquisition of the Company by Blue Acquisition Group, Inc., an entity formed by a consortium of private equity funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Partners. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $19.00 in cash, without interest, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 40% to the average closing price of our common stock for the 3-month period ended November 17, 2010, following which market rumors regarding a transaction began, and is also higher than any price at which the Company common stock has ever traded.

The board of directors of the Company has unanimously determined that it is in the best interests of the stockholders to enter into the merger agreement and has unanimously approved and declared advisable the merger agreement. The board of directors of the Company made its determination after consideration of a number of factors more fully described in this proxy statement. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon.

Your vote is very important.  Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or emailing proxy@mackenziepartners.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

Richard G. Wolford

Chairman of the Board, President and Chief

Executive Officer

The proxy statement is dated January 12, 2011, and is first being mailed, with the form of proxy, to our stockholders on or about January 13, 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DEL MONTE FOODS COMPANY

One Market @ The Landmark

San Francisco, California 94105

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE:	February 15, 2011

TIME:	9:00 a.m. Pacific time

PLACE:	Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111

ITEMS OF BUSINESS:

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 24, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Blue Acquisition Group, Inc., a Delaware corporation, which we refer to as Parent, and Blue Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.      To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.      To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:

Only stockholders of record at the close of business on January 10, 2011 are entitled to notice of, and to vote at, the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:

Your vote is very important, regardless of the number of shares of
Company common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the
Internet prior to the special meeting to ensure that your shares of
Company common stock will be represented at the special meeting if you are unable to attend. If you do not attend the special meeting and fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST”
the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted.

If you hold your shares of Company common stock through a bank,

brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

RECOMMENDATION:	The board of directors of the Company has unanimously determined that it is in the best interests of the stockholders to enter into the merger agreement and has unanimously approved and declared advisable the merger agreement. The board of directors of the Company made its determination after consideration of a number of factors more fully described in this proxy statement. The board of directors of the Company recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE; STOCKHOLDER LIST:	Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting. A list of our stockholders will be available at our principal executive offices at One Market @ The Landmark, San Francisco, California, during ordinary business hours for ten days prior to the special meeting.

APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized herein and reproduced in their entirety in Annex D to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,

James G. Potter

General Counsel and Secretary

Dated: January 12, 2011

San Francisco, CA

i

(Continued)

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to, and incorporated by reference, in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 95.

PARTIES TO THE MERGER (PAGE 18)

Del Monte Foods Company (or, the Company, we or us), is a Delaware corporation headquartered in San Francisco, California, and is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market. Our pet food and pet snacks brands include Meow Mix, Kibbles ‘n Bits, Milk-Bone, 9Lives, Pup-Peroni, Gravy Train, Nature’s Recipe, Canine Carry-Outs and other brand names and our leading food brands include Del Monte, Contadina, S&W, College Inn and other brand names. We also produce and distribute private label pet products and food products. Our products are sold nationwide, in all channels serving retail markets, as well as to the U.S. military, certain export markets, the foodservice industry and other food processors.

Blue Acquisition Group, Inc., or Parent, is a Delaware corporation that is controlled by affiliates of Kohlberg Kravis Roberts & Co. L.P. (or KKR), Vestar Capital Partners (or Vestar), and Centerview Partners (or Centerview), which we collectively refer to as the sponsors, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, the Company will be a direct, wholly-owned subsidiary of Parent.

Blue Merger Sub Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of November 24, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger.

THE SPECIAL MEETING (PAGE 20)

Time, Place and Purpose of the Special Meeting (Page 20)

The special meeting will be held on February 15, 2011, starting at 9:00 a.m. Pacific time, at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111.

At the special meeting, holders of common stock of the Company, par value $0.01 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 20)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on January 10, 2011, which we have set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned at the close of business on the record date. At the close of business on the record date, there were 199,372,722 shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock issued and outstanding at the close of business on the record date and entitled to vote and that are present in person, or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Thus, 99,686,362 shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum.

Vote Required (Page 20)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Adjournment of the special meeting, whether or not a quorum is present at the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, may be approved by the chairman of the special meeting or a majority of the shares of Company common stock present in person or by proxy and entitled to vote thereon.

As of the close of business on January 10, 2011, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, approximately 1,093,065 shares of Company common stock (including shares held in the Del Monte Stock Fund under the Del Monte Savings Plan on behalf of the directors and executive officers as of the record date, but excluding any shares of Company common stock deliverable upon exercise or conversion of any options, performance share units, performance accelerated restricted stock units, other restricted stock units or deferred stock units), representing approximately 0.5% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page 22)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by submitting a proxy again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary, or by attending the special meeting and voting in person. Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on February 14, 2011.

THE MERGER (PAGE 24)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company’s common stock will cease to be publicly traded. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 24)

In the merger, each outstanding share of Company common stock (except for shares owned by Parent, Merger Sub, the Company or any of the Company’s subsidiaries and shares owned by stockholders who have properly demanded appraisal rights, which we refer to collectively as the excluded shares) will be converted into the right to receive $19.00 in cash, without interest, which amount we refer to as the per share merger consideration. For a discussion of the treatment of equity awards in the merger, see “The Merger Agreement — Treatment of Company Common Stock, Options, Performance Share Units and Other Equity” beginning on page 67.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS (PAGE 29)

After consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, unanimously (i) determined that it is in the best interests of our stockholders for the Company to enter into the merger agreement, (ii) approved and declared advisable the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that our stockholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 51.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

OPINION OF BARCLAYS CAPITAL INC. (PAGE 32)

In connection with the merger, the Company’s financial advisor, Barclays Capital Inc., which we refer to as Barclays Capital, delivered a written opinion, dated November 24, 2010, to the board of directors to the effect that based upon and subject to the qualifications, limitations and assumptions stated therein and as of the date of the opinion, from a financial point of view, the $19.00 per share cash consideration to be offered to the stockholders of the Company pursuant to the merger agreement was fair to such stockholders.

The full text of the written opinion, which describes the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this proxy statement as Annex B and is incorporated herein by reference. You should read the opinion carefully in its entirety. Barclays Capital’s opinion was provided to the Company’s board of directors in connection with their evaluation of the merger consideration provided for in the merger from a financial point of view. Barclays Capital’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any holder of shares of Company common stock as to how such holder should vote or act on any matters with respect to the proposed merger.

OPINION OF PERELLA WEINBERG PARTNERS LP (PAGE 40)

In connection with the merger, the Company’s financial advisor, Perella Weinberg Partners LP, which we refer to as Perella Weinberg, delivered its opinion to the board of directors of the Company that, as of November 24, 2010, and based upon and subject to the various assumptions, qualifications and limitations set forth in its opinion, the $19.00 per share cash consideration provided for in the merger was fair, from a financial point of view, to the holders of the Company common stock.

The full text of Perella Weinberg’s written opinion, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated by reference herein. You should read the opinion carefully in its entirety. Perella Weinberg’s opinion was provided to the Company’s board of directors in connection with their evaluation of the merger consideration provided for in the merger from a financial point of view. Perella Weinberg’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any holder of shares of Company common stock as to how such holder should vote or act on any matters with respect to the proposed merger.

FINANCING OF THE MERGER (PAGE 48)

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of January 3, 2011, would be approximately $4.0 billion;

•

refinance outstanding indebtedness, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger, which, as of January 3, 2011, was approximately $1.3 billion in principal amount; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	equity financing of up to $1.7 billion to be provided by investment funds affiliated with the sponsors, or other parties to which they assign all or a portion of their commitments;

•	borrowings of up to $2.5 billion under a senior secured credit facility comprised of a $2.5 billion senior secured term loan facility; and

•

the issuance of up to $1.6 billion in aggregate principal amount of senior unsecured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, borrowings of up to $1.6 billion under a senior unsecured bridge credit facility).

Parent has obtained the equity commitment letters and the debt commitment letter described more fully below, which we refer to collectively as the commitment letters. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $249.0 million, or the Parent fee, as described under “The Merger Agreement — Termination Fees” beginning on page 81. The obligation of Parent to pay the Parent fee is guaranteed pursuant to the terms of the guarantees by the guarantors referred to below.

Equity Financing (Page 49)

Parent has entered into letter agreements, which we refer to as the equity commitment letters, with each of KKR 2006 Fund L.P., Vestar Capital Partners V, L.P., Centerview Capital, L.P. and Centerview Employees, L.P., which we refer to collectively as the guarantors, each dated November 24, 2010, pursuant to which the guarantors have each committed to make capital contributions to Parent at or prior to the closing of the merger in an aggregate amount of $1.7 billion. Each guarantor may assign all or a portion of its equity commitment to other persons. However, the assignment by any guarantor of any portion of its equity commitment to other persons will not affect such guarantor’s commitment to make capital contributions pursuant to its equity commitment letter. As of the date of this proxy statement, the guarantors have assigned $400 million of their commitments to certain third parties and intend to further assign their commitments in the future.

The guarantors’ obligations to fund the financing contemplated by the equity commitment letters are generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the funding of the debt financing on or prior to the closing date of the merger pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement.

Debt Financing (Page 49)

Parent has entered into a commitment letter dated November 24, 2010, which we refer to as the debt commitment letter, with JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, KKR Corporate Lending LLC and KKR Capital Markets LLC, pursuant to which JPMorgan Chase Bank, N.A., Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and KKR Corporate Lending LLC (collectively, the lenders) have committed to provide senior secured credit facilities in an aggregate principal amount of up to $3.0 billion, comprised of a $2.5 billion senior secured term loan facility and a $0.5 billion senior secured revolving credit facility, and up to $1.6 billion of senior unsecured increasing rate loans under a senior unsecured bridge credit facility. It is expected that in connection with the merger, senior unsecured notes will be issued and sold pursuant to a high yield senior notes offering in lieu of all or a portion of, or to refinance, any drawings under the senior unsecured bridge credit facility.

The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of conditions, including, without limitation: (i) a condition that, since May 2, 2010, there shall not have been any change, event, occurrence or effect which has had or would reasonably be expected to have a material adverse effect (defined in the debt commitment letter in a manner substantially the same as the definition of “material adverse effect” in the merger agreement, which is described under “The Merger Agreement — Representations and Warranties” beginning on page 70); (ii) negotiation, execution and delivery of definitive documentation with respect to the appropriate loan documents consistent with the debt commitment letter and specified documentation standards; (iii) the accuracy of certain specified representations and warranties; (iv) receipt of equity financing consistent with the equity commitment letters (which to the extent constituting other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the lead arrangers of the debt financing to the extent material to the interests of the lenders thereunder); (v) consummation of the merger in accordance with the merger agreement (without giving effect to any modifications, amendments or express waivers to the merger agreement that are materially adverse to the lenders under the debt financing without the reasonable consent of the lead arrangers of the financing) substantially concurrently with the initial funding of the debt facilities; (vi) delivery of certain customary closing documents (including, among others, a customary solvency certificate), specified items of collateral and certain Company financial statements; (vii) payment of applicable costs, fees and expenses; and (viii) with respect to the bridge facility, (x) receipt of a customary offering memorandum with respect to the senior unsecured notes offering, and (y) expiration of a 20 calendar day marketing period following the delivery of such offering memorandum. The final termination date for the debt commitment letter is the same as the termination date under the merger agreement.

GUARANTEES (PAGE 50)

Pursuant to certain guarantees, which we refer to as the guarantees, delivered by the guarantors in favor of the Company, each dated as of November 24, 2010, the guarantors have agreed to guarantee the obligation of Parent under the merger agreement to pay the Parent fee to the Company and to guarantee the performance and discharge of certain expense reimbursement and indemnification obligations of Parent and Merger Sub, in each case, if, as and when due. See “The Merger Agreement — Termination Fees” beginning on page 81.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 51)

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests may include the following:

•

consistent with the treatment of such awards generally, the vesting of all unvested stock options, performance share units, performance accelerated restricted stock units, other restricted stock units and deferred stock units held by our executive officers and directors, and the cashing out of such awards;

•

pursuant to employment agreements with our executive officers or the Company’s Executive Severance Plan, as applicable, the provision of severance benefits in connection with a termination of employment following the merger;

•

the early payment of amounts held in participant accounts denominated in Company common stock under the Company’s deferred compensation plans, which will terminate at or before the effective time of the merger; and

•

pursuant to a gross-up policy related to employment agreements with our executive officers or the Company’s Executive Severance Plan, as applicable, a tax gross-up relating to excise taxes resulting from the accelerated vesting of stock awards and/or the payment of severance benefits, if the aggregate value of these amounts is sufficiently large to trigger the tax gross-up.

Pursuant to the merger agreement, Parent has committed to honor employment, severance and certain other arrangements between the Company and its officers, directors and employees, in each case, to the extent legally binding on the Company and outstanding as of the occurrence of the merger.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR U.S. HOLDERS (PAGE 62)

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. You should read “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page 62 for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

REGULATORY APPROVALS AND NOTICES (PAGE 64)

Under the terms of the merger agreement, the merger cannot be completed until (i) the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated, (ii) approval of the merger by the European Commission, or the EC, has been granted pursuant to the Council Regulation (EC) No 139/2004 of the European Union, as amended, which we refer to as the EU Merger Regulation, and (iii) approval of the merger by China’s Ministry of Commerce, which we refer to as MOFCOM, has been granted and/or deemed to have been granted by expiration of the applicable waiting period pursuant to the China Anti-Monopoly Law.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on December 3, 2010 and the waiting period expired on January 3, 2011.

Under the EU Merger Regulation, which relates to the control of concentrations between undertakings, the merger may not be completed until a notification has been filed with the EC and clearance has been received or the applicable waiting period has expired. On December 10, 2010 the parties filed their draft Short Form CO with the EC. On December 21, 2010, the parties received a letter from the service in charge of merger control in the Directorate-General for Competition of the EC advising that the proposed merger does not appear to constitute a concentration within the meaning of Article 3 of the EU Merger Regulation and, as a result, clearance by the EC is not required for the parties to complete the merger. Therefore, the parties were not obligated to notify the EC of the merger under the EU Merger Regulation.

Under the China Anti-Monopoly Act, the merger may not be completed until notifications have been filed with MOFCOM and clearances, approvals or authorizations have been obtained or the applicable waiting periods have expired. The parties filed the requisite draft notification with MOFCOM on December 13, 2010. On December 29, 2010, the parties received formal notification from MOFCOM that review of the filing was initiated as of such date.

LITIGATION RELATING TO THE MERGER (PAGE 64)

In connection with the merger, between November 30, 2010 and December 21, 2010, seven putative stockholder class action complaints were filed in Delaware Chancery Court against the Company, each member of the Company’s board of directors, the sponsors, and in some cases, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. These actions were consolidated for all purposes on December 8, 2010, and again on December 23, 2010 and December 31, 2010 (to include newly filed cases), under the caption In re Del Monte Foods Company Shareholders Litigation, No. 6027-VCL. On December 31, 2010, the Delaware Chancery Court appointed NECA-IBEW Pension Fund as lead plaintiff for the consolidated action. On January 10, 2011, lead plaintiff for the consolidated action filed an amended complaint removing the Company as a defendant, but reiterating its earlier allegations regarding the remaining defendants.

In addition, between December 1, 2010 and December 10, 2010, six putative stockholder class action complaints were filed in the California Superior Court, County of San Francisco, against the Company, each member of the Company’s board of directors, the sponsors and, in three of the six California actions, Blue Acquisition Group, Inc.

and Blue Merger Sub Inc. Three of these actions have been voluntarily dismissed by plaintiffs; those that remain are: Franklin, et al. v. Richard G. Wolford, et al. (No. CGC-10-506066); Kaiman, et al. v. Del Monte Foods Co., et al. (No. CGC-10-505726); and Sinor, et al. v. Richard G. Wolford, et al (No. CGC-10-505735). On December 20, 2010, a putative stockholder class action complaint was filed in the United States District Court for the Northern District of California against the Company, each member of the Company’s board of directors, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. as defendants. This case is captioned Heintz, et al. v. Richard G. Wolford, et al. (No. CV-10-5789).

The complaints in the Delaware and California actions generally allege that the directors breached their fiduciary duties to the stockholders by agreeing to sell the Company at a price that is unfair and inadequate and by agreeing to certain preclusive deal protection devices in the merger agreement. The complaints further allege the sponsors and, in some instances, the Company, aided and abetted in the directors’ breach of their fiduciary duty. In addition, the complaint filed in federal court in California alleges a violation of federal securities laws due to the alleged omission of material facts in the proxy statement. The complaints all seek injunctive relief, rescission of the merger agreement, an accounting for all damages suffered by class members and attorneys’ fees. The Company intends to deny these allegations and to vigorously defend itself and its directors.

THE MERGER AGREEMENT (PAGE 66)

Treatment of Company Common Stock, Options, Performance Share Units and Other Equity (Page 67)

•

Common Stock.  At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $19.00 in cash, without interest.

•

Options.  Immediately prior to the effective time of the merger, unless otherwise agreed between Parent and any individual holder of options, each then-outstanding option to purchase shares of Company common stock granted under any equity plan of the Company, whether or not vested or exercisable, will become fully vested and exercisable (contingent upon the occurrence of the merger) and will be converted into the right to receive, and the Company will pay, to each such individual holder, at or promptly after the effective time of the merger, an amount in cash equal to the product of (i) the excess of the merger consideration of $19.00 per share over the applicable exercise price per share of such stock option and (ii) the number of shares of Company common stock such holder could have purchased had such holder exercised such stock option in full immediately prior to the effective time of the merger.

•

Performance Share Units.  Immediately prior to the effective time of the merger, each then-outstanding performance share unit granted under any equity plan of the Company will become fully earned and vested (contingent upon the occurrence of the merger) with respect to the maximum number of shares of Company common stock underlying such award as set forth in the terms of the agreement granting such performance share unit and the Company will pay, at or promptly after the effective time of the merger, an amount in cash equal to $19.00 for each such fully vested performance share unit (which payment will be deemed to be the issuance of the appropriate number of shares and receipt of the merger consideration, to the extent required by the terms of the agreement governing such performance share unit).

•

Performance Accelerated Restricted Stock Units.  Immediately prior to the effective time of the merger, each then-outstanding performance accelerated restricted stock unit award granted under any equity plan of the Company will become fully earned and vested (contingent upon the occurrence of the merger) with respect to 100% of the shares of Company common stock set forth in the terms of the agreement granting such performance accelerated restricted stock unit award and the Company will pay, at or promptly after the effective time of the merger, an amount in cash equal to $19.00 for each such fully earned and vested performance accelerated restricted stock unit (which payment will be deemed to be the issuance of the appropriate number of shares and receipt of the merger consideration, to the extent required by the terms of the agreement governing such performance accelerated restricted stock unit).

•

Deferred Stock Units.  Immediately prior to the effective time of the merger, all amounts held in participant accounts and denominated in Company common stock under the Company’s deferred compensation plans, which we refer to as deferred stock units, shall become fully vested (contingent upon the occurrence of the merger) and will, unless otherwise agreed by Parent and an individual participant in one or more of such plans, be converted into an obligation to pay an amount in cash, for each such deferred stock unit, equal to the product of $19.00 and the number of deferred stock units held in such participant accounts (which payment will be deemed to be the issuance of the appropriate number of shares and receipt of the merger consideration, to the extent required by the terms of the plan governing such deferred stock units).

•

Other Restricted Stock Units.  Immediately prior to the effective time of the merger, each then-outstanding restricted stock unit or deferred stock unit granted under any equity plan of the Company that vests based on the passage of time, other than the performance accelerated restricted stock units or deferred stock units described above, will, to the extent not previously earned and vested, be deemed fully earned and vested (contingent upon the occurrence of the merger), and the Company will pay, at or promptly after the effective time of the merger, an amount in cash, for each such other restricted stock unit or deferred stock unit, equal to $19.00.

Solicitation of Acquisition Proposals (Page 75)

The merger agreement provides that until 11:59 p.m., Eastern time, on January 8, 2011, we were permitted to solicit any inquiry or the making of any acquisition proposals from third parties, including by providing access to non-public information and to participate in any negotiations or discussions with third parties with respect to any acquisition proposals. No party submitted an acquisition proposal to the Company prior to the expiration of the “go-shop” period. As a result, no party can qualify as an “excluded party” (as defined below) under the merger agreement. From and after 12:00 a.m., Eastern time, on January 9, 2011 and until the effective time of the merger or, if earlier, the termination of the merger agreement, we are not permitted to solicit any inquiry or the making of any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal. Notwithstanding these restrictions, under certain circumstances and subject to the satisfaction of certain requirements under the merger agreement, we may, from and after 12:00 a.m., Eastern time, on January 9, 2011, which we refer to as the no-shop period start date, and prior to the time our stockholders adopt the merger agreement, respond to a written acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal. In addition, certain of the restrictions applicable to us following the no-shop period start date do not apply to our activities with any person who makes a written acquisition proposal prior to the no-shop period start date that our board of directors believes in good faith (after consultation with outside counsel and financial advisors) is, or could reasonably be expected to result in, a superior proposal, and we refer to any such person as an excluded party.

At any time before the merger agreement is adopted by our stockholders, if our board of directors determines that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement — Termination Fees” beginning on page 81. In addition, we must notify Parent at least three business days prior to effecting a change of recommendation in connection with a superior proposal or terminating the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal. We must then negotiate in good faith with Parent (to the extent Parent desires to negotiate) during such period to make such revisions to the merger agreement, the financing commitments and the guarantees as would permit the board of directors not to take such action with respect to a superior proposal. See “The Merger Agreement — Termination Fees” beginning on page 81.

Conditions to the Merger (Page 79)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions, including the adoption of the merger agreement by our stockholders, receipt of required antitrust approvals, the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

Termination (Page 80)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by May 22, 2011, which date we refer to as the termination date;

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•	a law or an order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, which we refer to as an order, has become final and non-appealable.

However, none of the termination rights described in the preceding bullet points will be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that primarily contributed to the failure of a condition to the consummation of the merger to have been satisfied on or before the termination date.

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders (i) our board of directors authorizes the Company to enter into one or more alternative acquisition agreements with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into one or more alternative acquisition agreements with respect to a superior proposal and (iii) we pay Parent the termination fee discussed under “The Merger Agreement — Termination Fees”;

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is two business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions to the obligation of Parent and Merger Sub to consummate the merger not to be capable of being satisfied); or

•

(i) the conditions to the obligations of Parent and Merger Sub have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger), (ii) Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days of the date on which the closing of the merger should have occurred under the merger agreement and (iii) we stood ready and willing to consummate the merger on that date.

•	by Parent, if:

•

the board of directors withholds, withdraws, qualifies or modifies the Company recommendation with respect to the merger, or approves, recommends or otherwise declares advisable any acquisition proposal, or publicly proposes to do the foregoing, which we refer to collectively as a change of recommendation;

•	the board of directors fails to include in this proxy statement, when mailed, the Company recommendation with respect to the merger;

•

the board of directors fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an acquisition proposal (other than by Parent or any of its affiliates), within ten business days after the commencement of such tender or exchange offer;

•	the Company enters into an alternative acquisition agreement; or

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is two business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the conditions to the obligation of the Company or of either party to consummate the merger not to be capable of being satisfied).

Termination Fees (Page 81)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination Fees” beginning on page 81:

•	the Company may be obligated to pay a termination fee of $120.0 million (or $60.0 million, in the event the Company enters into an alternative acquisition agreement with an excluded party); or

•	Parent may be obligated to pay the Company the Parent fee of $249.0 million. The guarantors have guaranteed the obligation of Parent to pay the Parent fee pursuant to the guarantees.

Remedies (Page 83)

Subject to our right to specific performance (described below), our right to terminate the merger agreement and receive the Parent fee of $249.0 million from Parent is our sole and exclusive remedy against Parent or Merger Sub, any of the guarantors, the financing sources under the debt commitment letter, and certain related parties for any loss suffered as a result of any breach of any covenant in the merger agreement or the failure of the merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection with the merger agreement. Upon payment of such amount, subject to certain exceptions described in the merger agreement, no such party has any further liability or obligation relating to the merger agreement or the transactions contemplated thereby, the guarantees, the equity commitment letters or any other document or theory of law or equity or in respect of any oral representations made or alleged to have been made in connection therewith.

Subject to Parent’s right to specific performance (described below), if Parent has the right to receive from the Company the termination fee of $120.0 million or $60.0 million, as the case may be, such termination fee is the sole and exclusive remedy of Parent, Merger Sub, the guarantors and their respective affiliates against the Company, its subsidiaries and certain of their related parties for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement giving rise to or associated with such termination.

Subject to certain limitations described under “The Merger Agreement — Remedies” beginning on page 83, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

MARKET PRICE OF COMPANY COMMON STOCK (PAGE 85)

The closing price of Company common stock on the New York Stock Exchange, or NYSE, on November 24, 2010, the last trading day prior to the Company’s press release announcing the execution of the merger agreement was $17.99 per share of Company common stock. On January 10, 2011, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of the Company common stock on the NYSE was

$18.89 per share of Company common stock. The average closing price of our common stock for the 3-month period ended November 17, 2010, following which market rumors regarding a transaction began, was $13.62 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

APPRAISAL RIGHTS (PAGE 89)

Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the adoption of the merger agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement and you must continue to hold the shares of Company common stock of record through the effective time of the merger. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 89 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK (PAGE 93)

If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Therefore, we would no longer file periodic reports with the Securities and Exchange Commission, or SEC, on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 95.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and the Company’s common stock will no longer be publicly traded, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $19.00 in cash, without interest, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $1,900.00 in cash in exchange for your shares of Company common stock. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 40% over Del Monte’s average closing share price during the past three months ended on November 17, 2010, following which market rumors of a transaction began, and is also higher than any price at which the Company’s stock has ever traded.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be completed?

A.	Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the end of March 2011.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company, Company common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of Company common stock. Under specified circumstances, we may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees” beginning on page 81.

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. You should read “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page 62 for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 51.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on February 15, 2011 at 9:00 a.m. Pacific time, at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement, as amended from time to time, that provides for the acquisition of the Company by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Adjournment of the special meeting, whether or not a quorum is present at the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, may be approved by the chairman of the special meeting or a majority of the shares of Company common stock present in person or by proxy and entitled to vote thereon.

Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	What is a quorum?

A.	The presence, in person or by proxy, of stockholders holding shares of capital stock constituting a majority in voting power of capital stock of the Company issued and entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions, if any, are counted as present for the purpose of determining whether a quorum is present. On the record date, there were 199,372,722 shares outstanding and entitled to vote. Thus, 99,686,362 shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum.

Q.	Who can vote at the special meeting?

A.	All of our holders of Company common stock of record as of the close of business on January 10, 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, BNY Mellon Shareholder Services, you are considered, with respect to those shares of Company common stock, as the “stockholder of record.” This proxy statement and your proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record have a choice of voting by proxy:

•	over the Internet — the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of

Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	How do I vote shares of Company common stock held under the Company’s Savings Plan for my account?

A.	If you are a participant in the Del Monte Stock Fund under the Del Monte Savings Plan, which we refer to as the 401(k) Plan, you may instruct the 401(k) Plan trustee how to vote the shares of Company common stock held on your behalf as of the record date. Please follow the directions on the enclosed voting instructions card on how to provide your voting instructions to Fidelity Management Trust Company, the 401(k) Plan trustee. Participants in the 401(k) Plan must vote through Fidelity Management Trust Company and may not vote the shares of Company common stock held on their behalf in person at the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, at One Market @ The Landmark, San Francisco, California 94105, or by attending the special meeting and voting in person. However, attending the special meeting, by itself, will not revoke a previously submitted proxy. Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on February 14, 2011.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” Acting at the direction of our board of directors, the Strategic Committee of our board of directors has designated David L. Meyers and James G. Potter, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of Company common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Each of these should be voted and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the proposed merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares of Company common stock are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If you hold certificates of Company common stock, you will be sent a letter of transmittal promptly, and in any event within three business days, after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?

A.	Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 89. In addition, a copy of Section 262 of the DGCL is attached to this proxy statement as Annex D.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or emailing proxy@mackenziepartners.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,” “designed to,” “confident,” “think,” “scheduled,” “outlook,” “guidance,” “foreseeable future” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•

Parent’s failure to obtain the necessary equity and debt financing set forth in the commitment letters received in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to complete the merger and the transactions contemplated thereby;

•

the inability to complete the merger because of the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts our current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of legal proceedings instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 95). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

THE COMPANY

Del Monte Foods Company

One Market @ The Landmark

San Francisco, California 94105

(415) 247-3000

The Company is a Delaware corporation with its headquarters in San Francisco, California. We are one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market. Our pet food and pet snacks brands include Meow Mix, Kibbles ‘n Bits, Milk-Bone, 9Lives, Pup-Peroni, Gravy Train, Nature’s Recipe, Canine Carry-Outs and other brand names and our leading food brands include Del Monte, Contadina, S&W, College Inn and other brand names. We also produce and distribute private label pet products and food products. Our products are sold nationwide, in all channels serving retail markets, as well as to the U.S. military, certain export markets, the foodservice industry and other food processors. For more information about the Company, please visit our website at http://www.delmonte.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 95. Company common stock is publicly traded on the NYSE under the symbol “DLM.”

PARENT

Blue Acquisition Group, Inc.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

(212) 750-8300

c/o Vestar Capital Partners

245 Park Avenue, 41st Floor

New York, NY 10167

(212) 351-1600

c/o Centerview Partners

16 School Street

Rye, New York 10580

(646) 502-2211

Blue Acquisition Group, Inc., or Parent, is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Parent is currently controlled by investment funds affiliated with the sponsors.

MERGER SUB

Blue Merger Sub Inc.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

(212) 750-8300

c/o Vestar Capital Partners

245 Park Avenue, 41st Floor

New York, NY 10167

(212) 351-1600

c/o Centerview Partners

16 School Street

Rye, New York 10580

(646) 502-2211

Blue Merger Sub Inc., or Merger Sub, is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on February 15, 2011, starting at 9:00 a.m., Pacific time, at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111, or at any postponement, recess or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

RECORD DATE AND QUORUM

We have fixed the close of business on January 10, 2011 as the record date for the special meeting, and only holders of record of Company common stock as of the close of business on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were 199,372,722 shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or by proxy, of stockholders holding at least a majority of the Company common stock issued and entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, such as shares of Company common stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned. 99,686,362 shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum.

ATTENDANCE

Except as set forth below, only stockholders of record or their duly authorized proxies have the right to attend the special meeting or any postponement or adjournment thereof. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

VOTE REQUIRED

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of or against the proposal to adopt the merger agreement but they will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy, fail to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, BNY Mellon Shareholder Service, you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, under such rules, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement and the adjournment proposal. As a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes, if any, will not be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Adjournment of the special meeting, whether or not a quorum is present at the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, may be approved by the chairman of the special meeting or a majority of the shares of Company common stock present in person or by proxy and entitled to vote thereon. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record have a choice of voting by proxy:

•	over the Internet — the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do NOT send in your stock certificates with your proxy card. If you are a holder of stock certificates, when the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

If you are a participant in the Del Monte Stock Fund under the 401(k) Plan, you may instruct the 401(k) Plan trustee how to vote the shares of Company common stock held on your behalf as of the record date. Please follow the directions on the enclosed voting instruction card on how to provide your voting instructions to Fidelity Management Trust Company, the 401(k) Plan trustee. Participants in the 401(k) Plan must vote through Fidelity Management Trust Company and may not vote shares of Company common stock held on their behalf in person at the special meeting.

As of the close of business on January 10, 2011, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, approximately 1,093,065 shares of Company common stock (including shares held in the Del Monte Fund under the 401(k) Plan on behalf of the directors and executive officers as of the record date, but excluding any shares of Company common stock deliverable upon exercise or conversion of any options, performance share units, performance accelerated restricted stock units, other restricted stock units or deferred stock units), representing 0.5% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

PROXIES AND REVOCATION

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by submitting a proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Company at One Market @ The Landmark, San Francisco, California 94105, or by attending the special meeting and voting in person. Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on February 14, 2011. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

ADJOURNMENTS, RECESSES AND POSTPONEMENTS

Although it is not currently expected, the chairman of the meeting shall have the power to recess or adjourn the special meeting, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. We may also postpone the special meeting under certain circumstances. Any adjournment, recess or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, recessed or postponed.

ANTICIPATED DATE OF COMPLETION OF THE MERGER

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the end of March 2011.

RIGHTS OF STOCKHOLDERS WHO SEEK APPRAISAL

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery in accordance with Delaware law and to receive payment based on that valuation in lieu of receiving the merger consideration, but only if you comply with the relevant requirements of the DGCL, which are summarized in this proxy statement. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement, you must not vote in favor of the proposal to adopt the merger agreement and you must continuously hold your shares of Company common stock from the date you make the demand for appraisal through the effective date of the merger. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 89 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SOLICITATION OF PROXIES; PAYMENT OF SOLICITATION EXPENSES

The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $20,000. The Company will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify MacKenzie Partners, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

QUESTIONS AND ADDITIONAL INFORMATION

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or emailing proxy@mackenziepartners.com.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company’s common stock will cease to be publicly traded. You will not own any shares of the capital stock of the surviving corporation.

MERGER CONSIDERATION

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration, without interest.

BACKGROUND OF THE MERGER

The Company’s board of directors and senior management regularly review and assess strategic alternatives available to the Company to enhance stockholder value. In that regard, from time to time over the last few years, parties have approached the Company regarding possible strategic and investment transactions involving the Company.

In January 2010, a private equity firm (“Bidder A”) contacted Barclays Capital regarding its interest in a potential acquisition of the Company. On January 31, 2010, the Company received a written indication of interest from Bidder A, which indicated that it was interested in pursuing an acquisition of the Company at a purchase price range of $14.00 to $15.00 per share in cash. The proposal represented a premium of approximately 23.0% to 31.8% to the Company’s closing stock price of $11.38 per share on January 29, 2010, the last trading day prior to receipt of the proposal from Bidder A. Bidder A’s indication of interest was subject to a number of conditions, including satisfactory completion of due diligence, negotiation of acceptable definitive documentation and receipt of acceptable debt financing.

In response to Bidder A’s indication of interest, senior management of the Company, in consultation with the Company’s board of directors and with the assistance of Barclays Capital, simultaneously contacted five private equity firms, including KKR and Bidder A, to assess their current interest in a transaction. These five firms were selected based on their size and experience in the consumer products industry and the Company’s industry knowledge. During these preliminary discussions, KKR indicated that it was interested in considering the opportunity together with Centerview, such that for purposes of this discussion we refer to the KKR/Centerview consortium together as one interested party. At this time, Vestar and a strategic buyer proactively contacted Barclays Capital and requested that they be included in the process, and, as a result, the process was expanded to include those additional parties.

During the course of February 2010, a total of five private equity parties (including KKR/Centerview, Vestar, and Bidder A) and the strategic buyer executed customary confidentiality agreements with the Company. One of the private equity firms identified by the Company as a potential bidder and contacted to assess its interest in a transaction declined to pursue discussions with the Company and therefore was not included in the process. Each of the parties that signed confidentiality agreements was given the opportunity to review limited non-public information regarding the Company, and each attended a presentation by members of the Company’s senior management. All these parties were then invited to submit non-binding indications of interest to acquire the Company.

On March 11, 2010, all five private equity parties submitted non-binding indications of interest regarding a potential acquisition of the Company. The indication of interest from KKR/Centerview indicated a value of $17.00 per share in cash, and the indication of interest from Vestar indicated a value of $17.00 to $17.50 per share in cash. The KKR/Centerview and Vestar indications of interest reflected a premium of approximately 20.3% to 23.8% to the Company’s closing stock price of $14.13 per share on March 11, 2010. Vestar’s indication of interest noted that Vestar would expect to commit to half of the required equity in the transaction and would look to partner with another private equity firm that would commit the remaining portion. Of the other three indications of interest, one indicated a value of $15.00 to $16.50 per share in cash and two, including that of Bidder A, indicated a value of $15.50 to $17.00 per share in cash. All of the indications of interest received by the Company were subject to a number of conditions, including satisfactory completion of due diligence. The strategic buyer that had participated in the process did not submit an indication of interest.

On March 18, 2010, the Board of Directors met for a regularly scheduled meeting, during which it considered the five indications of interest received by the Company. Members of the Company’s senior management, as well as representatives of Barclays Capital and Gibson, Dunn & Crutcher, LLP, the Company’s outside legal counsel (“Gibson Dunn”), participated in the meeting. During this meeting a representative of Gibson Dunn reviewed with the board of directors its fiduciary duties under applicable law. Afterwards, representatives of Barclays Capital reviewed with the board of directors the financial and other terms of each of the five proposals that had been submitted to the Company. The board of directors also reviewed with senior management and Barclays Capital the Company’s progress in executing its long-range plan, or LRP. After discussing the various indications of interest, including the valuations offered by each of the interested parties, and taking into consideration, among other things, the Company’s strong results in the third fiscal quarter of 2010, the perceived lower level of execution risk inherent in the Company’s LRP (as compared to prior years), the Company’s plans with respect to marketing and product innovation, and the additional acquisition opportunities that senior management believed would be available to the Company in the short- to medium-terms, the board of directors determined not to proceed at that time with discussions with the interested parties regarding a potential sale of the Company.

On April 21, 2010, Richard G. Wolford, Chairman, Chief Executive Officer and President of the Company, and David L. Meyers, the Executive Vice President, Administration and Chief Financial Officer of the Company, met, at KKR’s request, with representatives of KKR. During this meeting, representatives of KKR acknowledged the decision of the board of directors not to proceed with a potential transaction at that time but expressed a desire to keep in communication with the Company regarding future opportunities.

In early May 2010, KKR approached the Company and expressed their interest in partnership opportunities with the Company to pursue joint acquisitions. These discussions between the Company and KKR did not proceed past preliminary conversations.

Despite strong third and fourth quarter results by the Company in fiscal 2010, in July 2010, the Company’s fiscal year 2011 forecast was adjusted in light of a challenging economic environment, and the Company announced that it expected to shift some expected marketing spending to trade promotion, which would have the result of reducing fiscal 2011 expected net sales growth. Specifically, the Company announced that it expected net sales for fiscal 2011 to be 2% to 4% above fiscal 2010 net sales, as compared to its previously publicly announced guidance of 3% to 4%. In early September 2010, the Company further reduced its net sales growth rate guidance for fiscal 2011 to 1% to 3%.

On October 11, 2010, representatives of KKR met, at their request, with Mr. Wolford and, among other things, expressed their continued interest in a potential acquisition of the Company. During the meeting, representatives of KKR delivered a written indication of interest to Mr. Wolford, indicating that based on previous due diligence and their ongoing evaluation of the Company, KKR and Centerview were prepared to offer $17.50 per share in cash to acquire the Company. The proposal represented a premium of approximately 28.7% to the $13.60 per share closing stock price of the Company on October 8, 2010, the last full trading day prior to delivery of the proposal. The proposal was subject to completion of due diligence, negotiation of appropriate documentation and securing debt financing commitments.

On October 13, 2010, the board of directors met and, among other things, discussed KKR’s indication of interest. Also present at the meeting were representatives of Gibson Dunn. During the meeting Mr. Wolford reviewed with the other members of the board of directors KKR’s and Centerview’s indication of interest and his October 11 meeting with KKR representatives. The Board also discussed the challenging operating environment the Company had been facing during the prior five months and the potential effect that industry and market trends could have on the assumptions underlying the Company’s LRP, including the potential inability of the Company to continue achieving its marketing and product innovation goals, and the Company’s potential inability to find and complete advantageous acquisitions. After extensive discussion, the board of directors instructed management to prepare a presentation updating management’s views regarding the Company’s LRP, the risks associated with such plan and the future prospects of the Company.

On October 25, 2010, the board of directors met to consider the proposal by KKR and Centerview, and to evaluate the prospects of the Company on a stand alone basis. Representatives of Gibson Dunn participated in the meeting. At the meeting, members of senior management discussed with the board of directors the Company’s LRP and the challenges and risks associated with executing the plan. Among other things, the board of directors discussed with senior management the challenging business environment that had developed in the first fiscal quarter of 2011, and the Company’s inability over its history as a public company to expand its trading multiple to that of other similar packaged food companies, despite the earnings and margin growth in fiscal 2009 and fiscal 2010, as well as the Company’s progress in expanding its pet division. The board of directors also discussed with management the assumptions underlying the Company’s LRP, including the risks associated with such assumptions in light of difficult industry trends and the challenging competitive landscape.

The board discussion then turned to the proposal by KKR and Centerview. First, a representative of Gibson Dunn reviewed with the board of directors its fiduciary duties under applicable law. An active discussion among the directors regarding the financial terms of the KKR/Centerview proposal ensued. In particular, the board of directors considered the proposal as compared to the value that could potentially be delivered to the Company’s stockholders under the LRP if the Company were to proceed on an independent basis, considering the various assumptions underlying such plan and the risks and uncertainties associated therewith. The board of directors also engaged in a lengthy discussion about various process alternatives that might be available in the event that the board of directors decided to proceed with further evaluation of a potential sale transaction, including the relative benefits and risks associated with an updated pre-signing market check versus a post-signing market check through a “go-shop” period. In that regard, among other things, the board of directors considered the process it had undertaken in March 2010 and the various indications of interest it had received at that time. After further discussion, and in light of the increased price being offered from the indications previously submitted in March along with the challenges and risks associated with the LRP, the board of directors determined to proceed with discussions with KKR and Centerview regarding a potential transaction and to make available additional information regarding the Company to KKR and Centerview. The board of directors also determined to continue with a review of other strategic alternatives available to the Company. The board of directors also instructed the members of the Strategic Committee, the standing committee of the board of directors tasked with evaluating strategic opportunities, to contact representatives of Barclays Capital to re-engage them as financial advisor in connection with the exploration of strategic alternatives, including a potential sale of the Company.

From October 26, 2010 through November 9, 2010, representatives of Barclays Capital and members of senior management had various discussions in connection with a review of the strategic alternatives available to the Company, with a view to updating the board of directors regarding this evaluation.

On or about October 27, 2010, at the direction of the board of directors, representatives of Barclays Capital contacted representatives of KKR and Centerview to indicate that the board of directors was not prepared to accept their $17.50 per share indication of interest, but was prepared to give KKR and Centerview access to limited additional due diligence information to allow them to submit an enhanced offer for the board of directors’ consideration.

On November 4, 2010, members of senior management of the Company and representatives of Barclays Capital met with representatives of KKR and Centerview to provide an update regarding the Company’s business and operations.

On November 8, 2010, The London Evening Standard published an article indicating that KKR was pursuing an acquisition of the Company for $18.50 per share. The Company’s stock price closed at $15.47, an increase from the closing price of $14.67 on the previous trading day.

Later on November 8, 2010, KKR and Centerview submitted a revised proposal to acquire the Company for $18.50 per share in cash, which represented a premium of approximately 36.0% over the closing price of the Company’s stock on October 8, 2010, the last full trading day prior to delivery of the initial proposal from KKR and Centerview. The proposal was subject to the Company granting KKR and Centerview exclusivity, completion of due diligence, negotiation of appropriate documentation and securing debt financing commitments.

On November 9, 2010 the board of directors met to review the strategic alternatives available to the Company. The board of directors also considered the proposal from KKR and Centerview received the day prior to the meeting. Members of the Company’s senior management as well as representatives of Barclays Capital and Gibson Dunn participated in the meeting. After considering the revised indication of interest from KKR and Centerview the board of directors agreed that, while it was not prepared to grant KKR/Centerview exclusivity, the Company should continue to explore a potential transaction with KKR and Centerview, and directed senior management of the Company and Barclays Capital to allow KKR and Centerview to begin business due diligence, permit KKR and Centerview to engage potential sources of debt financing, and to commence negotiation of transaction documents. Representatives of Barclays Capital then provided an overview of various strategic alternatives available to the Company, including execution of the Company’s LRP, a sale to a private equity firm via a leveraged buy-out, standalone structured alternatives (such as a leveraged recapitalization, a spin off, and a carve-out through an initial public offering of the pet division) and a strategic sale (such as an all cash sale, merger alternatives and the sale of either the pet or consumer division). At the end of the meeting the board of directors instructed Barclays Capital to continue its review of strategic alternatives in parallel with the KKR/Centerview process, and scheduled a further meeting at which such alternatives could further be discussed with Barclays Capital and members of senior management. The board of directors also directed Barclays Capital to prepare an analysis of additional strategic alternatives which might be available to the Company in addition to those indicated above.

Later on November 9, 2010, representatives of Barclays Capital contacted representatives of KKR and informed them that the board of directors had authorized KKR/Centerview to begin its in depth business due diligence review of the Company, engage potential sources of debt financing and commence negotiation of transaction documents. In the same conversation, representatives of Barclays Capital also informed KKR that the board of directors would not grant exclusivity to KKR/Centerview and had not approved moving forward with a transaction at $18.50 per share and that KKR/Centerview would need to improve its proposal. At this time, the Company formally authorized KKR/Centerview to begin discussions with Bank of America, N.A., JPMorgan Chase Bank, N.A. and Morgan Stanley to begin the process of arranging debt financing commitments which would be required in connection with an acquisition of the Company.

Later during the week of November 8, 2010, KKR and Centerview approached Barclays Capital about the possibility of including Vestar in the deal as an additional member of the sponsor group. Representatives of KKR indicated that Vestar’s prior experience in the food industry would make them an ideal partner for KKR/Centerview in connection with a potential investment in the Company. After discussions between KKR, Centerview and the Company, the Company permitted KKR and Centerview to approach Vestar to become an additional member of the sponsor group. After Vestar indicated its interest in participating in the transaction, the Company gave representatives of Vestar, which had in February 2010 signed a confidentiality agreement with the Company, access to due diligence materials.

Between November 12, 2010 and November 24, 2010, representatives of the sponsors engaged in an extensive due diligence investigation of the Company and its operations, including numerous calls and meetings among representatives of the sponsors and their advisors with representatives of the Company and its advisors, and visits to certain of the Company’s facilities.

On November 15, 2010, representatives of Gibson Dunn circulated a draft merger agreement to representatives of Simpson Thacher & Bartlett LLP, outside legal counsel for the sponsors (“Simpson Thacher”). Between such date and until the execution of the merger agreement, representatives of Gibson Dunn and Simpson Thacher negotiated the terms of the merger agreement and ancillary documentation. Among other things, the parties discussed and negotiated extensively the “go shop” related provisions of the merger agreement (including the “go-shop” duration, matching rights and Company termination fees), as well as covenants related to Parent’s third party debt financing and the Company’s and Parent’s obligation to pay a termination fee to the other party under certain circumstances.

During the week of November 15, 2010, representatives of KKR discussed with representatives of Barclays Capital and the Company the possibility of Barclays Capital participating in the financing necessary for the proposed transaction with the sponsors, in light of Barclays Capital’s familiarity with the Company. The board of directors subsequently weighed the benefits and risks associated with allowing Barclays Capital to participate in the financing and ultimately concurred that it was in the best interests of the Company to have Barclays Capital act as a (but not the sole) financing source. In light of Barclays Capital’s potential involvement in the financing of the transaction, the board of directors considered whether it should engage an additional financial advisor that would not participate in the financing. The board subsequently determined to engage Perella Weinberg Partners LP (“Perella Weinberg”) as its additional financial advisor.

On November 18, 2010, during the latter part of the trading day, an on-line news service reported that KKR was in discussions to buy the Company for $18.50 per share. The publication further reported that a deal may be announced within two weeks, that Barclays Capital was acting as financial advisor to the Company and that the Company had held prior discussions with private equity firms earlier in the year. In the last half hour of trading, the Company’s stock rose from $14.88 per share to a high of $16.41 per share before closing at $15.71 per share up from a closing price of $14.50 per share on November 17, 2010. Later in the evening of November 18, 2010 and on November 19, 2010, other news organizations including The Wall Street Journal, The Financial Times, The New York Times as well as equity research analysts that cover the Company published articles regarding the potential acquisition of the Company by KKR.

Between November 19, 2010 and November 22, 2010, the sponsors and representatives of Barclays Capital had various discussions surrounding the price per share to be paid by the sponsors in the proposed merger.

On November 22, 2010, the board of directors met, together with representatives of Barclays Capital and Gibson Dunn. Representatives of Barclays Capital discussed in detail with the board of directors the various strategic alternatives available to the Company, including execution of the Company’s LRP (including the review of certain enhancements to the plan and pursuing strategic acquisitions), a sale to a private equity firm via a leveraged buy-out, stand-alone structured alternatives and a strategic sale. The board of directors also discussed with its advisors the challenges faced by the Company in the last six months. Afterwards, the board of directors was updated as to the status of negotiations with the sponsors.

After such discussion the board of directors went into an executive session, during which the board of directors actively discussed the strategic alternatives available to the Company and the proposal by the sponsors. While this executive session was taking place, a representative of KKR contacted Barclays Capital to indicate that the sponsors were willing to increase their offer to $18.75 per share in cash, a premium of approximately 37.9% over the closing price of Company stock on October 8, 2010, the last full trading day prior to delivery of the initial proposal from KKR and Centerview. At this time, the representative of KKR also indicated that the sponsors had completed their business due diligence review of the Company, that their financing sources were prepared to commit the financing necessary to complete an acquisition of the Company and that the sponsors were prepared to execute a definitive agreement to acquire the Company as early as the following day.

At the conclusion of the executive session, Barclays Capital rejoined the meeting of the board of directors and communicated to the board of directors that the sponsors had increased their proposal. Additional discussions regarding the revised proposal ensued. At the conclusion of such discussions the board of directors determined to proceed with negotiations with the sponsors, but instructed Barclays Capital to seek a higher price per share.

Later in the afternoon of November 22, 2010, representatives of Barclays Capital contacted a representative of KKR and informed him that the board of directors had not yet made a decision to approve a transaction and indicated that the sponsors should improve their proposal and submit their best and final offer when they were prepared to do so.

During the day on November 23, 2010, representatives of Gibson Dunn and Simpson Thacher and representatives of Barclays Capital and KKR continued to negotiate the terms of the proposed transaction.

On November 24, 2010, a representative of KKR indicated to a representative of Barclays Capital that the sponsors were willing to increase their offer to $19.00 per share, a premium of approximately 39.7% over the closing price of Company’s common stock on October 8, 2010, the last full trading day prior to delivery of the initial proposal from KKR and Centerview. The representative of KKR also indicated that this was the best and final offer of the sponsors. Later on November 24, 2010, the board of directors met to consider the increased offer by the sponsors and the terms of the proposed merger agreement and ancillary agreements, at which meeting members of the Company’s management and representatives of Barclays Capital, Perella Weinberg and Gibson Dunn were present. The board of directors was updated as to developments regarding the potential transaction with the sponsors since the last meeting, including that the sponsors had increased their offer to $19.00 per share and that this constituted the sponsors’ best and final offer. Also at this meeting, each of Perella Weinberg and Barclays Capital reviewed with the board of directors their respective financial analysis of the $19.00 per share cash consideration. Barclays Capital rendered its oral opinion to the board of directors, which was confirmed by delivery of a written opinion dated November 24, 2010, to the effect that, based upon and subject to the qualifications, limitations and assumptions stated in the written opinion, as of such date, from a financial point of view the $19.00 per share cash consideration to be offered to the stockholders of the Company pursuant to the merger agreement was fair to such stockholders. At such time, Perella Weinberg also rendered its oral opinion to the board of directors, which was confirmed by delivery of a written opinion dated November 24, 2010, to the effect that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the written opinion, the $19.00 per share cash consideration to be received in the merger by the holders of the Company’s common stock was fair, from a financial point of view, to such holders. Representatives of Gibson Dunn then reviewed in detail the provisions of the proposed merger agreement and ancillary agreements with the board of directors.

Afterwards, the board of directors went into executive session in order to discuss the sponsors’ proposal. Following this session, the board of directors unanimously determined that the merger was fair to and in the best interests of the Company and its stockholders and approved and declared advisable the merger agreement, and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement. The board of directors also appointed the Strategic Committee, consisting of Timothy G. Bruer, Victor L. Lund and Terence D. Martin, to manage and oversee the process of soliciting indications of interest during the “go-shop” period.

In the evening of November 24, 2010, Parent, Merger Sub and the Company finalized and executed the merger agreement and the ancillary agreements. On November 25, 2010, the sponsors and the Company issued a joint press release announcing execution of the merger agreement.

The merger agreement provides that, until 11:59 p.m., Eastern Time, on January 8, 2011, the Company was allowed to initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information to and participate in discussions and negotiate with third parties with respect to alternative acquisition proposals. At the direction of the board of directors and under the oversight of the Strategic Committee, Barclays Capital conducted the “go-shop” process on behalf of the Company. Representatives from Barclays Capital contacted a total of 53 parties, comprised of 30 strategic parties and 23 financial parties, to determine whether they would be interested in exploring a transaction with the Company that could be superior to the merger. Of the 53 parties contacted, 3 parties requested and were provided with confidentiality agreements and 2 of these parties entered into confidentiality agreements with the Company. Additionally, the Company released 4 of the parties that had signed confidentiality agreements with the Company in February 2010 from the standstill obligations contained in such agreements. Subsequently, each party that entered into a confidentiality agreement with the Company or that was released from the standstill obligations of a previous confidentiality agreement was provided with access to certain confidential information regarding the Company. Despite follow-up inquiries from Barclays Capital, no party submitted an acquisition proposal to the Company prior to the expiration of the “go-shop” period.

Following the expiration of the “go-shop” period, on January 8, 2011, the Company issued a press release announcing the conclusion of the “go-shop” period and that it had not received any acquisition proposals from any party. As a result, no party can qualify as an “excluded party” under the merger agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

The board of directors, acting in consultation with its outside counsel and financial advisors, at a meeting held on November 24, 2010, unanimously determined that it is in the best interests of our stockholders for the Company to enter into the merger agreement and approved and declared advisable the merger agreement and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and recommended that our stockholders vote to adopt the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with our senior management team, as well as our outside legal counsel and financial advisors, and considered a number of factors, including, but not limited to, the following material factors (not necessarily in order of relative importance):

•

that the all-cash per share merger consideration will provide our stockholders with the ability to monetize their investment in the Company in the near future, while avoiding long-term business risk, and while also providing such stockholders with certainty of value for their shares of Company common stock;

•

that the per share merger consideration represents (i) a premium of approximately 40% over the average closing price of Company common stock during the 3-month period prior to November 17, 2010, following which market rumors regarding a transaction began, and (ii) the highest price at which the Company common stock has ever traded;

•

the board of directors’ belief that the merger is more favorable to our stockholders than the alternatives to the merger, which belief was formed based on the board of directors’ review, with the assistance of our management and advisors, of potential strategic alternatives available to the Company;

•	the board of directors’ understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

•

the financial presentation and opinion, each dated November 24, 2010, of Barclays Capital to the board of directors concluding that, based upon and subject to the qualifications, limitations and assumptions stated in the written opinion, as of the date of such opinion, from a financial point of view, the $19.00 per share merger consideration to be offered to the stockholders pursuant to the merger agreement was fair to such stockholders, as more fully described below under the caption “— Opinion of Barclays Capital Inc.” beginning on page 32;

•

the financial presentation and opinion, each dated November 24, 2010, of Perella Weinberg to the board of directors concluding that, from a financial point of view, as of the date of such opinion and based on and subject to the various qualifications, assumptions and limitations stated in the written opinion, the $19.00 per share merger consideration to be received in the merger by holders of Company common stock was fair to such holders, as more fully described below under the caption “— Opinion of Perella Weinberg Partners LP” beginning on page 40;

•	the likelihood that the merger would be completed based on, among other things (not necessarily in order of relative importance):

•	the reputation of the guarantors;

•	the guarantors’ ability to complete large acquisition transactions and their familiarity with the Company;

•	that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•

that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay us a termination fee of $249.0 million, without our having to establish any damages, and the guarantors’ guarantee of such payment obligation pursuant to the guarantees;

•

the receipt of executed commitment letters from Parent’s sources of debt and equity financing for the merger, and the terms of the commitment letters, including the limited number and nature of conditions to the debt financing, and the reputation of the debt and equity financing sources which, in the reasonable judgment of our board of directors, increase the likelihood of such financings being completed;

•

the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letters, to seek specific performance of Parent’s obligation to cause the guarantors to make equity contributions to Parent pursuant to the equity commitment letters; and

•

the Company’s ability, pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to enforce specifically the terms of the merger agreement, subject to certain limitations.

•

our ability, under the merger agreement, during the period beginning on the date of the merger agreement and continuing until 11:59 p.m., Eastern time, on January 8, 2011 to initiate, solicit and encourage alternative acquisition proposals from third parties and to provide non-public information to and to engage in discussions and negotiate with third parties with respect to such proposals;

•

our ability, under the merger agreement, to continue discussions after the end of the go-shop period with parties from which the Company has received during the go-shop period a written acquisition proposal that the board determines in good faith (after consultation with its outside legal counsel and financial advisor) is, or could reasonably be expected to result in, a superior proposal (we refer to such parties as excluded parties);

•

our ability, following the go-shop period and prior to the time our stockholders adopt the merger agreement, to (i) consider and respond to a written acquisition proposal, (ii) provide non-public information to and (iii) engage in discussions or negotiations with the person making such a proposal if our board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions could be inconsistent with the board of directors’ fiduciary duties under applicable law and, after consultation with outside counsel and its financial advisor, that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

•

our ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal; provided that (i) we have complied with our obligations to provide timely written notice to Parent and Merger Sub of our intention to terminate the merger agreement, (ii) prior to terminating the merger agreement, we negotiate for at least three business days with Parent and Merger Sub in good faith, to make adjustments in the terms and conditions of the merger agreement, the commitment letters and the guarantees so that the superior proposal ceases to be a superior proposal, (iii) the board of directors determines in good faith, after consultation with its financial advisor and outside counsel, taking into account any changes to the merger agreement, the commitment letters and the guarantees proposed in writing by Parent and Merger Sub, that the superior proposal continues to constitute a superior proposal, and (iv) we pay a termination fee of $60.0 million, if the termination fee were to become payable as a result of the Company entering into an alternative acquisition agreement with an excluded party, or $120.0 million in all other circumstances, to Parent, each of which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement;

•

the availability of appraisal rights under the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the “fair value” of their shares of Company common stock as determined by the Delaware Court of Chancery;

•	that the termination date under the merger agreement allows for sufficient time to complete the merger;

•	the absence of any material risk that any governmental authority would prevent or materially delay the merger under any antitrust law;

•

the level of effort that Parent and Merger Sub must use under the merger agreement to obtain the proceeds of the debt financing on the terms and conditions described in the debt commitment letter, including using their reasonable best efforts to enforce their rights under the agreements relating to the financing in the event that any of the debt financing sources decline to provide any portion of the debt financing; and

•	that none of our prior discussions with other parties regarding potential business combination transactions had progressed beyond preliminary stages.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including, but not limited to, the following (not necessarily in order of relative importance):

•	the merger would preclude our stockholders from having the opportunity to participate in the future earnings growth and future appreciation of the value of Company common stock;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;

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the restrictions on the conduct of our business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent us from undertaking business opportunities that may arise or certain other actions we would otherwise take with respect to our operations absent the pending completion of the merger;

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the fact that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with our employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business;

•

the possibility that the $120.0 million or $60.0 million, as applicable, termination fee payable by the Company, upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire the Company;

•

the fact that, while we expect that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and, as a result, the merger may not be consummated;

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the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of the guarantors and that our remedy in the event of the termination of the merger agreement may be limited to receipt of the $249.0 million termination fee, which is guaranteed by the guarantors, and that no termination fee is payable in connection with termination under certain circumstances;

•	the fact that an all-cash transaction would be taxable to our stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the risk that the financing contemplated by the debt commitment letter for the consummation of the merger might not be obtained; and

•

the fact that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders. See “— Interests of Certain Persons in the Merger.”

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “— Interests of Certain Persons in the Merger” beginning on page 51.

OPINION OF BARCLAYS CAPITAL INC.

The Company engaged Barclays Capital to act as its financial advisor with respect to pursuing strategic alternatives for the Company, including a possible sale of the Company. On November 24, 2010, Barclays Capital rendered its oral opinion (which was subsequently confirmed in writing) to the Company’s board of directors that, based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, as of such date, from a financial point of view, the consideration to be offered to the stockholders of the Company pursuant to the merger agreement was fair to such stockholders.

The full text of Barclays Capital’s written opinion, dated as of November 24, 2010, is attached as Annex B to this proxy statement and is incorporated by reference herein. Barclays Capital’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays Capital’s opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays Capital’s opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to the board of directors of the Company, addresses only the fairness, from a financial point of view, of the consideration to be offered to the stockholders of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between the Company and Parent and were unanimously approved by the Company’s board of directors. Barclays Capital did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays Capital was not requested to opine as to, and its opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the merger. No limitations were imposed by the Company’s board of directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays Capital reviewed and analyzed:

•	the merger agreement and the specific terms of the merger;

•

publicly available information concerning the Company that Barclays Capital believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended May 2, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2010;

•

financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays Capital by the Company, including financial projections prepared by the Company’s management as reflected in the LRP, which we refer to as the LRP Forecasts;

•

a trading history of the Company common stock from November 17, 2005 through November 17, 2010 and a comparison of such trading history with those of other companies that Barclays Capital deemed relevant;

•	a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays Capital deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays Capital deemed relevant; and

•	estimates of independent-research analysts with respect to the future financial performance of the Company.

In addition, Barclays Capital had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays Capital deemed appropriate.

In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information, and further relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the LRP Forecasts, upon the advice of the Company, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with such projections. Barclays Capital assumed no responsibility for and expressed no view as to any of the LRP Forecasts or the assumptions on which they were based. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties or facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company.

Further, Barclays Capital considered previous efforts to solicit indications of interest and definitive proposals from third parties with respect to the purchase of all or a part of the Company’s business. In addition, Barclays Capital has been requested to solicit third party indications of interest in the possible acquisition of all or a part of the Company’s business for a specified period after the date of the merger agreement as permitted by the provisions thereof. Barclays Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and can be evaluated only as of, November 24, 2010. Barclays Capital assumes no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after November 24, 2010.

Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays Capital also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the merger will be obtained within the constraints contemplated by the merger agreement and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays Capital did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays Capital’s opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understands that the Company has obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to the shares of the Company common stock, but rather made its determination as to fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses and factors must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion to the Company’s board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays Capital, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the merger agreement. None of the Company, the sponsors, Parent, Merger Sub, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of any businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Analysis of Implied Premiums and Multiples

Barclays Capital analyzed the implied premiums based on the merger consideration of $19.00 per share as compared to the following:

•	the closing price of the Company common stock on November 17, 2010, the last trading day prior to the date that publicly rumored speculation regarding a possible sale of the Company began;

•	the average closing price of the Company common stock for the 30-day period, 60-day period and 90-day period ended on November 17, 2010;

•	each of the 52-week high and 52-week low closing prices of the Company common stock, in each case, ending on November 17, 2010; and

•	the all-time high of the Company common stock, which occurred on July 26, 1999.

The results of this analysis are summarized in the following table:

Time Period	Price ($)	Implied Premium (%)

November 17, 2010 (unaffected price)	$14.50	31.0%

30-Day Average	14.49	31.2

60-Day Average	14.02	35.5

90-Day Average	13.62	39.5

52-Week High (April 20, 2010)	15.93	19.3

52-Week Low (December 1, 2009)	10.47	81.5

All-Time High (July 26, 1999)	16.88	12.6

Barclays Capital also analyzed the implied multiple of the Company’s enterprise value (or short- and long- term debt plus market value of common equity, the value of preferred stock (at liquidation value) and the book value of any minority interest, minus cash and cash equivalents) to earnings before interest, taxes, depreciation and amortization, or EBITDA, based on the unaffected price of $14.50 per share as of November 17, 2010 and based on the merger consideration of $19.00 per share. For purposes of its analyses, Barclays Capital used Company balance sheet information and last twelve month (LTM) EBITDA as of August 1, 2010. Barclays Capital also calculated the implied historical and projected earnings per share multiples (commonly referred to as a price earnings ratio, or P/E) based on the unaffected price of $14.50 per share as of November 17, 2010 and based on the merger consideration of $19.00 per share, with the projected earnings per share multiples based on the LRP Forecasts. The results of this analysis are summarized below:

Multiple Analysis (LRP Forecasts)	Unaffected Stock Price ($14.50 per share)	Merger Consideration ($19.00 per share)

Last Twelve Months Enterprise Value/ EBITDA	7.2x	8.8x

Calendar Year 2010 Enterprise Value/ EBITDA	7.4x	9.1x

Calendar Year 2011 Enterprise Value/ EBITDA	6.8x	8.3x

Calendar Year 2010 Price/ Earnings Ratio	11.4x	15.0x

Calendar Year 2011 Price/ Earnings Ratio	9.9x	13.0x

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of the Company common stock, Barclays Capital considered historical data with regard to the trading prices of the Company common stock for the period from November 17, 2005 to November 17, 2010 and compared such data with the relative stock price performances during the same periods of the S&P 500 and a composite of the selected companies listed under the caption “Selected Comparable Company Analysis” below.

Barclays Capital noted that during the period from November 17, 2005 to November 17, 2010 (the last trading day prior to the date that publicly rumored speculation regarding a possible sale of the Company began), the closing price of the Company common stock increased 43%, compared to: the S&P 500, which decreased 5%; the stock of selected large-cap packaged food companies, which, on average, increased 14%; the stock of selected packaged food peer companies, which, on average, remained unchanged; and the stock of selected fresh produce companies, which, on average, decreased 33%. Barclays Capital also noted that during the period from November 17, 2007 to November 17, 2010, the closing price of the Company common stock increased 43%, compared to: the S&P 500, which decreased 19%; the stock of selected large-cap packaged food companies, which, on average, remained unchanged; the stock of selected packaged food peer companies, which, on average, decreased 3%; and the stock of selected fresh produce companies, which, on average, decreased 32%. Barclays Capital further noted that during the period from November 17, 2009 to November 17, 2010, the closing price of the Company common stock increased 31%, compared to: the S&P 500, which increased 6%; the stock of selected large-cap packaged food companies, which, on average, increased 6%; the stock of selected packaged food peer companies, which, on average, increased 4%; and the stock of fresh produce companies, which, on average, decreased 17%.

Discounted Analyst Price Targets

Barclays Capital reviewed the public market trading price targets for the Company common stock prepared and published by securities research analysts prior to November 17, 2010, the last trading day prior to the date that publicly rumored speculation regarding a possible sale of the Company began. These targets reflected each analyst’s estimate of the future public market trading price for the Company common stock. The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the shares and these estimates are subject to uncertainties, including future financial performance of the Company and future financial market conditions. The range of equity analyst price targets for the Company common stock was $13.00 to $22.00 per share, with a mean of $16.50 per share (per share values were rounded to the nearest $0.25 increment). Because the general practice of securities research analysis is to provide 12 to 18 month price targets, Barclays Capital discounted the analysts’ price targets by one year back to November 24, 2010 using a discount rate of 9.7%, which was the Company’s estimated current cost of equity, to derive a range of present values of these price targets, which resulted in a range of securities research analysts’ price targets for the Company common stock having present value of approximately $11.75 to $20.00 per share, with a mean of $15.00 per share.

Barclays Capital noted that the merger consideration of $19.00 per share was within the range of discounted analyst price targets.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays Capital reviewed and compared specific financial and operating data relating to the Company with selected companies in the packaged food and fresh produce industries that Barclays Capital, based on its experience in these industries, deemed comparable to the Company. The selected comparable companies were:

Large-Cap Packaged Foods:	Packaged Food Peers:	Fresh Produce:

Campbell Soup Company General Mills, Inc. H.J. Heinz Company The Hershey Company Kellogg Company Kraft Foods Inc.	ConAgra Foods, Inc. Dean Foods Company Hormel Foods Corporation McCormick & Company, Incorporated Ralcorp Holdings, Inc. The J.M. Smucker Company	Chiquita Brands International, Inc. Dole Food Company, Inc. Fresh Del Monte Produce Inc.

Barclays Capital calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable company analysis, Barclays Capital calculated, among other things, the ratio of each company’s enterprise value to historical and projected EBITDA. The enterprise value of each company was obtained by adding its short- and long-term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including Wall Street research estimates and Fact Set) and closing prices, as of November 17, 2010, the last trading day prior to the date that publicly rumored speculation regarding a possible sale of the Company began. The results of this selected comparable company analysis are summarized below:

Multiple Range of Comparable Companies

Enterprise Value as a Multiple of Calendar Year 2011 Estimated EBITDA	Low	Mean	High

Large-Cap Packaged Food	9.0x	9.4x	9.7x

Packaged Food Peers	6.9x	7.9x	10.5x

Fresh Produce	5.1x	5.6x	6.1x

Del Monte Unaffected Price (closing price as of November 17, 2010)	6.8x

Merger Consideration $19.00 per share	8.3x

Barclays Capital selected the comparable companies listed above because of similarities in one or more business or operating characteristics with the Company. However, because of the inherent differences between the business, operations and prospects of the Company and those of the selected comparable companies, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis. Based upon these judgments, Barclays Capital selected a range of 6.5x to 8.0x calendar year 2011 estimated EBITDA for the Company and applied such range to the LRP Forecasts to calculate a range of implied prices per share of the Company. The selected comparable company analysis yielded an implied valuation range for the Company common stock of $13.75 to $18.00 per share (per share values were rounded to the nearest $0.25 increment).

Barclays Capital noted that the merger consideration of $19.00 per share was above the range of implied values per share calculated on a standalone basis pursuant to the selected comparable company analysis.

Discounted Equity Value Analysis

Barclays Capital performed an illustrative analysis of the present value of the Company’s theoretical implied future price per share. In performing the discounted equity value analysis, Barclays Capital multiplied the earnings per share estimates for calendar years 2011 to 2014 based on the LRP Forecasts to price to earnings multiples of 9.9x (the Company calendar year 2011 price earnings ratio based on its stock price of $14.50 on November 17, 2010, the last trading day prior to the date that publicly rumored speculation regarding a possible sale of the Company began) to 12.3x (the mean of the packaged food peer companies (identified in the “Selected Comparable Company Analysis” above) calendar year 2011 price earnings ratios) in order to estimate future prices per share. The estimated future prices per share were then discounted to present value using a discount rate of 9.7% (the Company’s estimated current cost of equity) implying an equity value for the Company of $14.00 per share at a price to earnings multiple of 9.9x and $17.75 per share at a price to earnings multiple of 12.3x (per share values were rounded to the nearest $0.25 increment).

Barclays Capital noted that the merger consideration of $19.00 per share was above the range of implied values per share calculated pursuant to the discounted equity value analysis.

Selected Precedent Transaction Analysis

Barclays Capital reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays Capital, based on its experience with merger and acquisition transactions, deemed relevant. Barclays Capital chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Company with respect to the size, mix, margins and other characteristics of their businesses. Barclays Capital selected transactions where purchase prices and financial multiples were publicly disclosed by the parties who entered into the transaction. In certain cases, Barclays Capital adjusted the purchase prices and financial multiples of the selected transactions, where applicable, to account for the present value of tax benefits as well as adjustments to EBITDA for one-time and nonrecurring events. The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Precedent Consumer Transactions
Ann. Date	Acquirer	Target
Jun-10	Ralcorp Holdings, Inc.	American Italian Pasta Company
May-10	GS Capital Partners	Michael Foods, Inc.
Dec-09	TreeHouse Foods, Inc.	Sturm Foods, Inc.
Nov-09	Pinnacle Foods Group LLC	Birds Eye Foods, Inc.
Jun-08	The Folgers Coffee Co.	The J.M. Smucker Company
Nov-07	Ralcorp Holdings, Inc.	Post Foods, LLC (from Kraft Foods Inc.)
Nov-07	McCormick & Company, Incorporated	Lawry’s (from Unilever Plc)
Feb-07	The Blackstone Group	Pinnacle Foods Group LLC
Jun-05	H.J. Heinz Company	HP Foods Group
Feb-05	Chiquita Brands International Inc.	Fresh Express (from Performance Food Group Company)
Mar-04	The J.M. Smucker Company	International Multifoods Corporation
Sep-02	David Murdock (CEO)	Dole Food Company, Inc.
Jun-02	Del Monte Foods Company	North American Foods (from H.J. Heinz Company)
Mar-02	Vestar Capital Partners	Birds Eye Foods, Inc. (formerly Agrilink Foods Inc.)
Oct-01	The J.M. Smucker Company	Jif and Crisco (from Procter & Gamble Company)
Aug-01	Performance Food Group Company	Fresh Express Inc.
Oct-00	Kellogg Company	Keebler Foods Company
Jun-00	ConAgra Foods, Inc.	International Home Foods, Inc.

Precedent Pet Food Transactions
Mar-06	Del Monte Foods Company	Milk-Bone (from Kraft Foods Inc.)
Mar-06	Del Monte Foods Company	Meow Mix Holdings, Inc.
Aug-05	Teachers’ Private Capital	Doane Pet Care Company
Jun-02	Del Monte Foods Company	North American Foods (from H.J. Heinz Company)
Jun-98	Doane Pet Care Company	Windy Hill Pet Food Company, Inc.
Feb-98	Nestle S.A.	Spillers Petfoods (from Dalgety PLC)

Multiple Range of Selected Precedent Transactions
	Low	Mean	Median	High
Enterprise Value as a Multiple of Last Twelve Months EBITDA:

All Transactions	6.4x	8.8x	8.5x	13.9x

Precedent Consumer Transactions	6.4x	8.6x	8.2x	11.0x

Precedent Pet Food Transactions	8.0x	9.6x	8.7x	13.9x

Implied Multiple Based on Merger Consideration of $19.00 per share	8.8x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis. Accordingly, Barclays Capital believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays Capital therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies and the Company. Based upon these judgments, Barclays Capital selected a range of 8.0x to 10.0x the last twelve months’ EBITDA and applied such range to the Company’s last twelve months EBITDA to calculate a range of implied prices per share of the Company.

The selected transaction analysis yielded an implied valuation range for the Company common stock of $16.75 to $22.25 per share (per share values were rounded to the nearest $0.25 increment).

Barclays Capital noted that the merger consideration of $19.00 per share was within the range of implied values per share calculated based on the selected precedent transaction analysis.

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of the Company in the merger relative to the premiums offered to stockholders in other transactions, Barclays Capital reviewed the premiums paid in the 70 100% cash transactions of U.S. public companies with enterprise values between $3 billion and $10 billion since January 1, 2005. For each transaction, Barclays Capital calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical average share price during the following periods: (i) one trading day prior to announcement, (ii) seven calendar days prior to announcement, (iii) 30 calendar days prior to announcement, and (iv) 90 calendar days prior to announcement, and also compared to the 52-week high and 52-week low for the target company’s share price prior to the announcement date. The results of this transaction premium analysis are summarized below:

U.S. 100% cash transactions since 2005 between $3bn and $10bn				Percentage Premium/ (Discount) to the Closing Price as of November 17, 2010
	1-Day Average (%)	7-Day Average (%)	30-Day Average (%)	90-Day Average (%)	52-Week High (%)	52-Week Low (%)

1st Quartile	13%	12%	16%	18%	2%	51%

Mean	29	25	29	33	18	83

Median	26	22	25	28	9	62

3rd Quartile	38	32	38	45	22	100

Implied Premium based on the $19.00 per Del Monte share offered in the merger	31	32	31	40	19	82

Barclays Capital analyzed the first and third quartile of the selected transactions and, accordingly, selected a range of 13% to 38% to the closing price of the Company common stock on November 17, 2010, the last trading day prior to the date that publicly rumored speculation regarding a possible sale of the Company began, to calculate a range of implied prices per share of the Company. The transaction premium analysis yielded an implied valuation range for the Company common stock of $16.50 to $20.00 per share (per share values were rounded to the nearest $0.25 increment).

Barclays Capital noted that on the basis of the transaction premium analysis, the merger consideration of $19.00 per share was within the range of implied values per share calculated using the closing price of the Company common stock on November 17, 2010.

Discounted Cash Flow Analysis

Barclays Capital performed an illustrative discounted cash flow analysis on the Company. Barclays Capital calculated illustrative value indications per share for the Company common stock as of November 17, 2010 using the LRP Forecasts, which included financial projections from 2011 to 2014 which Barclays Capital used to determine estimated cash flows for 2015 and 2016, and by combining the total present value of the estimated unlevered free cash flows for the period beginning October 31, 2010 and ending on October 31, 2015 and the present value of terminal values based on October 31, 2016 estimated EBITDA and using a range of terminal EBITDA multiples of 6.5x to 7.5x. Unlevered free cash flow was calculated using the LRP Forecasts by taking the Company’s projected EBIT minus taxes (using the tax rate contained in the LRP Forecasts) plus its projected depreciation and amortization, minus its projected capital expenditures and minus the projected increase in net working capital. Stock-based compensation expense was treated as a cash expense for purposes of determining unlevered free cash flow. The range of terminal multiples was estimated by Barclays Capital utilizing its professional judgment and experience, taking into account the LRP Forecasts and historical trading multiples of the Company.

Barclays Capital calculated the present value of both the unlevered free cash flows and the terminal values using discount rates ranging from 7.5% to 8.5%, reflecting Barclays Capital’s estimates of the Company’s weighted-average cost of capital. The weighted-average cost of capital is determined by the sum of (a) the market value of equity as a percentage of the total market value of the Company’s capital multiplied by the Company’s estimated cost of equity, and (b) the market value of debt as a percentage of the total market value of the Company’s capital multiplied by the Company’s estimated after-tax market cost of debt. The Company’s estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the Company’s beta (a measure of the sensitivity of an asset’s returns to market returns), betas of comparable companies, the risk-free rate and a historical equity market risk premium which was sourced from the Ibbotson SBBI Valuation Yearbook.

Combining the total present value of the estimated unlevered free cash flows and the present value of the terminal values resulted in a range of implied enterprise values for the Company. Barclays Capital then deducted outstanding debt and added outstanding cash and equivalents from the Company balance sheet as of August 1, 2010 to determine a range of implied equity values of the Company. The discounted cash flow analysis implied an equity value range for the Company of $16.50 to $19.75 per share (per share values were rounded to the nearest $0.25 increment).

Barclays Capital noted that the merger consideration of $19.00 per share was within the range of implied values per share calculated using Barclays Capital’s discounted cash flow analysis.

Leveraged Acquisition Analysis

Barclays Capital performed a leveraged acquisition analysis in order to ascertain the price for the Company common stock that would be attractive to another potential financial buyer based upon current market conditions. Barclays Capital assumed the following in its analysis: (i) a capital structure of the Company including initial leverage of funded debt to adjusted EBITDA of 6.5x, (ii) an equity investment that would achieve a five- year rate of return of 18% to 20%, and (iii) a 2016 exit multiple of 7.0x to 8.0x projected 2016 EBITDA. The leveraged acquisition analysis yielded an implied valuation range for the Company common stock of $17.00 to $19.00 per share (per share values were rounded to the nearest $0.25 increment).

Barclays Capital noted that the merger consideration of $19.00 per share was within the range of implied values per share calculated using the leveraged acquisition analysis.

General

Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company’s board of directors selected Barclays Capital because of its familiarity with the Company and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.

Barclays Capital is acting as financial advisor to the Company in connection with the merger, including in connection with the solicitation of third party indications of interest in the possible acquisition of all or a part of the Company’s business for a specified period after the date of the merger agreement as permitted by the provisions thereof. As compensation for its services in connection with the merger, the Company paid Barclays Capital $2,500,000 upon the delivery of Barclays Capital’s opinion. Additional compensation of $23,500,000 will be payable on completion of the merger; however, such transaction fee, if any, will be reduced by the amount of the fee previously paid by the Company to Barclays Capital upon delivery of its opinion. In addition, the Company has agreed to reimburse Barclays Capital for a portion of its reasonable expenses incurred in connection with the merger and to indemnify Barclays Capital for certain liabilities that may arise out of its engagement by the Company and the rendering of Barclays Capital’s opinion. Barclays Capital has performed various investment banking and financial services for the Company, the sponsors and their respective affiliates and portfolio companies in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, Barclays Capital has: (i) acted as co-lead arranger on the Company’s current $1.2 billion senior secured credit facility, (ii) acted as joint bookrunner on the Company’s $450 million issuance of 7.5% senior subordinated notes in 2009, and (iii) acted as joint dealer manager and solicitation agent on the Company’s tender offer and consent solicitation for the Company’s 8 5/8% senior subordinated notes in 2009. Further, Barclays Capital (i) acted or could act as financial advisor to the sponsors and certain of their respective portfolio companies and affiliates in connection with certain mergers and acquisition transactions, (ii) acted or could act as arranger, bookrunner and/or lender for the sponsors and certain of their respective portfolio companies and affiliates in connection with the financing for various acquisition transactions, and (iii) acted or could act as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by the sponsors and certain of their respective portfolio companies and affiliates. In addition, the Company has requested that Barclays Capital and certain of its affiliates participate in the financing necessary for the merger, for which services Barclays Capital and its affiliates will receive significant compensation.

Barclays Capital and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and affiliates may actively trade and effective transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, the sponsors, and certain of the sponsors’ affiliated entities for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

OPINION OF PERELLA WEINBERG PARTNERS LP

The Company retained Perella Weinberg to act as financial advisor to its board of directors in connection with the merger. The Company selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the industries in which the Company conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions, as well as for corporate and other purposes.

The board of directors requested that Perella Weinberg evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of shares of Company common stock. On November 24, 2010, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the board of directors, that, on November 24, 2010, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the $19.00 per share cash consideration to be received in the merger by the holders of Company common stock was fair from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated November 24, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex C to this proxy statement and is incorporated by reference herein. Holders of shares of Company common stock are urged to read the opinion carefully and in its entirety. The opinion does not address the Company’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may be available to the Company. The opinion does not constitute a recommendation to any holder of Company common stock as to how such holder should vote or otherwise act with respect to the proposed merger or any other matter. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger, or the cash consideration provided for in the merger, to the holders of any other class of securities, creditors or other constituencies of the Company. Perella Weinberg provided its opinion for the information and assistance of the board of directors of the Company in connection with, and for the purposes of, its evaluation of the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information with respect to the Company, including research analyst reports;

2.	reviewed certain internal financial statements, analyses and forecasts, and other financial and operating data relating to the business of the Company, in each case, prepared by the Company’s management as reflected in the LRP Forecast, as modified by the 2011E November Forecasts (as defined in “—Certain Company Forecasts” below), which we refer to as the Company Forecasts;

3.	reviewed certain publicly available financial forecasts relating to the Company;

4.	discussed the past and current business, operations, financial condition and prospects of the Company with senior executives of the Company;

5.	compared the financial performance of the Company with that of certain publicly traded companies which it believed to be generally relevant;

6.	compared the financial terms of the merger with the publicly available financial terms of certain transactions which it believed to be generally relevant;

7.	reviewed historical premiums paid for securities of certain publicly traded companies in certain transactions which it believed to be generally relevant;

8.	reviewed the historical trading prices and trading activity for the shares of common stock and compared such price and trading activity of the common stock with that of securities of certain publicly traded companies which it believed to be generally relevant;

9.	reviewed a draft, dated November 24, 2010, of the merger agreement; and

10.	conducted such other financial studies, analyses and investigations, and considered such other factors, as it deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that is available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the management of the Company that information furnished by the Company for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, Perella Weinberg was advised by the management of the Company, and assumed, with the consent of the board of directors of the Company, that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to future financial performance of the Company and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance- sheet assets and liabilities) of the Company, nor was it furnished with any such valuations or appraisals nor did it assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of the Company. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final executed merger agreement, including the financing arrangements referenced therein, would not differ in any material respect from the draft merger agreement it reviewed and that the merger and all financing arrangements would be consummated in accordance with the terms set forth in the merger agreement, without material modification, waiver or delay. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the Company. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of November 24, 2010, of the $19.00 per share cash consideration to be received in the merger by the holders of Company common stock. Perella Weinberg was not asked to, nor did it offer, any opinion as to any other term of the merger agreement or any other related document or the form or structure of the merger or the likely timeframe in which the merger would be consummated. Perella Weinberg was not requested to, and did not, participate in the negotiation of the terms of the merger, and Perella Weinberg was not requested to, and did not, provide any advice or services in connection with the merger other than the delivery of this opinion. Perella Weinberg expressed no view or opinion as to any such matters. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the $19.00 per share cash consideration or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement or any related document, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it understood the Company had received such advice as it deemed necessary from qualified professionals. Perella Weinberg was not authorized to solicit, and did not solicit, indications of interest in a transaction with the Company from any party.

Perella Weinberg’s opinion does not in any manner address the prices at which the shares of the Company will trade at any time. Perella Weinberg’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion.

The following is a brief summary of the financial analyses performed by Perella Weinberg and reviewed by the board of directors of the Company in connection with Perella Weinberg’s opinion relating to the merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses. Except as otherwise noted, for purposes of its analyses, Perella Weinberg used selected Wall Street projections, which we refer to herein as the Street Projections, and the Company Forecasts for the Company.

Historical Stock Trading and Transaction Premium Analysis

Perella Weinberg reviewed the historical trading price per share of common stock for the one-year period ending on November 23, 2010, the last trading day prior to the delivery of Perella Weinberg’s opinion. In addition, Perella Weinberg calculated the implied premium represented by the merger consideration relative to the following:

•	the closing sale price per share of common stock as of November 23, 2010;

•

the closing sale price per share of common stock as of November 17, 2010, after which date, based upon a rise in the Company’s stock price, Perella Weinberg believed that such price may have been influenced by market speculation. This summary refers to November 17, 2010 as the “Unaffected Price Date” and the closing price of common stock on that date as the “Unaffected Price”;

•	the 30-day volume weighted-average price, or “VWAP,” as of the Unaffected Price Date;

•	the closing sale price per share of common stock as of November 5, 2010, the last trading day prior to Parent’s revised offer submitted to the Company on November 8, 2010;

•	the closing sale price per share of common stock as of October 8, 2010, the last trading day prior to Parent’s offer submitted to the Company on October 11, 2010; and

•	each of the highest and lowest intra-day sale price per share of common stock during the one-year period ended on the Unaffected Price Date.

The results of these calculations and reference points are summarized in the following table:

	Price Per Share ($)	Premium/(Discount) Final Offer (%)
Closing Price on November 23, 2010	$17.05	11.4%
Closing Price on the Unaffected Price Date	14.50	31.0
30-day VWAP as of Unaffected Price Date	14.55	30.6
Closing Price on November 5, 2010	14.67	29.5
Closing Price on October 8, 2010	13.60	39.7
52-week intra-day high as of Unaffected Price Date	16.14	17.7
52-week intra-day low as of Unaffected Price Date	8.92	113.0

The historical stock trading and transaction premium analysis provided general reference points with respect to the trading prices of the Company common stock which enabled Perella Weinberg to compare the historical prices with the consideration to be paid to stockholders in the merger.

Implied Transaction Multiples

In performing this analysis, Perella Weinberg derived implied enterprise values for the Company based on both the closing sale price per share of common stock on the Unaffected Price Date and the merger consideration to be received by the holders of common stock. The implied enterprise values were derived by calculating equity values of the Company by multiplying the number of fully diluted shares of common stock on November 19, 2010 by the closing sale price per share of common stock on the Unaffected Price Date and by the merger consideration to be received by the holders of shares of common stock in the merger, and then, in each case, adding net debt of the Company as of October 30, 2010.

Perella Weinberg calculated the following multiples and ratios of historical and estimated financial results:

•	enterprise value, or “EV”, as a multiple of:

•	last twelve months, or “LTM”, earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA”;

•

estimated EBITDA for calendar year 2011, based on each of the Company Forecasts and Street Projections; and o estimated EBITDA for calendar year 2012, based on each of the Company Forecasts and Street Projections; and

•	the ratio of price per share to estimated earnings per share, or EPS, also known as the price-to-earnings, or “P/E ratio”, for

•	calendar year 2011, based on each of the Company Forecasts and Street Projections;

•	calendar year 2012, based on each of the Company Forecasts and Street Projections;

•	LTM EPS; and

•	next twelve months, or “NTM,” EPS, based on Street Projections.

The results of these analyses are summarized in the following table:

	Based on Unaffected Price	Based on Merger Consideration

EV/LTM EBITDA	7.4x	9.1x
EV/CY2011E EBITDA
Company Forecasts	7.0x	8.6x
Street Projections	6.9x	8.4x
EV/CY2012E EBITDA
Company Forecasts	6.8x	8.2x
Street Projections	6.6x	8.1x
Price/CY2011E EPS
Company Forecasts	9.9x	12.9x
Street Projections	9.9x	13.0x
Price/CY2012E EPS
Company Forecasts	9.1x	11.9x
Street Projections	9.2x	12.0x
Price/LTM EPS
Company Forecasts	12.1x	15.8x
Price/NTM EPS
Street Projections	10.0x	13.1x

Equity Research Analyst Price Targets

Perella Weinberg reviewed and analyzed the price targets for Company common stock published by equity research analysts during the period from September 2, 2010 through November 12, 2010. These targets reflect each analyst’s estimate of the future public market trading price of Company common stock at a date one year following the date of publication and are not discounted to reflect present values. Perella Weinberg noted that, as of November 24, 2010, the range of undiscounted equity analyst price targets for common stock prior to the Unaffected Price Date was between $13.00 and $22.00 per share. In addition, Perella Weinberg noted that the range of discounted equity analyst price targets for common stock prior to the Unaffected Price Date at a 9.3% cost of equity to November 22, 2010 was between $12.13 and $20.53 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Company common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Premium Paid Statistics

Perella Weinberg analyzed the premiums paid in seventy-four “all cash” merger transactions involving U.S. companies since 2005, within a total deal enterprise value range of $3 billion and $6 billion. Perella Weinberg calculated the 1-day, 1-week and 1-month premiums for the 57 of the 74 transactions that were announced prior to September 15, 2008, the day on which Lehman Brothers Holdings, Inc. filed for chapter 11 protection under Title 11 of the United States Code, and the 1-day, 1-week and 1-month premiums for 17 of the 74 transactions announced after September 15, 2008. In addition, Perella Weinberg determined the median premium value for each of the

1-day, 1-week and 1-month premiums paid for the 57 transactions that were announced before September 15, 2008 and the 17 transactions announced after September 15, 2008. Based on the median value of 1-day premiums paid for the 17 transactions that were announced after September 15, 2008, Perella Weinberg selected a representative range of implied premiums of 25-35% and applied this range of premiums to the price of common stock of $14.50 as of the Unaffected Price Date, which implied a range for common stock of approximately $18.13 to $19.58 per share.

Precedent Transaction Analysis

Perella Weinberg analyzed certain information relating to selected precedent packaged food and pet food transactions from January 1, 2000 to November 23, 2010. Perella Weinberg selected the transactions because, in the exercise of its professional judgment, Perella Weinberg determined the target companies to be relevant companies with operations comparable to the Company. The transactions analyzed were the following:

Packaged Food

Target	Acquirer	Date of Announcement
Keebler Foods Company	Kellogg Company	10/26/2000
Post Foods, LLC (from Kraft Foods Inc.)	Ralcorp Holdings, Inc.	11/15/2007
The Folgers Coffee Co.	The J.M. Smucker Company	06/04/2008
Birds Eye Foods, Inc.	Pinnacle Foods Group LLC	11/18/2009
Kettle Foods Inc.	Diamond Foods, Inc.	02/25/2010
Michael Foods, Inc.	GS Capital Partners	05/21/2010
American Italian Pasta Company	Ralcorp Holdings, Inc.	06/20/2010

Pet Food

Target	Acquirer	Date of Announcement
Ralston Purina Company	Nestle S.A.	01/16/2001
United Pet Group, Inc.	United Industries Corporation	06/15/2004
Tetra Holding GmbH	Spectrum Brands, Inc.	03/15/2005
Doane Pet Care Company	Teachers’ Private Capital	08/29/2005
Farnam Companies, Inc.	Central Garden & Pet Company	01/19/2006
Milk-Bone (from Kraft Foods Inc.)	Del Monte Foods Company	03/16/2006
Meow Mix Holdings, Inc.	Del Monte Foods Company	03/02/2006

For each of the selected transactions, Perella Weinberg calculated and compared the resulting EV in the transaction as multiples of LTM EBITDA. The multiples for the selected transactions were based on publicly available information at the time of the relevant transaction.

The results of this analysis are summarized in the following table:

EV/LTM EBITDA
Selected Transactions (Packaged Food)
Range	7.6x –10.6x
Mean	8.9x
Median	8.7x
Company at $19.00 per share merger consideration	9.1x

EV/LTM EBITDA
Selected Transactions (Pet Food)
Range	8.2x –15.7x
Mean	10.7x
Median (Pet Food)	9.8x
Company at $19.00 per share merger consideration	9.1x

Based on the multiples calculated above and Perella Weinberg’s analyses of the various selected transactions and on judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples of the transactions and applied that range of multiples to the Company’s estimated LTM EBITDA of $601 million at the end of the first quarter of fiscal year 2011. Perella Weinberg then derived a range of implied equity value per share of common stock of approximately $16.04 to $21.51 by applying multiples ranging from 8.0x to 10.0x to the Company’s estimated LTM EBITDA of $601 million at the end of the first quarter of the fiscal year 2011.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger or the Company. Accordingly, Perella Weinberg’s comparison of the selected transactions to the merger and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the companies involved in such transactions and of the merger.

Discounted Cash Flow Analysis

Perella Weinberg performed an illustrative discounted cash flow analysis to calculate the estimated present value as of December 31, 2010 of the estimated standalone unlevered free cash flows, calculated as EBITDA less depreciation and amortization, taxes, capital expenditures and increase in working capital and subject to other adjustments, that the Company could generate during the period of January 1, 2011 through April 30, 2011 and during fiscal years April 30, 2012 through 2014. Estimates of unlevered free cash flows used for this analysis were based on the Company Forecasts and certain assumptions made by Perella Weinberg. For such analysis, Perella Weinberg used discount rates ranging from 7.5% to 8.5% based on estimates of the weighted-average cost of capital of the Company, calculated present values of unlevered free cash flows generated over the period described above and then added terminal values assuming terminal year multiples ranging from 6.5x to 7.5x NTM EBITDA. For purposes of this analysis, Perella Weinberg utilized the fully diluted number of shares of common stock calculated using the treasury stock method. This analysis indicated a reference range of implied equity values per share of common stock of approximately $15.72 to $18.89. For a detailed description of the Company Forecasts, see also the description provided in the section titled “— Certain Company Forecasts” on page 47.

Public Company Comparison

Perella Weinberg reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the packaged food industry with an enterprise value greater than $10.0 billion, which we refer to herein as “Large-Cap Peers”, and publicly traded companies in the packaged food industry with an enterprise value less than $10.0 billion, which we refer to herein as “Mid-Cap Peers”, both of which were deemed by Perella Weinberg to be relevant to its analysis:

Large-Cap Peers:	Mid-Cap Peers:
• Kraft Foods Inc.	• The J.M. Smucker Company
• General Mills, Inc.	• Hormel Foods Corporation
• Kellogg Company	• Dean Foods Company
• H.J. Heinz Company	• Ralcorp Holdings, Inc.
• Campbell Soup Company	• TreeHouse Foods, Inc.
• ConAgra Foods, Inc.	• Dole Food Company, Inc.
• Sara Lee Corporation	• McCormick & Company, Incorporated

Perella Weinberg calculated and compared financial information and various financial market multiples and ratios of the selected companies based on information Perella Weinberg obtained from SEC filings for historical information, estimates of Institutional Brokerage Estimate System, which we refer to herein as “I/B/E/S”, and other third party research analyst estimates for forecasted information. For the Company, Perella Weinberg made calculations based on the Unaffected Price and utilized I/B/E/S estimates. With respect to the Company and each of the selected companies, Perella Weinberg reviewed, among other things, the P/E ratio for calendar years 2011 and 2012, and EV as a multiple of estimated EBITDA for calendar years 2011 and 2012.

The results of certain aspects of Perella Weinberg’s analysis are summarized in the following table:

	P/E Calendar Year 2011E	P/E Calendar Year 2012E	EV/EBITDA Calendar Year 2011E	EV/EBITDA Calendar Year 2012E
Mean / Median (Large-Cap Peers)	13.3x/13.4x	12.1x/12.1x	8.7x/9.0x	8.3x/8.4x
Mean / Median (Mid-Cap Peers)	12.4x/12.9x	10.7x/11.3x	6.5x/6.8x	6.0x/6.2x
Company (Unaffected Price Date)	9.9x	9.2x	6.6x	6.3x

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to the Company’s business. Accordingly, Perella Weinberg’s comparison of selected companies to the Company and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Company.

Illustrative Future Share Price

Perella Weinberg reviewed the historical price per share of common stock as a multiple of NTM EPS for calendar years 2005 through 2010. Perella Weinberg determined the average value of the price per share of common stock on the Unaffected Price Date as a multiple of NTM EPS since January 1, 2005, January 1, 2008 and January 1, 2009. Based on the analysis and historical review of this multiple for the Company, Perella Weinberg derived a range of illustrative future share prices for the common stock by applying a multiple range of 9.5x to 12.5x to estimated EPS for calendar years 2011, 2012 and 2013. The estimated future share prices for each range were then discounted to present value using a discount rate of 9.3% (estimated current cost of equity for the Company). Perella Weinberg then determined the midpoint value for each range, which yielded the following results:

Financial Multiple	Representative Range	Illustrative Future Mid-Point Share Price ($)
Company Forecasts
Price/2011E EPS	9.5x – 12.5x	$16.14
Price/2012E EPS	9.5x – 12.5x	16.04
Price/2013E EPS	9.5x – 12.5x	15.78

Street Projections
Price/2011E EPS	9.5x – 12.5x	16.08
Price/2012E EPS	9.5x – 12.5x	15.90

Miscellaneous

The preparation of a fairness opinion is a complex process and selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to the Company or the merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the board of directors, from a financial point of view, of the merger consideration to be received by the holders of shares of common stock in the merger on the date of Perella Weinberg’s opinion. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon the Company’s management’s financial forecasts and estimates and third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of the Company, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by the Company’s management or third parties.

As described above, the opinion of Perella Weinberg to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the merger. Perella Weinberg was not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Parent and the Company.

Pursuant to the terms of the engagement letter between Perella Weinberg and the Company, the Company agreed to pay Perella Weinberg a fee of $3.0 million in connection with delivery of its opinion. In addition, the Company agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws.

In the ordinary course of Perella Weinberg’s business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg. Perella Weinberg and its affiliates have in the past acted as financial advisor to certain affiliates of Parent for which they have received compensation. During the last two years, Perella Weinberg has not received any fees for investment banking or other financial services from the Company.

CERTAIN COMPANY FORECASTS

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results (other than guidance regarding net sales, EPS and cash flow for current fiscal years and certain long term guidance) and is especially cautious of making financial forecasts because of unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, we provided our board of directors and their advisors with the LRP, which contained certain non-public financial forecasts that were prepared by our management.

A summary of the financial forecasts included in the LRP has been included below in this proxy statement. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these financial forecasts were made available to our board of directors and their advisors. The inclusion of this information should not be regarded as an indication that our board of directors or its advisors or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 17 of this proxy statement. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that our Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. We have made no representation to the sponsors, Parent or Merger Sub in the merger agreement concerning these financial forecasts.

The financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 17.

The following is a summary of the LRP financial forecasts for the Company prepared by our management and provided to our board of directors and advisors:

	Long Range Plan (LRP) Fiscal Year

	2011E(1)	2012E	2013E	2014E
	($ in millions, except per share figures)
Net Sales	$3,798	$3,946	$4,127	$4,318
EBITDA	625	642	672	697
Net Income	281	289	305	316
EPS	$1.40	$1.50	$1.64	$1.75

(1)	Separate from the LRP, Company management also prepares in the ordinary course current year financial forecasts that are updated on a periodic basis. Such updated forecasts for fiscal year 2011 were made available to the sponsors and our advisors prior to the execution of the merger agreement and reflected net sales, EBITDA, net income and EPS of $3,743 million, $624 million (which includes $15 million of stock-based compensation expense), $281 million and $1.40, respectively (the “2011E November Forecasts”).

FINANCING OF THE MERGER

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of January 3, 2011, would be approximately $4.0 billion;

•

refinance outstanding indebtedness, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger, which, as of January 3, 2011, was approximately $1.3 billion in principal amount; and

•	pay fees and expenses related to the merger and the debt that will finance the merger;

will be funded through a combination of:

•	equity financing of up to $1.7 billion to be provided by investment funds affiliated with the sponsors, or other parties to which they assign all or a portion of their commitments;

•	borrowings of up to $2.5 billion under a senior secured credit facility comprised of a $2.5 billion senior secured term loan facility; and

•

the issuance of up to $1.6 billion in aggregate principal amount of senior unsecured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, borrowings of up to $1.6 billion under a senior unsecured bridge credit facility).

Parent has obtained the equity commitment letters and the debt commitment letter described more fully below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including any financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Parent fee to the Company, as described under “The Merger Agreement — Termination Fees” beginning on page 81. The obligation to pay such fee is guaranteed pursuant to the terms of the guarantees by the guarantors referred to below.

Equity Financing

Parent has entered into the equity commitment letters with the guarantors, each dated November 24, 2010, pursuant to which the guarantors have committed to make capital contributions to Parent at or prior to the closing of the merger of $1.7 billion in the aggregate to fund the payment of consideration payable pursuant to the merger agreement. Each guarantor may assign all or a portion of its equity commitment to other persons. However, the assignment by any guarantor of any equity commitment to other persons will not affect such guarantor’s commitment to make capital contributions to Parent pursuant to its equity commitment letter. As of the date of this proxy statement, the guarantors have assigned $400 million of their commitments to certain third parties and intend to further assign their commitments in the future.

The guarantors’ obligations to fund the financing contemplated by the equity commitment are generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the funding of the debt financing pursuant to the debt commitment letter or any alternative debt financing that Parent and Merger Sub are required or permitted to accept from alternative debt financing sources pursuant to the merger agreement. The Company is a third-party beneficiary of each equity commitment letter solely to the extent that the Company seeks specific performance of Parent’s obligation to cause a guarantor to fund its equity commitment in certain circumstances in accordance with the terms of the merger agreement.

The obligation of each guarantor to fund its equity commitment will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) the commencement by the Company or any of its affiliates of a lawsuit against such guarantor or any of its affiliates in connection with the merger agreement, the equity commitment letter or the guarantee, other than (A) in accordance with the terms and conditions of the guarantee relating to such guarantor, (B) seeking specific performance of such guarantor’s obligation to contribute equity to Parent and to fund the equity commitment in accordance with the merger agreement, and (C) under the confidentiality agreements between the guarantors (or certain of their affiliates) and the Company, and (iii) payment in full by such guarantor of its obligations under the guarantee.

Debt Financing

Parent has entered into the debt commitment letter with certain lenders, pursuant to which such lenders have committed to provide senior secured credit facilities in an aggregate principal amount of up to $3.0 billion, comprised of a $2.5 billion senior secured term loan facility and a $0.5 billion senior secured revolving credit facility, and up to $1.6 billion of senior unsecured increasing rate loans under a senior unsecured bridge credit facility.

The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of conditions, including, without limitation: (i) a condition that, since May 2, 2010, there shall not have been any change, event, occurrence or effect which has had or would reasonably be expected to have a material adverse effect (defined in the debt commitment letter in a manner substantially the same as the definition of “material adverse effect” in the merger agreement, which is described under “The Merger Agreement — Representations and Warranties” beginning on page 70); (ii) negotiation, execution and delivery of definitive documentation with respect to the appropriate loan documents consistent with the debt commitment letter and specified documentation standards; (iii) the accuracy of certain specified representations and warranties; (iv) receipt of equity financing consistent with the equity commitment letters (which to the extent constituting other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the lead arrangers of the debt financing to the extent material to the interests of the lenders thereunder); (v) consummation of the merger in accordance with the merger agreement (without giving effect to any modifications, amendments or express waivers to the merger agreement that are materially adverse to the lenders under the debt financing without the reasonable consent of the lead arrangers of the financing) substantially concurrently with the initial funding of the debt facilities; (vi) delivery of certain customary closing documents (including, among others, a customary solvency certificate), specified items of collateral and certain Company financial statements; (vii) payment of applicable costs, fees and expenses; and (viii) with respect to the bridge facility, (x) receipt of a customary offering memorandum with respect to the senior unsecured notes offering, and (y) expiration of a 20 calendar day marketing period following the delivery of such offering memorandum. The final termination date for the debt commitment letter is the same as the termination date under the merger agreement.

GUARANTEES

Pursuant to guarantees delivered by the guarantors in favor of the Company, each dated as of November 24, 2010, the guarantors have each agreed to guarantee the performance and discharge of the payment obligations of Parent with respect to the Parent fee of $249.0 million to the Company (plus certain costs and expenses incurred in connection with any suit to enforce the payment thereof and certain potential indemnification obligations pursuant to the merger agreement) as and when due pursuant to the merger agreement. See “The Merger Agreement — Termination Fees” beginning on page 81. However, the guarantors’ obligations under the guarantees are subject to an aggregate cap equal to $249.0 million, with each guarantor responsible for its pro rata share of the cap amount, in proportion to such guarantor’s share of the total equity commitments made pursuant to the guarantor’s equity commitment letters.

Subject to certain exceptions, the guarantees will terminate upon the earliest of (a) the closing of the merger, (b) the termination of the merger agreement by mutual consent or in other circumstances in which Parent is not required to pay the Parent fee and/or is not required pursuant to the merger agreement to indemnify or pay expenses of the Company in connection with the arrangement of the debt financing or the offering of any senior unsecured notes, (c) twelve months after the termination of the merger agreement in a circumstance in which Parent is required to pay the Parent fee, and (d) six months after the termination of the merger agreement in a circumstance in which Parent is not required to pay the Parent fee but is required pursuant to the merger agreement to indemnify or pay expenses of the Company in connection with the arrangement of the debt financing or the offering of any senior unsecured notes, or, in the case of clauses (c) and (d), if the Company has made a claim under the guarantees prior to such date, the date that such claim is finally satisfied or otherwise resolved.

CLOSING AND EFFECTIVE TIME OF MERGER

The closing of the merger will take place on the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” below) (other than the conditions that by their terms cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of those conditions). Notwithstanding the immediately preceding sentence, if the marketing period has not ended at such time, then the closing will occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) any business day before or during the marketing period as may be specified by Parent on no less than two business days’ prior notice to the Company and (ii) the final day of the marketing period.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed by the end of March 2011. The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

Each record holder of certificates evidencing shares of Company common stock (other than with respect to excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration promptly, and in any event not later than the third business day, after the effective time of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates to the paying agent. If you are the record holder of uncertificated shares of Company common stock represented by book-entry (sometimes referred to as Direct Registration System, or DRS), you will receive the per share merger consideration promptly after the effective time of the merger. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company or the paying agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If you are a beneficial owner of Company common stock holding your shares in “street name” through your bank, broker or other nominee, you will receive the per share merger consideration in accordance with the procedures of your bank, broker or other nominee.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. In the discussion below, we have quantified payments and benefits to our executive officers and to our non-employee directors. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Awards/Merger Proceeds

Immediately prior to the effective time of the merger, unless otherwise agreed between Parent and any individual holder of options, each then-outstanding option to purchase shares of Company common stock, whether or not vested or exercisable, granted under any director or employee stock option or compensation plan or arrangement of the Company, will become fully vested and exercisable, contingent upon the occurrence of the merger, and will be converted into the right to receive, and the Company shall pay to each individual holder of any such fully vested stock option, at or promptly after the effective time of the merger, an amount in cash equal to the product of the number of shares of Company common stock the holder could have purchased had such holder exercised the stock option in full immediately prior to the effective time of the merger multiplied by the amount, if any, by which $19.00 exceeds the exercise price per share of such option. In addition, all performance share units, performance accelerated restricted stock units, other restricted stock units or deferred stock units will become fully earned, as the case may be, and vested (and as to the performance share units, with respect to the maximum number of shares underlying such award) and the Company will pay, at or promptly after the effective time of the merger, an amount in cash for each such performance share unit, performance accelerated restricted stock unit, deferred stock unit or other restricted stock unit or deferred stock unit equal to $19.00. The foregoing equity acceleration described in this paragraph is provided for under the terms of the Company’s 2002 Stock Incentive Plan as approved by the Company’s stockholders, which provides for the acceleration of vesting of all outstanding, unvested equity awards upon the occurrence of a transaction involving a change in control of the ownership of the Company.

Executive Officers

In addition to proceeds related to outstanding shares currently held by our executive officers, assuming completion of the merger on March 31, 2011, approximate proceeds related to outstanding and unexercised options, vested (i.e., options that vest according to their standard terms; not options that become vested by operation of the merger) or unvested with respect to our executive officers are as follows:

Executive	Proceeds from Vested Options ($)	Proceeds from Unvested Options ($)	Total Proceeds from Options ($)
Richard G. Wolford (Chairman of the Board, President and Chief Executive Officer)	$20,700,903	$12,638,634	$33,339,537

David L. Meyers (Executive Vice President, Administration and Chief Financial Officer)	5,888,066	2,695,901	8,583,967

Nils Lommerin (Chief Operating Officer)	–	4,463,185	4,463,185

Timothy A. Cole (Executive Vice President, Sales)	251,940	2,360,468	2,612,408

David W. Allen (Executive Vice President, Operations)	2,147,143	1,765,540	3,912,683

Larry E. Bodner (Executive Vice President, Finance)	–	1,704,199	1,704,199

Richard W. Muto (Executive Vice President and Chief Human Resources Officer)	1,030,222	1,228,950	2,259,172

Marc L. Brown (Senior Vice President, Corporate Service Center and Chief Information Officer)	2,332,980	1,221,854	3,554,834

Richard L. French (Senior Vice President, Treasurer, Chief Accounting Officer and Controller)	2,127,447	1,183,621	3,311,068

William D. Pearce (Senior Vice President, Chief Marketing Officer)	1,881,510	2,480,186	4,361,696

James G. Potter (Senior Vice President, General Counsel and Secretary)	2,909,535	1,185,415	4,094,950

Assuming completion of the merger on March 31, 2011, the approximate proceeds related to performance share units that would become vested with respect to our executive officers are as follows:

Executive	Proceeds from Performance Share Units ($)
Richard G. Wolford	$16,524,300
David L. Meyers	3,545,400
Nils Lommerin	5,611,650
Timothy A. Cole	3,023,850
David W. Allen	2,334,150
Larry E. Bodner	2,163,150
Richard W. Muto	1,482,000
Marc L. Brown	1,573,200
Richard L. French	1,496,250
William D. Pearce	1,464,900
James G. Potter	1,490,550

Assuming completion of the merger on March 31, 2011, the approximate proceeds related to performance accelerated restricted stock units that would become vested with respect to our executive officers are as follows:

Executive	Proceeds from Performance Accelerated Restricted Stock Units ($)
Richard G. Wolford	$3,382,000
David L. Meyers	735,300
Nils Lommerin	1,225,500
Timothy A. Cole	653,600
David W. Allen	442,700
Larry E. Bodner	442,700
Richard W. Muto	343,900
Marc L. Brown	349,600
Richard L. French	326,800
William D. Pearce	423,700
James G. Potter	326,800

Assuming completion of the merger on March 31, 2011, the approximate proceeds related to restricted stock units that would become vested with respect to our executive officers are as follows:

Executive	Proceeds from Restricted Stock Units ($)
Richard G. Wolford	$1,305,300
David L. Meyers	256,500
Nils Lommerin	490,200
Timothy A. Cole	233,700
David W. Allen	212,800
Larry E. Bodner	212,800
Richard W. Muto	142,500
Marc L. Brown	106,400
Richard L. French	125,400
William D. Pearce	121,600
James G. Potter	127,300

Assuming completion of the merger on March 31, 2011, the approximate proceeds related to deferred stock units that would become vested with respect to our executive officers are as follows:

Executive	Proceeds from Deferred Stock Units ($)
Richard G. Wolford	$–

David L. Meyers	329,476

Nils Lommerin	406,819

Timothy A. Cole	113,092

David W. Allen	128,969

Larry E. Bodner	22,023

Richard W. Muto	–

Marc L. Brown	–

Richard L. French	–

William D. Pearce	–

James G. Potter	–

Non-Employee Directors

In addition to proceeds related to outstanding shares currently held by our non-employee directors, assuming completion of the merger on March 31, 2011, the approximate proceeds related to outstanding and unexercised vested options (there are no unvested options since the Company has not granted options to non-employee directors in recent years and all previously granted options became vested no later than the end of the Company’s 2008 fiscal year based on a director’s service prior to that time) with respect to our non-employee directors are as follows:

Non-Employee Director	Proceeds from Vested Options ($)
Samuel H. Armacost	$291,300

Timothy G. Bruer	470,025

Mary R. (Nina) Henderson	291,300

Victor L. Lund	168,750

Terence D. Martin	291,300

Sharon M. McCollam	–

Joe L. Morgan	291,300

David R. Williams	291,300

Assuming completion of the merger on March 31, 2011, the approximate proceeds related to restricted stock units that would become vested with respect to our non-employee directors are as follows:

Non-Employee Director	Proceeds from Restricted Stock Units ($)
Samuel H. Armacost	$353,248

Timothy G. Bruer	353,248

Mary R. (Nina) Henderson	353,248

Victor L. Lund	353,248

Terence D. Martin	353,248

Sharon M. McCollam	353,248

Joe L. Morgan	353,248

David R. Williams	353,248

All of the foregoing information is based on such directors’ and executives’ equity compensation holdings as of December 10, 2010.

Employment Agreements.  The Company has employment agreements with each of Messrs. Wolford, Meyers, Lommerin, Cole, French, Muto and Potter that provide for severance benefits in the case of certain termination scenarios, including in the case of a change-of-control. The discussion below describes the benefits each executive would be entitled to upon an involuntary termination in connection with the merger.

Richard G. Wolford

If Mr. Wolford’s employment is terminated by the Company without Cause within two years after the merger or Mr. Wolford resigns for any reason within two years after the merger, the Company shall pay or provide Mr. Wolford:

•	a cash severance amount equal to 2.99 times (2.99x) the sum of his current annual base salary and target annual incentive plan award paid in a lump sum;

•	a pro rata annual incentive plan award for the Company’s fiscal year in which termination occurs based on the greater of target or actual performance;

•	a cash perquisite payment equal to two times (2x) his annual perquisite allowance paid in a lump sum; and

•

executive health and welfare benefit continuation for two years – including executive medical and dental, prescription drug, life, and short-term and long-term disability insurance plans, programs and arrangements, or programs that are no less favorable in the aggregate. At the end of this two-year period, the Company also committed to use its best efforts to provide a method for Mr. Wolford to participate in the Company’s medical plans at his own expense until the respective dates that he and his spouse are eligible for Medicare benefits, so long as the Company’s medical plans remain self-insured and/or the Company’s medical insurer agrees to provide for Mr. Wolford’s continued participation in the Company’s medical plans.

David L. Meyers, Nils Lommerin, Timothy A. Cole, Richard L. French, Richard W. Muto and James G. Potter

If the employment of any of the above-named individuals is terminated by the Company without Cause or the executive resigns for “good reason,” as described below, within two years after the merger, the Company shall pay or provide to each executive:

•	a cash severance amount equal to two times (2x) the sum of executive’s current annual base salary and target annual incentive plan award, paid in a lump sum;

•

a pro-rata portion of the executive’s target annual incentive plan award for the year in which termination occurs, adjusted for performance and prorated for actual employment during such year, paid in a lump sum;

•

a cash perquisite payment equal to one and one-half times (1.5x) the executive’s annual perquisite allowance in the case of Messrs. Lommerin, Cole, French, Muto and Potter, and in the case of Mr. Meyers, equal to his annual perquisite allowance;

•

health and welfare benefit continuation (excluding disability benefits) for 36 months, in the case of Mr. Meyers, and for 18 months in the case of Messrs. Lommerin, Cole, French, Muto and Potter. In the case of Mr. Meyers, the Company also committed to use its best efforts to provide a method for Mr. Meyers, at the end the 36-month period, to participate in the Company’s medical plans at his own expense until the respective dates that he and his spouse are eligible for Medicare benefits, so long as the Company’s medical plans remain self-insured and/or the Company’s medical insurer agrees to provide for Mr. Meyers’ continued participation in the Company’s medical plans;

•

in the case of Mr. Meyers, his balance under the Del Monte Corporation Additional Benefits Plan — qualified pension plan portion that relates to the Del Monte Corporation Retirement Plan for Salaried Employees will be credited with a “compensation credit” by treating his cash severance pay as if it were pensionable compensation for purposes of the Additional Benefits Plan. This benefit is set off dollar for dollar against Mr. Meyers’ benefit under the Supplemental Executive Retirement Plan;

•

executive-level outplacement services for 18 months in an amount not to exceed in any calendar year 18% of the executive’s highest base salary in the 12 months prior to termination and target annual incentive plan award in the year of termination;

•	in the case of Mr. Meyers, office and secretarial services for a six-month period immediately following termination of employment; and

•	all outstanding stock and stock option awards will vest and become immediately exercisable as provided under the Company equity plans.

The table below provides estimates of what each executive would receive upon an involuntary termination in connection with a change in control. For comparison purposes, the table below also provides an estimate of what each executive would receive outside of the context of a change in control and the difference between these benefits and the change in control benefits.

Estimated Possible Payouts Under Employment Agreements

Executive	Severance Upon Termination in Connection with a Change in Control ($) (1)		Severance Upon Termination without a Change in Control ($) (1) (2) (3)		Difference in Total Benefits ($)
Richard G. Wolford
Multiple of Base Salary and Target AIP Award	$7,095,271	(4)	$4,746,001
Perquisite Allowance	84,000		84,000
Pro-Rata Target AIP Award	1,139,417		1,139,417
Health and Welfare Benefit Continuation	70,227		70,227
Total	8,388,915		6,039,645		$2,349,270

David L. Meyers
Multiple of Base Salary and Target/Prior AIP Award	1,887,000	(5)	2,457,736	(5)
Perquisite Allowance	36,000		36,000
Pro-rata Target AIP Award	352,625		352,625
Health and Welfare Benefit Continuation	108,445		108,445
Enhanced Benefits under the Additional Benefits Plan — Qualified Pension Plan Portion	250,000		250,000
Total	2,634,070		3,204,806		(570,736)

Nils Lommerin
Multiple of Base Salary and Target AIP Award	2,358,000		1,768,500
Perquisite Allowance	54,000		54,000
Pro-rata Target AIP Award	473,666		473,666
Health and Welfare Benefit Continuation	20,946		20,946
Total	2,906,612		2,317,112		589,500

Executive	Severance Upon Termination in Connection with a Change in Control ($) (1)	Severance Upon Termination without a Change in Control ($) (1) (2) (3)	Difference in Total Benefits ($)
Timothy A. Cole
Multiple of Base Salary and Target AIP Award	1,621,800	1,216,350
Perquisite Allowance	54,000	54,000
Pro-rata Target AIP Award	303,275	303,275
Health and Welfare Benefit Continuation	19,623	19,623
Total	1,998,698	1,593,248	405,450

Richard L. French
Multiple of Base Salary and Target AIP Award	1,085,000	813,750
Perquisite Allowance	45,000	45,000
Pro-rata Target AIP Award	172,608	172,608
Health and Welfare Benefit Continuation	18,682	18,682
Total	1,321,290	1,050,040	271,250

Richard W. Muto
Multiple of Base Salary and Target AIP Award	1,251,250	938,438
Perquisite Allowance	54,000	54,000
Pro-rata Target AIP Award	204,531	204,531
Health and Welfare Benefit Continuation	9,041	9,041
Total	1,518,822	1,206,010	312,812

James G. Potter
Multiple of Base Salary and Target AIP Award	1,240,000	930,000
Perquisite Allowance	45,000	45,000
Pro-rata Target AIP Award	199,834	199,834
Health and Welfare Benefit Continuation	19,053	19,053
Total	1,503,887	1,193,887	310,000

(1)	The pro-rata annual incentive plan award in both the change-in-control and non-change-in-control scenarios would be based on actual performance, but for purposes of this table, target was used as actual performance cannot be ascertained definitively at this time.

(2)	Mr. Wolford is entitled to these benefits if he is terminated by the Company without Cause. He would be entitled to a payment of approximately $5,213,417 as a result of his voluntary retirement or resignation for any reason on March 31, 2011, either in the context of the merger or otherwise.

(3)	Messrs. Meyers, Lommerin, Cole, French, Muto and Potter are entitled to such benefits in the event that employment is terminated by the Company without Cause or the executive resigns for “good reason.”

(4)	For Mr. Wolford, in a change in control scenario, the pro-rata portion of his annual incentive plan award would be based on the greater of target and performance, but target was used for purposes of this table as actual performance number was not ascertainable at this time.

(5)	Unlike the other executives, in a non-change-in-control scenario, Mr. Meyers’ cash severance amount is equal to a multiple of his current annual base salary and the greater of his target annual incentive plan award or his most recent actual annual incentive plan award from the Company’s preceding fiscal year.

With respect to the foregoing employment agreements, “Cause” is generally defined and intended to cover a variety of possible acts or omissions by an executive that either (i) creates, or is reasonably likely to create, a material detriment to the Company’s business or reputation, or else (ii) demonstrates moral character unsuitable for service as an executive officer. Similarly, “good reason” generally means (i) a material adverse change to an executive’s position, duties and responsibilities, (ii) a reduction, without the executive’s written consent, in compensation, (iii) a material deduction, without the executive’s consent, in health or welfare benefits or (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement, that remains uncorrected by the Company after the executive officer delivers notice to the Company and provides the Company with a reasonable opportunity to correct the problem. In the case of Messrs. Lommerin, Cole and Potter, any such “good reason” event described above must be an event which would result in a material negative change in the executive’s employment relationship with the Company and thus effectively constitute an involuntary termination of employment under Section 409A of the Code and a “good reason” qualifying for payment.

Executive Severance Plan

The Company does not have employment agreements with Messrs. Allen, Bodner, Brown and Pearce. The severance benefits payable to these executives in connection with the merger are pursuant to the terms and conditions of the Company’s Executive Severance Plan. The discussion below describes the benefits each executive would be entitled to upon an involuntary termination in connection with the merger. For these executives, in the event that employment is terminated by the Company without Cause within two years after the merger, the Company shall pay or provide to each executive:

•

a cash severance amount equal to two times (2x) the sum of the executive’s current annual base salary and target annual incentive plan award for the year in which termination occurs, paid in a lump sum;

•

a pro-rata portion of the executive’s target annual incentive plan award for the year in which termination occurs, adjusted for performance (but not to exceed performance at 100% of target) and prorated for actual employment during such year, paid in a lump sum;

•	health and welfare benefit continuation (excluding disability benefits) for 18 months;

•	any outstanding awards of stock options, stock appreciation rights or restricted stock will be 100% vested; and

•	executive-level outplacement services.

With respect to the Executive Severance Plan, “Cause” is generally defined and intended to cover a variety of possible acts or omissions by an executive that either (i) creates, or is reasonably likely to create, a material detriment to the Company’s business or reputation, or else (ii) demonstrates moral character unsuitable for service as an executive officer.

The table below provides estimates of what each executive would receive upon an involuntary termination in connection with a change in control. For comparison purposes, the table below also provides an estimate of what each executive would receive outside of the context of a change in control and the difference between these benefits and the change in control benefits.

Estimated Possible Payouts Under Executive Severance Plan

Executive	Severance Upon Termination in Connection with a Change in Control ($) (1)	Severance Upon Termination without a Change in Control ($) (1) (2)	Difference in Total Benefits ($)
David W. Allen
Multiple of Base Salary and Target AIP Award	$1,430,000	$1,072,500
Pro-rata Target AIP Award	248,958	248,958
Health and Welfare Benefit Continuation	19,350	19,350
Total	1,698,308	1,340,808	$357,500

Larry E. Bodner
Multiple of Base Salary and Target AIP Award	1,430,000	1,072,500
Pro-rata Target AIP Award	248,958	248,958
Health and Welfare Benefit Continuation	23,339	23,339
Total	1,702,297	1,344,797	357,500

Marc L. Brown
Multiple of Base Salary and Target AIP Award	1,041,600	781,200
Pro-rata Target AIP Award	168,300	168,300
Health and Welfare Benefit Continuation	18,576	18,576
Total	1,228,476	968,076	260,400

William D. Pearce
Multiple of Base Salary and Target AIP Award	1,378,000	1,033,500
Pro-rata Target AIP Award	241,250	241,250
Health and Welfare Benefit Continuation	19,231	19,231
Total	1,638,481	1,293,981	344,500

(1)	The pro-rata annual incentive plan award in both the change in control and non change in control scenarios would be based on actual performance but for purposes of this table, target was used as actual performance cannot be ascertained at this time.

(2)	Messrs. Allen, Bodner, Brown and Pearce are entitled to these benefits in the event that the executive is terminated by the Company without Cause.

280G Gross-Ups

Each executive officer may receive a tax gross-up in the event that payments made in connection with the merger become subject to taxation under Section 280G and Section 4999 of the Internal Revenue Code (referred to as the “280G gross-up”). Certain executive officers are only entitled to receive the 280G gross-up in the event that payments exceed the level at which any payment is treated as an “excess parachute payment” under Section 280G by 5% or more. As discussed in further detail below under “—Other Interests,” certain executives exercised vested options in calendar 2010 (but after December 15, 2010) for the purpose of reducing the Company’s potential liability to make 280G gross-up payments. The table below includes estimated 280G gross-up payments, based on the equity acceleration alone (and not taking into consideration potential severance benefits) in connection with the merger, and also based on both the equity acceleration and taking into consideration potential severance benefits.

Executive	Estimated 280G Gross-Up (if entitled) on Equity Only ($)	Estimated 280G Gross-Up (if entitled) on Severance and Equity ($)
Richard G. Wolford	$–	$–
David L. Meyers	–	–
Nils Lommerin	–	3,988,443
Timothy A. Cole	–	2,289,861
David W. Allen	–	1,921,273
Larry E. Bodner	–	2,033,374
Richard W. Muto	–	1,414,109
Marc L. Brown	–	1,209,948
Richard L. French	–	1,239,938
William D. Pearce	–	1,531,982
James G. Potter	–	1,385,507

Retirement Plans and Deferred Compensation

Immediately prior to the effective time of the merger, all amounts held in participant accounts and denominated in Company common stock under Del Monte Corporation’s AIP Deferred Compensation Plan or the Company’s 2003 or 2005 Non-Employee Director Deferred Compensation Plans, which we refer to as deferred stock units, shall become fully vested contingent upon the effective time of the merger, and unless otherwise agreed by Parent and an individual participant in one or more of such plans, be converted into an obligation of the Company to pay cash with a value equal to the product of $19.00 and the number of deferred stock units held in such participant accounts. Amounts in these accounts that receive accelerated vesting on account of the merger (specifically, otherwise unvested deferred stock units under Del Monte Corporation’s AIP Deferred Compensation Plan) were included in the “—Equity Awards/Merger Proceeds” discussion, above.

Executives are otherwise entitled to their accrued benefits under the Company’s retirement and deferred compensation plans pursuant to the terms of those plans. None of those plans provide for additional benefits on account of the occurrence of the merger. Pursuant to the terms of the merger agreement, each of the Company’s 2003 and 2005 Non-Employee Director Deferred Compensation Plans, the Del Monte Corporation Executive Deferred Compensation Plan, effective December 20, 2002 (as amended and restated as of December 31, 2004), the Deferred Compensation Plan, effective October 1, 2009 and the elective deferral account of Del Monte Corporation’s AIP Deferred Compensation Plan (i.e., the portion associated with amounts deferred and therefore contributed by the executive, as opposed to Company match amounts) will be terminated prior to the occurrence of the merger in accordance with the provisions of Treas. Reg. 1.409A-3(j)(ix)(B) and all obligations thereunder will be paid at or before the occurrence of the merger.

Assuming completion of the merger on March 31, 2011, the approximate proceeds related to the deferred compensation plans being terminated and paid out before the occurrence of the merger with respect to our executive officers are as follows:

Executive	Proceeds from Deferred Compensation Plans ($)
Richard G. Wolford	$5,047,629
David L. Meyers (1)	3,938,305
Nils Lommerin (1)	5,467,516
Timothy A. Cole	1,064,812
David W. Allen	999,758
Larry E. Bodner	132,367
Richard W. Muto (1)	454,926
Marc L. Brown	–
Richard L. French	–
William D. Pearce	–
James G. Potter	497,814

(1)	Proceeds include amounts deferred into hypothetical accounts that gain or lose value based upon each executive’s investment choices. Such amounts have been valued as of January 4, 2011, as it is not possible to estimate the March 31, 2011 values.

Assuming completion of the merger on March 31, 2011, the approximate proceeds related to the deferred compensation plans being terminated and paid out before the occurrence of the merger with respect to our non-employee directors are as follows:

Non-Employee Director	Proceeds from Deferred Compensation Plans ($)(1)
Samuel H. Armacost	$729,660
Timothy G. Bruer	–
Mary R. (Nina) Henderson	822,092
Victor L. Lund	602,993
Terence D. Martin	729,660
Sharon M. McCollam	902,046
Joe L. Morgan	–
David R. Williams	–

(1)	Regardless of the termination of the applicable deferred compensation plans, the directors would be entitled to a distribution of their deferred compensation balances upon or beginning upon termination of service on the board of directors.

Other Employee-Related Interests

In addition to the other rights and interests in the merger described in this section, the Company’s executive officers and directors who are employees are entitled to receive the same benefits under the merger agreement as all other employees of the Company. Parent has agreed to maintain for the period commencing at the effective time of the merger and ending on the last day of the Company’s 2012 fiscal year (the “Protected Period”) annual cash compensation levels (such term to mean annual rate of base salary and wage rates, as applicable, and target cash incentive opportunities (including for participants in the Annual Incentive Plan, opportunities based on a specified target percentage of such employee’s annual rate of cash base salary)) that are each no less favorable than such annual rates of base salary and wage rates, as applicable, and such target cash incentive compensation opportunities maintained for and provided to such employees immediately prior to the effective time of the merger, and health and welfare benefits and retirement benefits provided under Company plans and arrangements, that for each category in the aggregate are no less favorable than, such health and welfare benefits, and retirement benefits, maintained for and provided to employees immediately prior to the effective time of the merger. Further, Parent has agreed to maintain, for the Protected Period, the severance-related provisions pursuant to any employment agreement or severance arrangement, to provide employees who are terminated within the Protected Period 100% of such severance payments and benefits that an employee is entitled to pursuant to any existing employment agreement or severance arrangement. A more complete description of the commitments made by Parent under the merger agreement regarding benefits to be provided to Company employees after the merger is under “The Merger Agreement — Employee Benefit Matters.”

Indemnification and D&O Insurance

Parent has agreed that it will cause the surviving corporation in the merger to (and, in the event that coverage under the directors’ and officers’ liability insurance policies described below have been fully paid by all applicable carriers or are otherwise not available, Parent will) indemnify and hold harmless the present and former officers and directors of the Company and its subsidiaries against certain costs, liabilities, and expenses arising out of or pertaining to (i) such person’s service as an officer or director of the Company or its subsidiaries (or in certain capacities for another entity at the request of the Company), or (ii) matters existing at or before the effective time of the merger (including the merger agreement or the transactions contemplated thereby), whether asserted prior to, at or after the effective time of the merger, to the fullest extent permitted by law. The Company also is required to obtain and fully pay the premium for a six-year extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policy, and such extension must meet certain specific requirements as to its terms and conditions as are set forth in the merger agreement. If the Company or the surviving corporation, as applicable, fails to obtain such “tail” insurance policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger and subject to certain limitations set forth in the merger agreement. The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third-party beneficiaries of the merger agreement for this purpose. A more complete description of the indemnification and insurance rights provided to the Company’s directors and officers under the merger agreement is under the heading “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”

Other Interests

Pursuant to the merger agreement, Parent has committed to honor employment, severance and certain other arrangements between the Company and its officers, directors and employees, in each case, to the extent legally binding on the Company and outstanding as of the occurrence of the merger.

As discussed above, the executive officers of the Company are currently entitled to a 280G gross-up payment in the event that payments made to them in connection with a change in control of the ownership of the Company become subject to an excise tax pursuant to Section 280G and Section 4999 of the Internal Revenue Code. The Company has entered into limited “make-whole” payment agreements with Messrs. Wolford, Meyers, Lommerin, Allen, Bodner, Muto and Brown in connection with option exercises in calendar year 2010 (but after December 15, 2010) effected for the purpose of reducing the Company’s potential liability to make 280G gross-up payments. An option exercise by an executive officer prior to the end of 2010 increases the amount of taxable income recognized by that executive officer in 2010. Increased taxable income recognized in 2010 reduces, and if sufficiently high can eliminate entirely, the Company’s obligation to make a 280G gross-up payment in connection with the merger. The purpose of the “make-whole” payment is to compensate an executive officer for any difference between the amount received for shares sold in connection with the option exercises, as compared to the consideration that would be payable in the merger in respect of these option shares if the executive officer did not exercise any options in 2010. The determination of the “make-whole” payment amount also takes into account the treatment of the “make-whole” payment itself under Section 280G and Section 4999 of the Internal Revenue Code. These “make-whole” payments will be paid following the consummation of the merger.

Based upon option exercises after December 15, 2010 but before January 1, 2011, the approximate “make-whole” payments to be made following completion of the merger to our executive officers are as follows:

Executive	Make-Whole Payment ($)
Richard G. Wolford	$656,040
David L. Meyers	12,654
Nils Lommerin	224,077
Timothy A. Cole	–
David W. Allen	80,812
Larry E. Bodner	45,085
Richard W. Muto	27,337
Marc L. Brown	7,378
Richard L. French	–
William D. Pearce	–
James G. Potter	–

In the aggregate, the “make-whole” payments are expected to be more than offset by the sum of the reduction in the Company’s obligations to make 280G gross-up payments and the increase in the Company’s allowable tax deductions that are anticipated to result from the additional 2010 option exercises.

On January 10, 2011, Parent entered into a letter agreement with Mr. Bodner whereby, so long as Mr. Bodner remains employed with Del Monte Corporation through the occurrence of the merger, Parent will cause the Company to pay Mr. Bodner a cash bonus, in an amount equal to $400,000 (less applicable withholding and other taxes).

In addition to the foregoing, prior to the closing, some or all of our executive officers may discuss or enter into agreements, arrangements or understandings with Parent or Merger Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust (i) if a U.S. court can exercise primary supervision of the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations promulgated thereunder, and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. This discussion applies only to beneficial owners who hold shares of Company common stock as capital assets (within the meaning of Section 1221 of the Code), and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks or other financial institutions, tax-exempt organizations, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, stockholders that hold Company common stock as part of a hedge, straddle or conversion transaction, regulated investment companies, real estate investment trusts or stockholders deemed to sell Company common stock under the constructive sale provisions of the Code). This discussion also does not address the U.S. tax consequences to any stockholder that is, for U.S. federal income tax purposes, a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any matters relating to equity compensation or benefit plans. This discussion does not address any state, local or foreign tax consequences of the merger.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Company common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

U.S. federal backup withholding tax may apply to cash payments to a U.S. holder under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules or otherwise establishes an exemption from backup withholding.

The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult its own tax advisor regarding the applicability of the rules discussed above to such stockholder and the particular U.S. federal income tax consequences to such stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws.

REGULATORY APPROVALS AND NOTICES

Under the terms of the merger agreement, the merger cannot be completed until (i) the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated, (ii) approval of the merger by the European Commission, or the EC, has been granted pursuant to the Council Regulation (EC) No 139/2004 of the European Union, as amended, which we refer to as the EU Merger Regulation, and (iii) approval of the merger by China’s Ministry of Commerce, which we refer to as MOFCOM, has been granted and/or deemed to have been granted by expiration of the applicable waiting period pursuant to the China Anti-Monopoly Law.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on December 3, 2010 and the waiting period expired on January 3, 2011.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, or part of it, seeking divestiture of substantial assets of the Company or Parent, requiring the Company or Parent to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under state law or the antitrust laws of the United States as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the EU Merger Regulation, which relates to the control of concentrations between undertakings, the merger may not be completed until a notification has been filed with the European Commission (“EC”) and clearance has been received or the applicable waiting period has expired. On December 10, 2010 the parties filed their draft Short Form CO with the EC. On December 21, 2010, the parties received a letter from the service in charge of merger control in the Directorate-General for Competition of the EC advising that the proposed merger does not appear to constitute a concentration within the meaning of Article 3 of the EU Merger Regulation and, as a result, clearance by the EC is not required for the parties to complete the merger. Therefore, the parties were not obligated to notify the EC of the merger under the EU Merger Regulation.

Under the China Anti-Monopoly Act, the merger may not be completed until notifications have been filed with MOFCOM and clearances, approvals or authorizations have been obtained or the applicable waiting periods have expired. The parties filed the requisite draft notification with MOFCOM on December 13, 2010. On December 29, 2010, the parties received formal notification from MOFCOM that review of the filing was initiated as of such date. MOFCOM could prohibit the completion of the merger or, as a condition for allowing the completion of the merger, seek structural remedies (e.g., divestiture of substantial assets or businesses), behavioral remedies (prohibitions on certain types of business activity) or a combination of both.

There can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that any governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

LITIGATION RELATING TO THE MERGER

In connection with the merger, between November 30, 2010 and December 21, 2010, seven putative stockholder class action complaints were filed in Delaware Chancery Court against the Company, each member of the Company’s board of directors, the sponsors, and in some cases, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. These actions were consolidated for all purposes on December 8, 2010, and again on December 23, 2010 and December 31, 2010 (to include newly filed cases), under the caption In re Del Monte Foods Company Shareholders Litigation, No. 6027-VCL. On December 31, 2010, the Delaware Chancery Court appointed NECA-IBEW Pension Fund as lead plaintiff for the consolidated action. On January 10, 2011, lead plaintiff for the consolidated action filed an amended complaint removing the Company as a defendant, but reiterating its earlier allegations regarding the remaining defendants.

In addition, between December 1, 2010 and December 10, 2010, six putative stockholder class action complaints were filed in the California Superior Court, County of San Francisco, against the Company, each member of the Company’s board of directors, the sponsors and, in three of the six California actions, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. Three of these actions have been voluntarily dismissed by plaintiffs; those that remain are: Franklin, et al. v. Richard G. Wolford, et al. (No. CGC-10-506066); Kaiman, et al. v. Del Monte Foods Co., et al. (No. CGC-10-505726); and Sinor, et al. v. Richard G. Wolford, et al (No. CGC-10-505735). On December 20, 2010, a putative stockholder class action complaint was filed in the United States District Court for the Northern District of California against the Company, each member of the Company’s board of directors, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. as defendants. This case is captioned Heintz, et al. v. Richard G. Wolford, et al. (No. CV-10-5789).

The complaints in the Delaware and California actions generally allege that the directors breached their fiduciary duties to the stockholders by agreeing to sell the Company at a price that is unfair and inadequate and by agreeing to certain preclusive deal protection devices in the merger agreement. The complaints further allege the sponsors and, in some instances, the Company, aided and abetted in the directors’ breach of their fiduciary duty. In addition, the complaint filed in federal court in California alleges a violation of federal securities laws due to the alleged omission of material facts in the proxy statement. The complaints all seek injunctive relief, rescission of the merger agreement, an accounting for all damages suffered by class members and attorneys’ fees. The Company intends to deny these allegations and to vigorously defend itself and its directors.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 95.

EXPLANATORY NOTE REGARDING THE MERGER AGREEMENT

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue because of a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

EFFECTS OF THE MERGER; DIRECTORS AND OFFICERS; CERTIFICATE OF INCORPORATION; BYLAWS

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors and assigns have been duly elected and qualified or until their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation each to hold office until the earlier of their resignation or removal.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the merger agreement, until amended in accordance with its terms or by applicable law. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger will, by virtue of the merger, be the bylaws of the surviving corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the surviving corporation and as provided by law.

Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

CLOSING AND EFFECTIVE TIME OF THE MERGER; MARKETING PERIOD

The closing of the merger will take place on the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (described under “— Conditions to the Merger” below) (other than the conditions that by their terms cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of those conditions). Notwithstanding the immediately preceding sentence, if the marketing period has not ended at such time, then the closing will occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) any business day before or during the marketing period as may be specified by Parent on no less than two business days’ prior notice to the Company and (ii) the final day of the marketing period.

The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

The marketing period is the first period of 20 consecutive calendar days throughout which (a) Parent has the required financial information described below and (b) the closing conditions relating to the adoption of the merger agreement by our stockholders, receipt of required regulatory approvals and absence of any law or order prohibiting the consummation of the merger have been satisfied or waived, and nothing has occurred and no condition exists that would prevent any of the other conditions to the obligations of Parent and Merger Sub to consummate the merger from being satisfied if the closing of the merger were to be scheduled at any time during such 20 consecutive calendar day period (provided that, with regard to the condition that the Company shall have performed all of its required obligations under the merger agreement, only failures to comply with such obligations that would impair the ability of Parent and Merger Sub to arrange the debt financing shall be considered for these purposes). The marketing period will not be deemed to commence if, prior to the completion of the marketing period, (y) the Company’s auditors have withdrawn their audit opinion contained in the required financial information, or (z) the financial statements included in the required financial information that is available to Parent on the first day of the marketing period would not be sufficiently current on any day during such period for a registration statement using such financial statements to be declared effective by the SEC on the last day of such period. Further, the marketing period will end on any earlier date on which the debt financing is obtained.

The required financial information consists of, as of any date, (i) the unaudited consolidated balance sheet of the Company as of October 31, 2010 (and as of the end of any subsequent quarterly period that is not a fiscal year end ended no less than 40 calendar days prior to the closing date of the merger) and the related unaudited statements of income and cash flows, which shall have been reviewed by the Company’s accountants as provided in SAS 100, and (ii) such other financial and other information as Parent shall reasonably request in order to consummate the debt financing, including all Company information, financial statements and financial data of the type required in registration statements on Form S-1 by SEC Regulation S-X and SEC Regulation S-K and of a type and form customarily included in private placements pursuant to SEC Rule 144A for financings similar to the debt financing, subject to customary exceptions. If the Company in good faith reasonably believes it has delivered the required financial information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the marketing period will be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the required information and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which required information Parent reasonably believes the Company has not delivered).

TREATMENT OF COMPANY COMMON STOCK, OPTIONS, PERFORMANCE SHARE UNITS AND OTHER EQUITY

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (except for the excluded shares) will be converted into the right to receive $19.00 in cash, without interest. Company common stock owned by Parent, Merger Sub or the Company (and in each case not held on behalf of third parties) will be cancelled without payment of consideration. Company common stock owned by any wholly-owned subsidiary of the Company will remain outstanding, and no cash or other consideration will be delivered in exchange therefor. Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. Company common stock owned by stockholders with respect to which appraisal has been properly demanded under the DGCL, unless such demand has been withdrawn or becomes ineligible, will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Options

Immediately prior to the effective time of the merger, unless otherwise agreed between Parent and any individual holder of options, each then-outstanding option to purchase shares of Company common stock granted under any equity plan of the Company, whether or not vested or exercisable, will become fully vested and exercisable (contingent upon the occurrence of the merger) and will be converted into the right to receive, and the Company will pay to each such individual holder, at or promptly after the effective time of the merger, an amount in cash equal to the product of (i) the excess of the merger consideration of $19.00 per share over the applicable exercise price per share of such stock option and (ii) the number of shares of Company common stock such holder could have purchased had such holder exercised such stock option in full immediately prior to the effective time of the merger.

Performance Share Units

Immediately prior to the effective time of the merger, each then-outstanding performance share unit issued by the Company will become fully earned and vested (contingent upon the occurrence of the merger) with respect to the maximum number of shares of Company common stock underlying such award as set forth in the terms of the agreement granting such performance share unit and the Company will pay to each grantee of a performance share unit, at or promptly after the effective time of the merger, an amount in cash equal to $19.00 for each such fully vested performance share unit (which payment will be deemed to be the issuance of the appropriate number of shares and receipt of the merger consideration, to the extent required by the terms of the agreement governing such performance share unit).

Performance Accelerated Restricted Stock Units

Immediately prior to the effective time of the merger, each then-outstanding performance accelerated restricted stock unit will become fully earned and vested (contingent upon the occurrence of the merger) with respect to 100% of the shares of Company common stock set forth in the terms of the agreement granting such performance accelerated restricted stock unit award and the Company will pay to each grantee of each performance accelerated restricted stock unit, at or promptly after the effective time of the merger, an amount in cash equal to $19.00 for each such fully earned and vested performance accelerated restricted stock unit (which payment will be deemed to be the issuance of the appropriate number of shares and receipt of the merger consideration, to the extent required by the terms of the agreement governing such performance accelerated restricted stock unit).

Deferred Stock Units

Immediately prior to the effective time of the merger, all amounts held in participant accounts and denominated in Company common stock under the Company’s deferred compensation plans, which we refer to as deferred stock units, shall become fully vested (contingent upon the occurrence of the merger) and will, unless otherwise agreed by Parent and an individual participant in one or more of such plans, be converted into an obligation to pay an amount in cash equal to the product of $19.00 and the number of deferred stock units held in such participant accounts (which payment will be deemed to be the issuance of the appropriate number of shares and receipt of the merger consideration, to the extent required by the terms of the plan governing such deferred stock units).

Other Restricted Stock Units

Immediately prior to the effective time of the merger, each then-outstanding restricted stock unit or deferred stock unit that vests based on the passage of time, other than the performance accelerated restricted stock units or deferred stock units described above, will, to the extent not previously earned and vested, be deemed fully earned and vested (contingent upon the occurrence of the merger), and the Company will pay to each grantee of each restricted stock unit or deferred stock unit, at or promptly after the effective time of the merger, an amount in cash, for each such other restricted stock unit or deferred stock unit, equal to $19.00.

EXCHANGE AND PAYMENT PROCEDURES

Prior to the effective time of the merger, Parent will enter into an agreement with a paying agent to receive the merger consideration. At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent sufficient funds to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock. With respect to shares of Company common stock held by The Depository Trust Company, or DTC, if the closing of the merger occurs (a) at or prior to 11:30 a.m., Eastern time, on the date of the closing of the merger, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of Company common stock held of record by DTC immediately prior to the effective time of the merger multiplied by the per share merger consideration, which we refer to as the DTC payment, or (b) after 11:30 a.m., Eastern time, on the closing date of the merger, the paying agent will transmit the DTC payment to DTC on the first business day after the date of the closing of the merger.

Promptly, and in any event not later than the third business day, after the effective time of the merger, each record holder, as of the effective time of the merger, of a certificate or certificates representing outstanding shares of Company common stock will be sent a letter of transmittal describing how it may exchange its certificated shares of Company common stock for the per share merger consideration. Promptly after the effective time of the merger, each record holder of uncertificated shares of Company common stock represented by book-entry will receive an amount in cash equal to the product of the number of book-entry shares of Company common stock held by such holder multiplied by the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates to the paying agent. If you are the record holder of uncertificated shares of Company common stock represented by book-entry, you will receive the per share merger consideration promptly, and in any event within three business days, of completion of the merger. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by Parent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the merger consideration upon your surrender of your certificate or certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the merger consideration. Any sum that is withheld will be treated as having been paid to the person in respect of whom it is withheld.

After the effective time of the merger, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company common stock that were outstanding prior to the effective time of the merger. If, after the effective time of the merger, stock certificates are presented to the surviving corporation for transfer such stock certificates shall be cancelled and exchanged for the merger consideration.

After the date that is six months after the effective time of the merger, Parent may require the paying agent to deliver to it or its designee any funds (including any interest received with respect thereto) that have not been disbursed to holders of Company common stock, and thereafter such holders shall be entitled to look to Parent and the surviving corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the merger consideration payable to them. None of the parties to the merger agreement, the surviving corporation or the paying agent shall be liable to any person for merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

FINANCING COVENANT; COMPANY COOPERATION

Parent will use its reasonable best efforts to obtain the debt financing for the merger on the terms and conditions described in or contemplated by the debt commitment letter and will not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the debt commitment letter if such amendment, modification or waiver would or would reasonably be expected to (w) reduce the aggregate amount of the debt financing below the amount required to consummate the merger and repay or refinance the debt contemplated in the merger agreement or the debt or equity commitment letters (see “— Treatment of Notes and Indentures” beginning on page 74) (x) impose new or additional conditions to the receipt of the debt financing, (y) prevent or materially delay the consummation of the transactions contemplated by the merger agreement, or (z) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the committed financing.

Parent will use its reasonable best efforts to:

•	maintain in effect the debt commitment letter;

•

satisfy on a timely basis all conditions and covenants applicable to Parent and Merger Sub in the debt commitment letter (including by consummating the financing pursuant to the terms of the equity commitment letters) and otherwise comply with their obligations under the commitment letters;

•

enter into definitive agreements with respect to the debt commitment letter on the terms and conditions (including the flex provisions) contemplated in the debt commitment letter, or terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub (in the reasonable judgment of Parent) than the terms and conditions in the debt financing commitments;

•

in the event that all conditions in the debt commitment letter (other than the availability or funding of any equity financing) have been satisfied, consummate the debt financing at or prior to the closing of the merger;

•	enforce its rights under the debt commitment letter; and

•

in the event that all conditions in the debt commitment letter (other than the availability or funding of any equity financing at or prior to the closing of the merger) have been satisfied, cause the lenders and any other person providing debt financing to fund, on the date of the closing of the merger, the debt financing required to consummate the merger and the other transactions contemplated by the merger agreement.

Parent and Merger Sub acknowledge in the merger agreement that the obtaining of any financing is not a condition to the closing of the merger, such that if any financing (or any alternative financing) has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger.

If any portion of the debt financing becomes unavailable on the terms contemplated in the debt commitment letter (including the flex provisions related thereto), Parent is required to use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt financing sources in an amount sufficient to consummate the transactions contemplated by the merger agreement upon terms and conditions not less favorable, taken as a whole, to Parent and Merger Sub (in the reasonable judgment of Parent) than those set forth in the debt commitment letter as promptly as practicable following the occurrence of such event but in no event later than the business day immediately prior to the closing of the merger.

Parent has agreed to keep us informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the debt financing. We have agreed to use our reasonable best efforts to provide to Parent and Merger Sub (at Parent’s sole expense) all reasonable cooperation reasonably requested by Parent that is necessary in connection with the debt financing for the merger, including (i) furnishing the required financial information (as described under “— Closing and Effective Time of the Merger; Marketing Period” beginning on page 66) to Parent, Merger Sub and their debt financing sources, (ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and drafting sessions and sessions with rating agencies, (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the financing for the merger, (iv) using reasonable best efforts to obtain accountant’s comfort letters and legal opinions as reasonably requested by Parent and facilitate the pledging of collateral in connection with the financing, including executing and delivering closing documents that may be requested by Parent (including a certificate of the chief financial officer of the Company as to solvency matters as of the closing, on a pro forma basis), (v) causing the taking of corporate action by the Company and its subsidiaries reasonably necessary to permit the completion of the financing, (vi) facilitating the execution and delivery at the closing of the merger of definitive documents relating to the financing on the terms contemplated by the debt commitment letter, and (vii) cooperating with consultants or others engaged to undertake field examinations and appraisals. Parent has agreed to indemnify us from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties and to reimburse us for all documented and reasonable out-of-pocket expenses, in each case incurred by us in connection with the arrangement of the debt financing.

REPRESENTATIONS AND WARRANTIES

We made certain representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, and authority to carry on our businesses;

•	our certificate of incorporation and bylaws;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the declaration of advisability of the merger agreement and the merger by the board of directors, and the approval of the merger agreement and the merger by the board of directors;

•	the receipt of opinions from Barclays Capital and Perella Weinberg;

•

the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the merger agreement;

•	the required governmental consents, approvals, authorizations, permits, notices and filings;

•	compliance with applicable laws, government orders, licenses, permits and consent decrees;

•	our SEC filings since April 27, 2008 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of the NYSE;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the conduct of business in accordance with the ordinary course consistent with past practice since May 2, 2010 through the date of the merger agreement;

•	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since May 2, 2010 through the date of the merger agreement;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	employee benefit plans;

•	certain employment and labor matters;

•	insurance policies;

•	real property;

•	tax matters;

•	the inapplicability of any anti-takeover law to the merger;

•	intellectual property;

•	environmental matters;

•	this proxy statement;

•	material contracts and the absence of any default under any material contract;

•	the absence of any undisclosed material contracts or transactions with executive officers or directors of the Company or any person beneficially owning more than 5% of the Company’s common stock; and

•	the absence of any undisclosed brokers’ or finders’ fees.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means an event, change, occurrence or development or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change, occurrence or development or effect resulting from:

•	changes in general economic, financial market, business or geopolitical conditions;

•	changes or developments in any of the industries in which the Company operates;

•	changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof;

•

any change in the price or trading volume of the shares of Company common stock, in and of itself (provided that the facts or occurrence contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect pursuant to this exception);

•

any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operation for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of the Company’s revenue, earnings or other financial performance or results of operations, in each case in and of itself (provided that the facts or occurrence contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect pursuant to this exception);

•	any outbreak or escalation of hostilities or war or any act of terrorism;

•

the announcement of the merger agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the merger agreement, and including any negative impact on dealings with any customers, suppliers, distributors, partners or employees of the Company because of the announcement and performance of the merger agreement or the identity of the parties to the merger agreement (provided that the exceptions in this bullet do not apply to certain specified provisions of the merger agreement);

•	the performance of the merger agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

•	any action taken by the Company which is required by the merger agreement; or

•	any actions taken (or omitted to be taken) at the request of Parent or Merger Sub.

In the case of each of the first three and the sixth bullets above, the exceptions provided for in each such bullet do not apply, to the extent such changes have a disproportionately adverse impact on the Company relative to other industry participants.

The merger agreement also contains certain representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of their entering into and performing under the merger agreement;

•	the required governmental consents, approvals, authorizations, permits, notices and filings;

•	the absence of legal proceedings and investigations against Parent and Merger Sub;

•	validity and enforceability of the commitment letters;

•	the absence of any breach or default under the commitment letters;

•	the absence of contingencies related to the funding of the financing other than as set forth in the equity commitment letters or the debt commitment letter;

•	sufficiency of funds;

•	the capitalization of Merger Sub and Parent;

•	the absence of ownership of Company common stock by Merger Sub and Parent, except pursuant to the merger agreement;

•	inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub;

•	the absence of any requirement for any vote or consent by any capital stock holder of Parent or Merger Sub, in order to adopt the merger agreement;

•	solvency of the surviving corporation immediately following consummation of the merger;

•	delivery of the executed guarantees;

•	information supplied for inclusion in this proxy statement;

•	the absence of certain agreements or compensation or employee arrangements; and

•	the absence of interests by Merger Sub or Parent in any competitors of the Company.

Many of the Parent and Merger Sub representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Parent material adverse effect,” which means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the merger agreement or the consummation of the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

CONDUCT OF OUR BUSINESS PENDING THE MERGER

Under the merger agreement, we have agreed that, subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith or as required by law or regulation, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld or delayed), we and our subsidiaries will conduct our businesses in the ordinary course and will use commercially reasonable efforts to preserve substantially intact our business organization, and to preserve in all material respects our present relationships with customers, suppliers and other persons with which we have material business relations.

Subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith or as required by law, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld or delayed):

•	make changes to organizational documents;

•

issue, deliver, sell, pledge, dispose of or encumber shares of capital stock, ownership interests or voting securities (or options, warrants, convertible securities or other rights to acquire or receive shares of capital stock, other ownership interests or voting securities) of the Company or our subsidiaries (subject to certain exceptions specified in the merger agreement);

•

declare, set aside or pay any dividends or other distributions (other than ordinary quarterly cash dividends in an amount not to exceed $0.09 per share and dividends paid by wholly-owned subsidiaries to the Company or to our other wholly-owned subsidiaries);

•

reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company, subject to certain exceptions, or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

•

acquire any corporation, partnership or other business organization or division thereof, or any assets, other than (i) purchases of inventory and other assets in the ordinary course of business or pursuant to existing contracts which have been made available to Parent, or (ii) acquisitions not exceeding $10.0 million individually or $20.0 million in the aggregate;

•

sell or otherwise dispose of any corporation, partnership or other business organization or division thereof, or any assets or properties, having a value in excess of $10.0 million in the aggregate, other than sales or dispositions of inventory in the ordinary course of business or of other assets pursuant to existing contracts;

•

other than in the ordinary course of business, enter into or amend on terms materially adverse to the Company and its subsidiaries (taken as a whole), fail to renew, cancel or terminate any material contract;

•	make or authorize any new capital expenditures that are in the aggregate in excess of the Company’s capital expenditure budget disclosed to Parent;

•	grant any material licenses of intellectual property, except non-exclusive licenses in the ordinary course of business;

•

incur or modify in any material respect the terms of any indebtedness or guarantee or otherwise become responsible for the obligations of another person, or make any loans, advances or capital contributions to, or investments in any other person, other than in the ordinary course of business (including borrowings under our existing credit facility and in respect of letters of credit) or in an amount not to exceed $10 million;

•

increase the compensation or benefits of any present or former directors, officers or employees (except as previously contemplated under open enrollment arrangements for health benefit plans or for certain lower level non-officer employees promoted in the ordinary course of business consistent with recent past practice); grant any severance or termination pay to any present or former director, officer or employee not required to be granted under any employee benefit plan or any retention pay other than cash retention benefits not to exceed $2.0 million in the aggregate payable to active employees other than officers; enter into any employment, consulting or severance arrangement with any present or prospective directors, officers, other employees or individual independent contractors (except for employment offers to certain lower level non-officer employees to fill a vacant position, and agreements with individual independent contractors, in each case at an annual rate of cash compensation not to exceed $150,000 on an individual basis, in the ordinary course of business consistent with recent past practices); loan or advance any money or other property to any present or former director, officer or employee; increase the funding obligation or contribution rate of any employee benefit plan; or establish, adopt, enter into, amend in any material respect or terminate any employee benefits plan (excluding certain transaction-related adjustments of performance targets for cash-based incentive awards);

•	make any material changes in any accounting principles or methods, except as required by GAAP;

•

make any material tax election, settle or compromise any material tax liability, file any amended tax return with respect to any material tax, change any method of tax accounting or tax accounting period, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•

settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed $1.0 million and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries, taken as a whole;

•

except for the merger agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than among wholly-owned subsidiaries of the Company);

•

effectuate a “plant closing” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 and any state or local law equivalent) affecting any employment site or company employee, without complying with the provisions of such act; or

•	authorize or agree to take any of the foregoing actions.

Parent and Merger Sub are prohibited from directly or indirectly taking any action that would individually or in the aggregate prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the merger agreement or the consummation of the merger.

TREATMENT OF NOTES AND INDENTURES

If requested by Parent, the Company will use its reasonable best efforts to assist Parent or an affiliate of Parent or the Company, or the Company’s operating subsidiary, Del Monte Corporation, a Delaware corporation, which we refer to as DMC, at Parent’s option, in commencing an offer to purchase, and related consent solicitation with respect to, all of the outstanding aggregate principal amount of the 6 3/4% Notes due 2015 and the 7 1/2% Notes due 2019, which we refer to collectively as the outstanding notes, issued pursuant to the indentures relating to such outstanding notes, on the terms and conditions reasonably specified by Parent (including amendments to the terms and provisions of such indentures as reasonably requested by Parent and reasonably satisfactory to the Company). We refer in this proxy statement to the foregoing transaction as the debt offer. The closing of the debt offer will be conditioned on the completion of the merger, will provide that the outstanding notes must be accepted for payment by the surviving corporation after the completion of the merger, and otherwise must be in compliance with applicable laws and SEC rules and regulations.

The Company has agreed that, promptly following the consent solicitation expiration date, assuming the requisite consents are received in the consent solicitation constituting part of the debt offer, each of the Company and its applicable subsidiaries as is necessary will (and will use their commercially reasonable efforts to cause the applicable trustee to) execute supplemental indentures in form reasonably satisfactory to the Company to the indentures governing the outstanding notes, which supplemental indentures will implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents (which we collectively refer to as the offer documents) and will become operative only concurrently with the effective time of the merger, subject to the terms and conditions of the merger agreement (including the conditions to the debt offer). Concurrent with the effective time of the merger, Parent shall cause the surviving corporation to accept for payment and thereafter promptly pay for the outstanding notes that have been properly tendered and not properly withdrawn pursuant to the debt offer and in accordance with the debt offer.

SOLICITATION OF ACQUISITION PROPOSALS

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that the board of directors will not: (i) withhold, withdraw, qualify or modify (or publicly propose to do the foregoing), in a manner adverse to Parent, the Company recommendation with respect to the merger, or authorize, adopt, approve, recommend or otherwise declare advisable (publicly or otherwise) any acquisition proposal (as defined below); or (ii) cause or permit the Company to enter into any alternative acquisition agreement relating to an acquisition proposal.

Until 11:59 p.m., Eastern time, on January 8, 2011, we were permitted to:

•

initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties with non-public information pursuant to acceptable confidentiality agreements (provided that we promptly make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to any such third parties if not previously made available to Parent or Merger Sub); and

•	engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal.

From and after 12:00 a.m., Eastern time, on January 9, 2011, the no-shop period start date, we are required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals, except with respect to any excluded parties. At any time from and after the no-shop period start date and until the effective time of the merger or, if earlier, the termination of the merger agreement, we, our subsidiaries and our respective officers and directors may not:

•	initiate, solicit or knowingly encourage any inquiry or the making of any acquisition proposals;

•	engage in or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal;

•	provide any non-public information or data concerning the Company and its subsidiaries to any person relating to, or that could reasonably be expected to lead to, an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding the foregoing, the Company may continue to engage in the activities described above with the excluded parties following the no-shop period start date.

However, at any time from and after the no-shop period start date and prior to the time our stockholders adopt the merger agreement, if the Company receives a written acquisition proposal from any person, we may:

•	contact such person solely to clarify the terms and conditions of such proposal;

•

engage in discussions or negotiations with such person, and provide non-public information concerning the Company and our subsidiaries requested by such person subject to an acceptable confidentiality agreement (provided that we promptly make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to such person if not previously made available to Parent or Merger Sub), if our board of directors, prior to taking any such actions, (x) determines in good faith (after consultation with outside counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law, and (y) determines in good faith (after consultation with outside counsel and a financial advisor) that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal (as defined below); and

•

authorize, adopt, approve, recommend or otherwise declare advisable an acquisition proposal or propose to do any of the foregoing (publicly or otherwise) if our board of directors (x) determines in good faith (after consultation with outside counsel) that failure to take such action could be inconsistent with the directors’

fiduciary duties under applicable law, and (y) determines in good faith (after consultation with outside legal counsel and a financial advisor) that such acquisition proposal is a superior proposal.

At any time before the merger agreement is adopted by our stockholders, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “— Termination Fees” below. In addition, at any time prior to the time our stockholders adopt the merger agreement, our board of directors may effect a change of recommendation if it believes in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary duties under applicable law.

However, prior to effecting a change of recommendation in connection with a superior proposal or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

•

we must provide written notice to Parent and Merger Sub that we intend to effect a change of recommendation in respect of a superior proposal or to terminate the merger agreement in respect of a superior proposal describing the material terms and conditions of the superior proposal and attaching copies of all documents relating thereto;

•

after providing such notice and prior to taking any such action, we must negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during the three business day period following such notice to make revisions in the terms of the merger agreement, the commitment letters and the guarantees so that the superior proposal ceases to be a superior proposal; and

•

following the end of such three business day period, our board of directors must determine in good faith, taking into account any changes to the merger agreement, the commitment letters and the guarantees offered in writing by Parent and Merger Sub, that the superior proposal continues to constitute a superior proposal.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders, provided that our board of directors expressly publicly reaffirms the Company recommendation with respect to the merger in such disclosure.

In this proxy statement, we refer to any bona fide inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for, in one transaction or a series of related transactions, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), or (ii) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the merger contemplated by the merger agreement, as an “acquisition proposal.”

In this proxy statement, we refer to any acquisition proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) that our board of directors has determined in its good faith judgment, after consultation with a financial advisor and outside counsel, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (ii) would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement (taking into account the timing of consummation as compared to the transactions contemplated by the merger agreement and after giving effect to all of the adjustments which may be offered by Parent and Merger Sub under the merger agreement) as a “superior proposal”; provided, however, that a superior proposal may consist of multiple acquisition proposals that, taken together, satisfy all of the requirements set forth in this definition.

STOCKHOLDERS MEETING

We are required, as soon as reasonably practicable following confirmation by the SEC that it has no further comments regarding this preliminary proxy statement, to take all action necessary to set a record date for, duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of adopting the merger agreement and, except as described under “— Solicitation of Acquisition Proposals” above, to include in the definitive proxy statement the Company recommendation with respect to the merger and, use our reasonable best efforts to obtain the vote of our stockholders approving the merger. The Company will not be required to call, give notice of or convene such stockholders meeting, or mail the definitive proxy statement, prior to the no-shop period start date. The Company is required to cause this definitive proxy statement to be mailed to the holders of Company common stock as of the record date established for such stockholders meeting as promptly as reasonably practicable after the later of the date on which (i) the SEC (or the staff of the SEC) confirms that it has no further comments on the preliminary proxy statement and (ii) the no-shop period start date. We are not required to hold the stockholders meeting if the merger agreement is terminated.

FURTHER ACTION; EFFORTS

We, Parent and Merger Sub will use reasonable best efforts to take or cause to be taken all actions and to do or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including effecting the regulatory filings described under “The Merger — Regulatory Approvals and Notices” and using reasonable best efforts to defend all lawsuits and other proceedings before any governmental entity challenging the merger agreement or the consummation of the merger. We, Parent and Merger Sub will respond in good faith, as soon as reasonably practicable and after consultation with the other parties, to any request from any governmental entity for information with respect to the merger agreement or the transactions contemplated thereby. We, Parent and Merger Sub will also use our reasonable best efforts to obtain any approvals and consents (including the expiration of all waiting periods) required for the consummation of the transactions contemplated by the merger agreement.

We, Parent and Merger Sub have agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement and to work cooperatively in connection with obtaining any of the approvals of, or clearances from, each applicable governmental entity, including:

•

cooperating with each other in connection with filings required to be made by any party under applicable antitrust laws and liaising with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all material communications with such governmental entities;

•	furnishing to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under applicable antitrust laws;

•

promptly notifying each other of any material communications from or with any governmental entity with respect to the transactions contemplated by the merger agreement and ensuring to the extent permitted by law or governmental entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any governmental entity with respect to the transactions contemplated by the merger agreement;

•

consulting and cooperating with one another in connection with all material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the applicable antitrust laws; and

•

without prejudice to any rights of the parties under the merger agreement, consulting and cooperating in all material respects with the other in defending all lawsuits and other proceedings by or before any governmental entity challenging the merger agreement or the consummation of the transactions contemplated thereby.

We, Parent and Merger Sub will use best efforts to resolve any objection asserted under any antitrust law raised by any governmental entity and to have vacated any injunction or other action of any governmental entity that would prevent or delay the consummation of the transactions contemplated by the merger agreement. Notwithstanding anything to the contrary in the merger agreement, such obligations of Parent to use its best efforts mean Parent committing, if necessary, to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of the Company and any of its subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or after the effective time of the merger; (iii) permitting us to sell, divest, or otherwise convey particular of our and our subsidiaries’ assets, categories, portions or parts of assets or businesses prior to the effective time of the merger; and (iv) licensing, holding separate or entering into similar arrangements with respect to Parent’s respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations of the Company as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any governmental entity.

EMPLOYEE BENEFIT MATTERS

Without limiting any rights that any of our employees may have under any of our benefits plans prior to or in connection with the merger, Parent has agreed that it will cause the surviving corporation and each of its subsidiaries after the completion of the merger, during the period commencing at the effective time of the merger and ending on April 29, 2012:

•

to maintain the severance-related provisions of our severance plans and employment agreements and to provide 100% of the severance payments and benefits provided thereunder to be delivered to any of our employees whose employment is terminated during such period pursuant to circumstances that would give rise to severance payments and benefits under such plans or agreements;

•

to maintain annual cash compensation levels, which includes the annual rate of base salary and wage rates, as applicable, and target cash incentive opportunities (including for participants in our Annual Incentive Plan opportunities based on a specified target percentage of such employee’s annual rate of base salary) that are each no less favorable than such annual rates of base salary and wage rates, as applicable, and such target cash incentive compensation opportunities maintained for and provided to such employees immediately prior to the effective time of the merger; and

•

to maintain health and welfare benefits and retirement benefits provided under our benefits plans that for each category, in the aggregate, are no less favorable than such health and welfare benefits and retirement benefits maintained for and provided to such employees immediately prior to the effective time of the merger.

The foregoing provisions do not apply to any employee who is subject to a collective bargaining agreement. The terms and conditions of employment for those employees are governed by the applicable provisions of the relevant collective bargaining agreement.

In addition, after the effective time of the merger, Parent will, or will cause the surviving corporation to, give our employees full credit for purposes of eligibility, participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation, incentive and benefit plans, programs, policies and arrangements (excluding any equity incentive compensation plan or arrangement) maintained for the benefit of our employees as of and after the effective date of the merger by Parent, its subsidiaries or the surviving corporation for such employee’s service with the Company, to the same extent recognized by us immediately prior to the effective time of the merger. With respect to each plan that provides welfare benefits (such as medical, dental or life insurance benefits), Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, our employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the merger occurs.

From and after the effective time of the merger, Parent will honor and will cause its subsidiaries to honor (i) each of our existing benefits plans that is an employment, change in control, severance and termination protection plan or agreement, or equity-based bonus deferral plan, program or agreement and (ii) all obligations under our outstanding restoration, equity-based, bonus or bonus deferral plans, programs or agreements in respect of vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements, to the extent legally binding on the Company or any of its subsidiaries and outstanding as of the effective time of the merger.

INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE

From the effective time of the merger through the sixth anniversary of the effective time of the merger, Parent will cause the surviving corporation to (and, in the event that coverage under the directors’ and officers’ liability insurance policies described below have been fully paid by all applicable carriers or are otherwise not available, Parent will) indemnify and hold harmless our and our subsidiaries’ present and former officers and directors against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses (including attorneys’ fees and disbursements) incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or pertaining to (i) the fact that such person is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, or (ii) matters existing or occurring at or prior to the effective time of the merger (including the merger agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain and fully pay the premium for a six-year extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies. Such policies must be obtained from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and must have terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, than our existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of us or any of our subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

If we or the surviving corporation, as applicable, fail to purchase such “tail” insurance policies as of the effective time of the merger, then the surviving corporation will continue to maintain in effect for a period of at least six years the policies in place as of the date of the merger agreement, or to use reasonable best efforts to purchase comparable policies for such six-year period, in each case that are no less favorable, in the aggregate, than provided in our existing policies as of the date of the merger agreement. Parent’s obligation to provide this insurance will be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third-party beneficiaries of the merger agreement for this purpose.

CONDITIONS TO THE MERGER

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by holders of a majority of the outstanding shares of Company common stock;

•

(i) the waiting period applicable to the consummation of the merger under the HSR Act has expired or terminated early, (ii) approval of the merger by the EC has been granted pursuant to the EU Merger Regulation, and (iii) approval of the merger by China’s Ministry of Commerce shall have been granted and/or deemed to have been granted by expiration of the applicable waiting period pursuant to the China Anti-Monopoly Law; and

•

no court or governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•

our representations and warranties regarding our capitalization must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date);

•

our other representations and warranties that are qualified by reference to material adverse effect must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date);

•

our other representations and warranties that are not qualified by reference to material adverse effect (other than our representations and warranties regarding our capitalization) must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date), provided that this condition will be deemed to have been satisfied even if any such representations and warranties are not true and correct unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has a material adverse effect;

•	the Company has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger; and

•

Parent has received a certificate signed by a senior executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied.

Our obligation to effect the merger is subject to the satisfaction or waiver (in writing) by us at or prior to the effective time of the merger of the following additional conditions:

•

the representations and warranties of Parent set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as though made on and as of such date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as of such earlier date), unless such failures to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect;

•	each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger; and

•

the Company has received a certificate signed by a senior executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

TERMINATION

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by May 22, 2011;

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•	an order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable.

However, none of the termination rights described in the preceding bullet points will be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that primarily contributed to the occurrence of the failure of a condition to the consummation of the merger. In addition to any termination fees described under “— Termination Fees” beginning on page 81, in the event that either party terminates the merger agreement pursuant to the second bullet above (or the Company terminates the merger agreement pursuant to the first or the third bullet above at a time when the agreement was terminable pursuant to the second bullet above), the Company must pay all of the documented out-of-pocket expenses, as specified in the merger agreement, incurred by Parent, Merger Sub and their affiliates up to a maximum amount of $15.0 million.

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders, (i) our board of directors authorizes the Company to enter into one or more alternative acquisition agreements with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into one or more alternative acquisition agreements with respect to a superior proposal and (iii) we pay Parent the termination fee discussed under “— Termination Fees” below (provided that this right will not be available to us unless we have complied with the notice and other requirements described under “— Solicitation of Acquisition Proposals” beginning on page 75);

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is two business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions to the obligation of Parent and Merger Sub to consummate the merger not to be capable of being satisfied); or

•

the conditions to the obligations of Parent and Merger Sub have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days of the date on which the closing of the merger should have occurred under the merger agreement and we stood ready and willing to consummate the merger on that date.

•	by Parent, if:

•	the board of directors makes a change of recommendation;

•	the board of directors fails to include in this proxy statement when mailed, the Company recommendation with respect to the merger;

•

the board of directors fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an acquisition proposal (other than by Parent or any of its affiliates) within ten business days after the commencement of such tender or exchange offer;

•	the Company enters into an alternative acquisition agreement; or

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is two business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the conditions to the obligation of the Company or of either party to consummate the merger not to be capable of being satisfied).

In addition to any termination fees described under “— Termination Fees” beginning on page 81, in the event that Parent terminates the merger agreement pursuant to the last bullet above, the Company must pay all of the documented out-of-pocket expenses, as specified in the merger agreement, incurred by Parent, Merger Sub and their affiliates up to a maximum amount of $15.0 million.

TERMINATION FEES

Company Termination Fee

We are required to pay Parent a termination fee if all of the following conditions are met:

•	before adoption of the merger agreement by our stockholders, the merger agreement is terminated because of:

•	the failure to consummate the merger by the termination date;

•	the failure of our stockholders to adopt the merger agreement at the stockholders meeting; or

•

a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement, or a failure of any such representation and warranty to be true after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (y) 30 calendar days after written notice thereof is given by Parent to the Company and (z) the date that is two business days prior to the termination date;

•

any person makes and publicly discloses an acquisition proposal after the date of the merger agreement but prior to such termination, which proposal has not been publicly withdrawn prior to such termination or, in the event that the merger agreement is terminated because of the failure of our stockholders to adopt the merger agreement, at least ten business days prior to the stockholders meeting; and

•

prior to or within nine months of such termination, we consummate an acquisition proposal, whether or not such acquisition proposal is the same one referred to in the immediately preceding bullet (provided that references to 15% in the definition of “acquisition proposal” shall be deemed to be references to 50%).

We are also required to pay Parent a termination fee if any of the following conditions is met:

•

Parent terminates the merger agreement because (w) the board of directors has made a change of recommendation, (x) of failure by the board of directors to include in this proxy statement when mailed, the Company recommendation with respect to the merger, (y) of failure by the board of directors to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company, or (z) of entry by the Company into an alternative acquisition agreement; or

•

we terminate the merger agreement because, prior to the adoption of the merger agreement by our stockholders, (y) our board of directors authorizes the Company to enter into one or more alternative acquisition agreements with respect to a superior proposal and (z) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into one or more alternative acquisition agreements with respect to a superior proposal.

The termination fee will be (i) $60.0 million in the event that the Company enters into an alternative acquisition agreement with an excluded party and (ii) $120.0 million in all other circumstances, in each case less any expenses of Parent previously paid by the Company as described above under “— Termination” beginning on page 80.

Parent Fee

Parent must pay us the Parent fee of $249.0 million in the event we terminate the merger agreement because:

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is two business days prior to the termination date; or

•

the conditions to the obligations of Parent and Merger Sub to consummate the merger have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days of the date on which the closing of the merger should have occurred under the merger agreement and we stood ready and willing to consummate the merger on that date.

The guarantors have agreed to guarantee the obligation of Parent to pay the Parent fee and to guarantee the performance and discharge of certain expense reimbursement and indemnification obligations of Parent and Merger Sub, in each case pursuant to the guarantees.

EXPENSES

Except as otherwise described under “— Termination” beginning on page 80, each party to the merger agreement will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby. Expenses incurred in connection with the printing, filing and mailing of this proxy statement will be shared equally by Parent and the Company.

REMEDIES

Subject to our right to specific performance (described below), our right to terminate the merger agreement and receive the Parent fee of $249.0 million from Parent is our sole and exclusive remedy against Parent or Merger Sub, any of the guarantors, the financing sources under the debt commitment letter, and certain related parties for any loss suffered as a result of any breach of any covenant in the merger agreement or the failure of the merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection with the merger agreement in any circumstance in which we are permitted to terminate the merger agreement and receive the Parent fee. Upon payment of such amounts, subject to certain exceptions described in the merger agreement, no such party has any further liability or obligation relating to the merger agreement or the transactions contemplated thereby, the guarantees, the equity commitment letters or any other document or theory of law or equity or in respect of any oral representations made or alleged to have been made in connection therewith. In connection with any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection with the merger agreement, in each case, other than in a circumstance in which the Company is permitted to terminate the merger agreement and receive the Parent fee, the maximum aggregate liability of Parent and Merger Sub shall be limited to an amount equal to the amount of the Parent fee.

Subject to Parent’s right to specific performance (described below), if Parent has the right to receive from the Company the termination fee of $120.0 million or $60.0 million, as the case may be, such termination fee is the sole and exclusive remedy of Parent, Merger Sub, the guarantors and their respective affiliates against the Company, its subsidiaries and certain of their related parties for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement giving rise to or associated with such termination. Upon payment of such amounts, subject to certain exceptions described in the merger agreement, none of the Company, its subsidiaries or certain of their related parties has any further liability or obligation relating to any such loss.

Subject to the foregoing, no termination of the merger agreement shall relieve any party thereto of any liability for damages to the other party hereto resulting from knowing and intentional material breach of the merger agreement.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. The merger agreement allows us to seek specific performance of Parent’s obligation to cause the equity financing for the merger (with respect to which we also have certain third-party beneficiary rights) to be funded, if, but only if, (i) all the conditions to the obligations of Parent and Merger Sub to effect the merger described under “— Conditions to the Merger” beginning on page 79 have been satisfied, other than those conditions that by their nature are to be satisfied at the closing of the merger, (ii) Parent and Merger Sub fail to complete the closing of the merger by the date they are required to close as described under “—Closing and Effective Time of the Merger; Marketing Period” beginning on page 66, (iii) the debt financing (or alternative financing) for the merger has been funded or will be funded if the equity financing is funded at the closing of the merger, and (iv) we irrevocably confirm that if such specific performance is granted and the equity and debt financing are funded then the closing of the merger will occur.

We are also entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the debt commitment letter, including by demanding that Parent and/or Merger Sub file one or more lawsuits against the sources of the debt financing to fully enforce such sources’ obligations thereunder and Parent’s and Merger Sub’s rights thereunder, only in the event that each of the following conditions are satisfied: (i) all the conditions to the obligations of Parent and Merger Sub to effect the merger described under “— Conditions to the Merger” beginning on page 79 have been satisfied, other than those conditions that by their nature are to be satisfied at the closing of the merger and Parent and Merger Sub fail to complete the closing of the merger by the date they are required to close as described under “—Closing and Effective Time of the Merger; Marketing Period” beginning on page 66 and (ii) all of the conditions to the consummation of the financing provided for in the debt commitment letter (or pursuant to any alternative financing commitments) have been satisfied, other than those conditions that by their nature are to be satisfied at the closing of the merger.

Until such time as Parent pays the Parent fee, the specific performance remedies available to the Company are in addition to any other remedy to which the Company is entitled at law or in equity.

ACCESS

Subject to certain exceptions, we will, upon reasonable prior written notice, afford Parent and its representatives reasonable access to the Company and furnish Parent and its representatives information concerning our business, properties and personnel as may reasonably be requested.

AMENDMENT; WAIVER

The merger agreement may be amended by a written agreement signed by us, Parent and Merger Sub at any time prior to the completion of the merger, whether or not our stockholders have adopted the merger agreement. However, after adoption of the merger agreement by our stockholders no amendment that requires further approval of our stockholders will be made without obtaining that approval. At any time prior to the completion of the merger, we, Parent or Merger Sub may waive the other party’s compliance with certain provisions of the merger agreement.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NYSE under the symbol “DLM.” The table below shows, for the periods indicated, the high and low prices for the Company common stock, as reported by the NYSE.

	Common Stock Price ($)
	High	Low
Fiscal Year Ended May 3, 2009
First Quarter ended August 3, 2008	$9.85	$6.78
Second Quarter ended November 2, 2008	9.41	5.22
Third Quarter ended February 1, 2009	7.39	5.06
Fourth Quarter ended May 3, 2009	8.00	6.19

Fiscal Year Ended May 2, 2010
First Quarter ended August 2, 2009	9.95	7.60
Second Quarter ended November 1, 2009	12.00	9.53
Third Quarter ended January 31, 2010	11.85	10.42
Fourth Quarter ended May 2, 2010	16.14	11.31

Fiscal Year Ended May 1, 2011
First Quarter ended August 1, 2010	15.96	8.92
Second Quarter ended October 31, 2010	15.25	12.11
Third Quarter ended January 30, 2011 (through January 10, 2011)	18.94	13.88

The closing price of Company common stock on the NYSE on November 24, 2010, the last trading day prior to the Company’s press release announcing the execution of the merger agreement, was $17.99 per share. On January 10, 2011, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $18.89 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

The following table sets forth information regarding beneficial ownership of the Company common stock as of January 3, 2011 (except as otherwise specified), (1) by each person or entity who is known by the Company to own beneficially more than 5% of Company common stock; (2) by each of the Company’s current directors; (3) by each current executive officer who is one of the named executive officers of the Company; and (4) by all of the Company’s current executive officers and directors as a group. Information with respect to beneficial ownership by 5% stockholders has been based on information filed with the SEC pursuant to Section 13(d) or Section 13(g) of the Exchange Act.

	Shares Beneficially Owned (b)

Name and Address of Beneficial Owner (a)	Number		Percent (%)

The Vanguard Group, Inc 100 Vanguard Blvd. Malvern, PA 19355	10,057,014	(c)	5.2

LSV Asset Management 1 North Wacker Drive Suite 4000 Chicago, IL 60606	10,168,612	(d)	5.2

Samuel H. Armacost	101,921	(e)	*

Timothy G. Bruer	89,857	(f)	*

Mary R. (Nina) Henderson	78,406	(g)	*

Victor L. Lund	51,585	(h)	*

Terence D. Martin	105,340	(i)	*

Sharon L. McCollam	51,052	(j)	*

Joe L. Morgan	69,107	(k)	*

David R. Williams	109,751	(l)	*

Richard G. Wolford	3,073,174	(m)	1.5

David L. Meyers	709,967	(n)	*

Nils Lommerin	30,731	(o)	*

Timothy A. Cole	57,211	(p)	*

David W. Allen	282,952	(q)	*

All executive officers and directors as a group (19 persons)	6,127,911	(r)	3.0

*	Less than 1%.

(a)	The address of each person named in the table, unless otherwise indicated, is Del Monte Foods Company, One Market @ The Landmark, San Francisco, California 94105.

(b)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by them, subject to community property laws where applicable (or other beneficial ownership shared with a spouse) and the information contained in this table and these notes.

Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as beneficially owned:

•

all shares that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in our case is January 3, 2011;

•	all shares that a person would receive upon termination of service with respect to deferred stock units held by that person that are vested on, or vest within 60 days of, January 3, 2011.

Such shares are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person holding such options or deferred stock units, but these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. On January 3, 2011, there were 199,351,654 shares of the Company’s common stock issued and outstanding. In accordance with Section 409A of the Internal Revenue Code, shares issuable with respect to deferred stock units that vest after December 31, 2004 under the Del Monte Corporation AIP Deferred Compensation Plan generally are not issuable to an executive officer until the seventh full calendar month after termination of service (so long as such executive officer is a “specified employee” as determined under Section 409A). Accordingly, the shares subject to such deferred stock units are not included in beneficial ownership as determined in accordance with SEC rules.

(c)	Based on a Schedule 13G filed on February 8, 2010, as of December 31, 2009, The Vanguard Group, Inc. reported beneficial ownership of 10,057,014 shares, with sole voting power as to 122,901 of the shares and sole dispositive power as to 9,934,113 of the shares.

(d)	Based on a Schedule 13G filed on February 11, 2010, as of December 31, 2009, LSV Asset Management reported beneficial ownership of 10,168,612 shares, with sole voting power and sole dispositive power as to all such shares.

(e)	Includes 3,700 shares held by Mr. Armacost’s spouse. Also includes 7,119 shares held in trust including 2,119 shares of the Company’s common stock received in payment of directors’ fees. Mr. Armacost and his spouse are trustees of such trust and share dispositive and voting power with respect to such shares. Also includes the right to acquire 68,221 shares, represented by 38,221 deferred stock units and options to purchase 30,000 shares exercisable within 60 days of January 3, 2011.

(f)	Includes 38,607 shares of the Company’s common stock received in payment of directors’ fees. Also includes the right to acquire 51,250 shares, represented by options to purchase 51,250 shares exercisable within 60 days of January 3, 2011.

(g)	Includes 2,119 shares of the Company’s common stock received in payment of directors’ fees. Also includes the right to acquire 73,062 shares, represented by 43,062 deferred stock units and options to purchase 30,000 shares exercisable within 60 days of January 3, 2011.

(h)	Includes the right to acquire 51,585 shares, represented by 31,585 deferred stock units and options to purchase 20,000 shares exercisable within 60 days of January 3, 2011.

(i)	Includes 2,119 shares of the Company’s common stock received in payment of directors’ fees. Also includes the right to acquire 68,221 shares, represented by 38,221 deferred stock units and options to purchase 30,000 shares exercisable within 60 days of January 3, 2011.

(j)	Includes the right to acquire 46,052 shares, represented by 46,052 deferred stock units.

(k)	Includes 38,607 shares of the Company’s common stock received in payment of directors’ fees. Also includes the right to acquire 30,000 shares, represented by options to purchase 30,000 shares exercisable within 60 days of January 3, 2011.

(l)	Includes 38,607 shares of the Company’s common stock received in payment of directors’ fees. Also includes the right to acquire 30,000 shares, represented by options to purchase 30,000 shares exercisable within 60 days of January 3, 2011.

(m)	Includes 553,167 shares held by Mr. Wolford as trustee of the Richard G. Wolford Trust, under agreement dated March 19, 2003. Such shares are subject to a pledge which secures a third-party loan that was incurred in order to exercise certain options to purchase the Company’s common stock. Also includes the right to acquire 2,520,007 shares, represented by 83,857 deferred stock units and options to purchase 2,436,150 shares exercisable within 60 days of January 3, 2011.

Does not include 208,174 deferred stock units that were vested at January 3, 2011 or that vested within 60 days of January 3, 2011. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after termination of service (so long as such executive officer is a “specified employee” as determined under Section 409A).

(n)	Includes 13,870 shares held by Mr. Meyers and his spouse as trustees of the David L. Meyers & Barbara A. Meyers 1998 Trust, under agreement dated February 27, 2001. Includes the right to acquire 678,073 shares, represented by options to purchase 678,073 shares exercisable within 60 days of January 3, 2011. Amount shown also includes approximately 18,024 shares of common stock held by the Trustee of the Del Monte Foods 401(k) Savings Plan, on behalf of Mr. Meyers, based on the market value of units held by Mr. Meyers in the Del Monte Foods 401(k) Plan’s Del Monte Foods stock fund divided by the closing price of our common stock as of January 3, 2011.

Does not include 181,557 deferred stock units that were vested at January 3, 2011 or that vested within 60 days of January 3, 2011. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after termination of service (so long as such executive officer is a “specified employee” as determined under Section 409A).

(o)	Includes 9,810 shares held by Mr. Lommerin. Includes the right to acquire 20,921 shares, represented by 20,921 deferred stock units.

Does not include 256,657 deferred stock units that were vested at January 3, 2011 or that vested within 60 days of January 3, 2011. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after termination of service (so long as such executive officer is a “specified employee” as determined under Section 409A).

(p)	Includes 17,746 shares held by Mr. Cole. Includes the right to acquire 33,150 shares, represented by options to purchase 33,150 shares exercisable within 60 days of January 3, 2011. Amount shown also includes approximately 6,314 shares of common stock held by the Trustee of the Del Monte Foods 401(k) Savings Plan, on behalf of Mr. Cole, based on the market value of units held by Mr. Cole in the Del Monte Foods 401(k) Plan’s Del Monte Foods stock fund divided by the closing price of our common stock as of January 3, 2011.

Does not include 63,770 deferred stock units that were vested at January 3, 2011 or that vested within 60 days of January 3, 2011. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after termination of service (so long as such executive officer is a “specified employee” as determined under Section 409A).

(q)	Includes 37,427 shares held by Mr. Allen. Includes the right to acquire 245,525 shares, represented by options to purchase 245,525 shares exercisable within 60 days of January 3, 2011.

Does not include 58,675 deferred stock units that were vested at January 3, 2011 or that vested within 60 days of January 3, 2011. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after termination of service.

(r)	Includes the right to acquire 5,034,844 shares, represented by 314,771 deferred stock units and options to purchase 4,720,073 shares exercisable within 60 days of January 3, 2011.

Does not include 800,907 deferred stock units that were vested within 60 days of January 3, 2011. Due to the application of Section 409A and the terms of the Del Monte Corporation AIP Deferred Compensation Plan, these deferred stock units are not issuable until the seventh full calendar month after the applicable termination of service (so long as such executive officer is a “specified employee” as determined under Section 409A).

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $19.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262 where a merger agreement is to be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 is attached to this proxy statement as Annex D, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company common stock, the Company believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Del Monte Foods Company, Attention: General Counsel, One Market @ The Landmark, San Francisco, California 94105, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of Company common stock. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Company common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the merger agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Company common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share merger consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware Courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $19.00 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, the Company’s common stock will be delisted from the NYSE and deregistered under the Exchange Act and therefore we will no longer file periodic reports with the SEC on account of the Company’s common stock.

OTHER MATTERS

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

As of the date of this proxy statement, the Company knows of no other matter to be brought before the special meeting. If any other matter requiring a vote of the stockholders should properly come before the special meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgment.

FUTURE STOCKHOLDER PROPOSALS IN THE EVENT THE MERGER IS NOT CONSUMMATED

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2011 annual meeting of stockholders next year. The Company currently anticipates that, in such event, the 2011 annual meeting of stockholders will be held on September 22, 2011. In accordance with the Company’s bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting but are not requesting that such proposal be included in next year’s proxy materials, or if you wish to nominate a person for election to the board of directors at next year’s annual meeting, your notice of such a proposal or nomination must be submitted in writing and delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days nor more than 120 days before the one year anniversary of the 2010 annual meeting of stockholders. Accordingly, any such proposal or nomination must be received by the Company no later than June 25, 2011 (but no earlier than May 26, 2011), and should be delivered or mailed to the following address: Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. Please note that if the date of the 2011 annual meeting of stockholders changes from the current expected date of September 22, 2011 and the new meeting date is more than 30 days before or more than 60 days after September 23, 2011 (the one year anniversary of the 2010 annual meeting of stockholders), then your notice must be received no later than 90 days before the actual date of the 2011 annual meeting of stockholders or, if later, 10 days following the day on which we publicly disclose the new scheduled date of the 2011 annual meeting of stockholders.

In order to be properly submitted to the Secretary of the Company, a proposal or nomination by a stockholder must contain specific information as required under the Company’s bylaws, including, without limitation, (i) the name and address of the stockholder making the proposal, (ii) the class or series and number of shares that are owned of record or beneficially owned by such stockholder, and (iii) any material interest of such stockholder in the proposal. If you would like a copy of the Company’s current bylaws, please write to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. The Company’s current bylaws may also be found on the Company’s website at www.delmonte.com.

To be considered for inclusion in the Company’s proxy statement and form of proxy for the 2011 annual meeting of stockholders, your stockholder proposal must be submitted in writing by April 19, 2011 to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

STOCKHOLDERS SHARING THE SAME ADDRESS

A number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may:

•

if you are a stockholder of record, direct your written request to Investor Relations, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575, or contact the Investor Relations department by phone at (415) 247-3382; or

•	if you are not a stockholder of record, notify your broker.

The Company will promptly deliver, upon request to the Company address or telephone number listed above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a stockholder of record; or contact our Investor Relations Department if you are a stockholder of record, using the contact information provided above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are available to the public on the SEC’s Internet website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we are disclosing important business and financial information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be part of this proxy statement. Information that we file later with the SEC will automatically update and supersede the information included or incorporated in this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this proxy statement. The information incorporated by reference is an important part of this proxy statement. Nothing in this proxy statement shall be deemed to incorporate information furnished to, but not filed with, the SEC. Any statement in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded to the extent a statement contained in (1) this proxy statement, or (2) any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes such statement.

•	Annual Report on Form 10-K for the fiscal year ended May 2, 2010 (filed with the SEC on June 29, 2010);

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended August 1, 2010 (filed with the SEC on September 8, 2010); and for the fiscal quarter ended October 31, 2010 (filed with the SEC on December 7, 2010);

•	Current Reports on Form 8-K filed with the SEC on September 24, 2010, September 28, 2010, November 26, 2010, November 30, 2010, December 16, 2010 and December 21, 2010; and

•	Definitive Proxy Statement for our 2010 annual meeting filed with the SEC on August 16, 2010.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Attn.: Secretary

Del Monte Corporation

One Market @ The Landmark

P.O. Box 193575

San Francisco, CA 94119-3575

(415) 247-3000

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 12, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

BLUE ACQUISITION GROUP, INC.,

BLUE MERGER SUB INC.

and

DEL MONTE FOODS COMPANY

Dated as of November 24, 2010

A-i

(Continued)

A-ii

(Continued)

Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation	A-52

A-iii

INDEX OF DEFINED TERMS

2005 Indenture	Section 6.13(b)
2009 Indenture	Section 6.13(b)
Acquisition Proposal	Section 6.5(d)(i)
affiliate	Section 9.3(a)
Agreement	Preamble
AIP	Section 5.1(j)
Alternative Acquisition Agreement	Section 6.5(e)(ii)
Anti-Takeover Statute	Section 3.16
Antitrust Law	Section 9.3(b)
beneficially owned	Section 9.3(c)
Book-Entry Shares	Section 2.3(b)
Business Day	Section 9.3(d)
Bylaws	Section 3.2
CBAs	Section 6.6(f)
Certificate of Incorporation	Section 3.2
Certificate of Merger	Section 1.2
Certificates	Section 2.3(b)
Change of Recommendation	Section 6.5(e)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.10(c)
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Employees	Section 3.10(a)
Company Plan	Section 3.10(a)
Company Recommendation	Section 3.4
Company Requisite Vote	Section 3.4
Company Securities	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Confidentiality Agreement	Section 6.4
Contract	Section 3.5(a)
control	Section 9.3(e)
D&O Insurance	Section 6.7(c)
Debt Financing	Section 4.7
Debt Financing Commitments	Section 4.7
Debt Offer	Section 6.13(a)
Deferred Equity Units	Section 2.2(e)
DGCL	Recitals
Dissenting Shares	Section 2.1(d)
DMC	Section 6.13(a)
DTC	Section 2.3(c)
DTC Payment	Section 2.3(c)
Effective Time	Section 1.2
e-mail	Section 9.2
Environmental Laws	Section 3.18(c)(i)
Environmental Permits	Section 3.18(c)(ii)

Equity Financing	Section 4.7
Equity Financing Commitments	Section 4.7
ERISA	Section 3.10(a)
Exchange Act	Section 3.5(b)
Excluded Party	Section 6.5(d)
Financial Advisors	Section 3.21
Financing	Section 4.7
Financing Commitments	Section 4.7
Foreign Merger Control Laws	Section 3.5(b)
GAAP	Section 3.7(b)
Go-Shop Period	Section 6.5(a)
Governmental Entity	Section 3.5(b)
Guarantees	Recitals
Guarantors	Recitals
Hazardous Materials	Section 3.18(c)(iii)
HSR Act	Section 3.5(b)
Indemnified Parties	Section 6.7(a)
Indentures	Section 6.13(b)
KKR/Centerview Confidentiality Agreement	Section 6.4
knowledge	Section 9.3(g)
Leased Real Property	Section 3.13
Licenses	Section 3.6(b)
Liens	Section 3.13
Marketing Period	Section 6.15(a)
Material Adverse Effect	Section 9.3(h)
Material Contract	Section 3.19(a)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
No-Shop Period Start Date	Section 6.5(b)
Notes	Section 6.13(a)
Notice of Superior Proposal	Section 6.5(h)
NYSE	Section 3.5(b)
Offer Documents	Section 6.13(b)
Order	Section 7.1(c)
Owned Real Property	Section 3.13
Parent	Preamble
Parent Expenses	Section 8.6
Parent Fee	Section 8.5(c)
Parent Material Adverse Effect	Section 4.1(a)
Parent Plan	Section 6.6(c)
Parent Related Parties	Section 8.5(d)
PARS	Section 2.2(c)
PARS Agreement	Section 2.2(c)
Paying Agent	Section 2.3(a)
person	Section 9.3(i)
Preferred Stock	Section 3.3(a)

A-iv

INDEX OF DEFINED TERMS

(Continued)

Protected Period	Section 6.6(a)
Proxy Statement	Section 3.15
PSU	Section 2.2(b)
PSU Agreement	Section 2.2(b)
Representatives	Section 6.5(a)
Required Financial Information	Section 6.15(b)
RSU	Section 2.2(d)
Scheduled Leased Real Property	Section 3.19(b)
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)

Shares	Section 2.1(a)
Solvent	Section 4.11
Stockholders Meeting	Section 6.2(a)
subsidiary, subsidiaries	Section 9.3(j)
Superior Proposal	Section 6.5(d)(ii)
Surviving Corporation	Section 1.1
Tax Return	Section 9.3(l)
Taxes	Section 9.3(k)
Termination Date	Section 8.2
Termination Fee	Section 8.5(b)
WARN	Section 5.1(o)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 24, 2010 (this “Agreement”), among Blue Acquisition Group, Inc., a Delaware corporation (“Parent”), Blue Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Del Monte Foods Company, a Delaware corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”), upon the terms and subject to the conditions set forth herein and (ii) approved this Agreement in accordance with the DGCL;

WHEREAS, the respective board of directors of Parent and Merger Sub has each determined that it is in the best interests of their respective stockholders, and the board of directors of each of Parent and Merger Sub has declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of KKR 2006 Fund L.P., Vestar Capital Partners V, L.P., Centerview Capital, L.P. and Centerview Employees, L.P. (collectively, the “Guarantors”) is entering into a guarantee with the Company (collectively, the “Guarantees”) pursuant to which each of the Guarantors is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1        The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2        Closing; Effective Time.    Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m. local time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions). Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day before or during the Marketing Period as may be specified by Parent on no less than two (2) Business Days’ prior notice to the Company and (b) the final day of the Marketing Period. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of

Merger is filed with the Secretary of State of the State of Delaware or at such later time (or subsequent date and time) as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.3        Effects of the Merger.    The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4        Certificate of Incorporation; Bylaws.

(a)        Subject to Section 6.7(b), at the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b)        At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

Section 1.5        Directors and Officers.    The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II

EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS

Section 2.1        Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)        Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock (“Shares”) described in Section 2.1(b) and any Dissenting Shares, shall be converted into the right to receive $19.00 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.3. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist. If, between the date of this Agreement and the Effective Time, there is any change in the number of outstanding Shares as a result of a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, the Merger Consideration shall be equitably adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event;

(b)        Each Share held in the treasury of the Company and each Share owned by Parent or Merger Sub immediately prior to the Effective Time (other than Shares held on behalf of third parties) shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto, and any Shares owned by any wholly owned subsidiary of the Company shall remain outstanding, and no cash or other consideration shall be delivered in exchange therefor;

(c)        Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with any Shares that remain outstanding pursuant to Section 2.1(b), shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d)        Such Shares with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares withdraws such holder’s demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, but rather, the holder of the Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) the demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be deemed to be converted into and represent the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights provided in the preceding two sentences. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not make any payments with respect to, or compromise or settle any demand for, appraisal without the prior written consent of Parent.

Section 2.2        Stock Options, Performance Shares.

(a)        Immediately prior to the Effective Time, unless otherwise agreed between Parent and any individual holder, each then-outstanding option to purchase Shares (a “Company Stock Option”) granted under any director or employee stock option or compensation plan or arrangement of the Company (collectively, the “Company Stock Plans”), whether or not vested or exercisable, shall become fully vested and exercisable contingent upon the Effective Time, and shall be converted into the right to receive, and the Company shall pay to each former holder of any such fully vested converted Company Stock Option at or promptly after the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option and (ii) the number of Shares such holder could have purchased had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b)        Immediately prior to the Effective Time, each then-outstanding performance share unit (“PSU”) shall become fully earned and vested contingent upon the Effective Time with respect to the maximum number of Shares underlying such award as set forth in the terms of the agreement granting such PSU (“PSU Agreement”) and the Company shall pay to each grantee of each PSU, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such fully vested PSU (which payment shall be deemed to be the issuance of the appropriate number of Shares and receipt of the Merger Consideration, as provided in Section 2.1(a), to the extent required by the terms of such PSU’s PSU Agreement).

(c)        Immediately prior to the Effective Time, each then-outstanding performance accelerated restricted stock unit award (“PARS”) shall become fully earned and vested contingent upon the Effective Time with respect to 100% of the Shares set forth in the terms of the agreement granting such PARS (“PARS Agreement”) and the Company shall pay to each grantee of each PARS, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such fully earned and vested PARS (which payment shall be deemed to be the issuance of the appropriate number of Shares and receipt of the Merger Consideration, as provided in Section 2.1(a), to the extent required by the terms of such PARS Agreement).

(d)        Immediately prior to the Effective Time, each then-outstanding restricted stock unit or deferred stock unit that vests based on the passage of time, other than PARSs or Deferred Equity Units (“RSU”) shall, to the extent not previously earned and vested, contingent upon the Effective Time, be deemed fully earned and vested, and the Company shall pay to each grantee of each RSU, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such RSU.

(e)        Immediately prior to the Effective Time, all amounts held in participant accounts and denominated in Company Common Stock under the Company’s AIP Deferred Compensation Plan or the Company’s Non-Employee Director Deferred Compensation Plans, shall become fully vested contingent upon the Effective Time and shall, unless otherwise agreed by Parent and an individual participant in one or more of such plans, be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of Shares deemed held in such participant accounts (“Deferred Equity Units”), which shall be deemed to be the issuance of the appropriate number of Shares and receipt of the Merger Consideration, as provided in Section 2.1(a), to the extent required by the terms of the Company’s AIP Deferred Compensation Plan and the Company Stock Plans. Each of the Company’s 2003 and 2005 Non-Employee Director Deferred Compensation Plans, the Del Monte Corporation Executive Deferred Compensation Plan, effective December 20, 2001 (as amended and restated as of December 31, 2004), the Deferred Compensation Plan, effective October 1, 2009 and the elective deferral account of the Company’s AIP Deferred Compensation Plan shall be terminated prior to the Effective Time in accordance with the provisions of Treas. Reg. 1.409A-3(j)(ix)(B) and all obligations thereunder shall be paid at or before the Effective Time.

(f)        Unless a later time for payment is expressly provided in this Section 2.2 or is otherwise agreed to between Parent and an individual holder, the Company shall pay the holders of Company Stock Options, PSUs, PARS, RSUs and Deferred Equity Units the cash payments described in this Section 2.2 promptly after the Effective Time, but in any event not later than the second (2nd) Business Day after the Effective Time.

Section 2.3        Surrender of Shares.

(a)        Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.1. Such funds may be invested by the Paying Agent as directed by Parent, provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)        Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c)        Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d)        At any time following the date that is six (6) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(e)        After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)        Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

(g)        In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including making an affidavit to that effect and, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article  II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent) or as disclosed in the SEC Reports filed and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1        Organization and Qualification.    Each of the Company and its subsidiaries (a) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (a)(but solely with respect to the Company’s subsidiaries (other than DMC)), (b)(but solely with respect to the Company’s subsidiaries (other than DMC) and (c), for any such failures to be duly organized or validly existing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2        Certificate of Incorporation and Bylaws.    The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation of the Company, as amended to date (the “Certificate of Incorporation”), and the bylaws of the Company (the “Bylaws”) as currently in effect. The Certificate of Incorporation and the Bylaws are in full force and effect.

Section 3.3        Capitalization.

(a)        The authorized capital stock of the Company consists of 500,000,000 Shares and 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on November 19, 2010, 2010 (the “Measurement Date”): (i) 195,152,737 Shares were issued and outstanding; (ii) 24,468,885 Shares were held in treasury; (iii) no shares of Preferred Stock were outstanding; (iv) an aggregate of 18,396,116 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options; (v) there were outstanding PSUs grants that could be settled in up to 3,441,009 Shares; (vi) there were outstanding PARSs grants that could be settled in up to 789,275 Shares; (vii) 377,948 RSUs were outstanding; and (viii) 1,292,258 Deferred Equity Units were outstanding. From the close of business on the Measurement Date until the date of this Agreement, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise or vesting of Company Stock Options, PSUs, PARS, RSUs and Deferred Equity Units in accordance with their terms. Except as set forth above as of the date of this Agreement, (A) there are no outstanding (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options or other rights to acquire from the Company or its subsidiaries, and no obligation of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (1), (2) and (3) are referred to collectively as “Company Securities”), and (B) there are no outstanding obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No Shares are owned by any subsidiary of the Company.

(b)        All equity interests of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens. As of the date hereof, except for the Company’s subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person. Each of the outstanding equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights. Section 3.3(b) of the Company Disclosure Schedule sets forth each subsidiary of the Company as of the date hereof. As of the date of this Agreement, there are no outstanding (1) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company’s subsidiaries or (2) options or other rights to acquire from the Company’s subsidiaries, and no obligation of the Company’s subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company’s subsidiaries.

Section 3.4        Authority.     The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority of the outstanding

Shares on the record date for the Stockholders Meeting (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Company Board, at a duly called and held meeting, has adopted resolutions: (a) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and declaring it advisable to enter into this Agreement; (b) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolving to recommend that stockholders of the Company adopt this Agreement (the “Company Recommendation”). The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5        No Conflict; Required Filings and Consents.

(a)        The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or other equivalent organizational documents of the Company or its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any note, bond, mortgage, indenture, contract, agreement, license, lease, sublease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or result in the creation of any Lien on the Company or any of its subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, Lien, default, loss, right or other occurrence that would not, (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

(b)        The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar law of any jurisdiction (“Foreign Merger Control Laws”), (iii) the applicable requirements of the New York Stock Exchange (“NYSE”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B)  individually or in the aggregate, have a Material Adverse Effect.

Section 3.6         Compliance.

(a)        Neither the Company nor any of its subsidiaries is, and since April 28, 2008 none have been in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company’s or any of its subsidiaries’ respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)        The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted or to own, lease or operate their properties, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. All Licenses of the Company are in full force and effect and no cancellation or suspension of any license is pending, except where the failure to be in full force and effect, the cancellation or the suspension, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7        SEC Filings; Financial Statements.

(a)        The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since April 27, 2008 (all such forms, reports, statements, certificates and other documents filed since April 27, 2008, collectively, the “SEC Reports”). Each of the SEC Reports, as of its respective date, or if amended prior to the date hereof, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of its filing date, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Report has been amended or superseded by a later SEC Report filed prior to the date hereof.

(b)        The financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the SEC Reports present fairly in all material respects the consolidated financial position of the Company and its subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto none of which adjustments are expected to have a Material Adverse Effect) and were prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto). No subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act.

(c)        Since April 28, 2008, subject to any applicable grace periods, the Company has been and is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the NYSE, except in the case of clauses (i) and (ii) for any such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(d)        (i) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (ii) the Company has disclosed since April 28, 2008 to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, to the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from April 28, 2008 to the date of this Agreement.

(e)        Except (i) as reflected, accrued or reserved against in (x) the Company’s consolidated balance sheet as of May 2, 2010 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended May 2, 2010, and (y) the Company’s consolidated balance sheet as of August 1, 2010 (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended August 1, 2010, (ii) for liabilities or obligations incurred in the ordinary course of business since August 1, 2010, (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement and (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be disclosed, reserved or reflected in a consolidated balance sheet or the notes thereto, other than those which have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8        Absence of Certain Changes or Events.    From May 2, 2010 through the date of this Agreement, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice. Since May 2, 2010, there has not been: (a) any change, event, occurrence or effect which has had or would reasonably be expected to have a Material Adverse Effect; (b) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for (i) quarterly dividends by the Company in the ordinary course of business and (ii) any dividend or distribution by a subsidiary of the Company to the Company or a subsidiary thereof; (c) prior to the date of this Agreement, any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries (other than the acquisition of Shares (i) pursuant to the Company’s previously disclosed Share buy-back program, and (ii) tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting or exercise of any grants (including Company Stock Options, PSUs, PARS, RSUs and Deferred Equity Units) pursuant to the terms of a Company Stock Plan); (d) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (e) prior to the date of this Agreement, any material Tax election made by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries, other than in the ordinary course of business.

Section 3.9        Absence of Litigation.    There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the

Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not, (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

Section 3.10        Employee Benefit Plans.

(a)        Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all stock incentive, fringe benefit, compensation, severance, employment, change-in-control, bonus, deferred compensation, employee loan, vacation or sick pay and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which (i) any current or former employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”) has any present or future right to benefits which are contributed to, sponsored by or maintained by the Company or any of their respective subsidiaries or (ii) the Company or any of its respective subsidiaries has or has had any present or future liability.

(b)        With respect to each material Company Plan, other than a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service, (iii) any summary plan description and other material written communications by the Company or its subsidiaries to Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if applicable.

(c)        Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan other than a multiemployer plan (and to the knowledge of the Company, each multiemployer plan) has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986 (the “Code”), and other applicable laws, rules and regulations.

(d)        Except as set forth on Section 3.10(d) of the Company Disclosure Schedules, neither the Company nor any of its subsidiaries has any obligation to contribute to any multiemployer plan. With respect to any multiemployer plan to which the Company or any of its subsidiaries has any liability or contributes (or has within the last six years at any time contributed or had an obligation to contribute): (i) none of the Company or any of its subsidiaries has incurred any material withdrawal liability under Title IV of ERISA which remains unsatisfied; and (ii) to the knowledge of the Company, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(e)        Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(f)        Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company has not incurred any liability under Title IV of ERISA that has not been satisfied in full and (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due to the Pension Benefit Guaranty Corporation. No written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan in connection with the transactions contemplated under this Agreement.

(g)        Except as would not, individually or in the aggregate, have a Material Adverse Effect, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan that is subject to Section 406 of ERISA or Section 4975 of the Code, as the case may be.

(h)        Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan other than a multiemployer plan (and to the knowledge of the Company, each multiemployer plan), which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(i)        Except as set forth in Section 3.10(i) of the Company Disclosure Schedules, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(j)        Except as set forth in Section 3.10(j) of the Company Disclosure Schedules or as provided in the terms of this Agreement, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)): (i) could entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (ii) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans.

(k)        Since January 1, 2005, all Company Stock Options have been granted having an exercise price per Share at least equal to the fair market value of one Share on the date of grant of such Company Stock Option.

Section 3.11        Labor and Employment Matters.    Except as described in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority and (b) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries, nor have there been any such strikes, work stoppages, slowdowns, or lockouts within the past three years. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, there are no union organizing efforts involving any Company Employees.

Section 3.12        Insurance.    Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law and as the Company reasonably has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies.

Section 3.13        Properties.    Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good and valid title to all of their respective owned real property (the “Owned Real Property”) and good title to all of its tangible personal property and has good and valid leasehold interests in all of its leased properties, whether as lessee or sublessee (the “Leased Real Property”), in each case, sufficient to conduct its respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (“Liens”) (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, and other Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or its subsidiaries), assuming the timely discharge of all obligations owing under or related to the Owned Real Property, the tangible personal property and the Leased Real Property; provided that no representation is made under this Section 3.13 with respect to any Intellectual Property.

Section 3.14        Tax Matters.    Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all Tax Returns required to be filed by the Company and its subsidiaries prior to the date hereof have been filed (except those under valid extension) and are true, correct and complete in all material respects, (b) as of the date of this Agreement, all Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (c) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Company or any of its subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its subsidiaries pending or raised by an authority in writing, (d) neither the Company nor any of its subsidiaries has received written notice of any claim with respect to any Taxes, (e) there are no Liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, (f) neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and its subsidiaries), (g) neither the Company nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, (h) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any of its subsidiaries, and no taxing authority has issued to the Company or any of its subsidiaries any ruling which has continuing effect, (i) neither the Company nor any of its subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) any adjustments pursuant to Section 481 of the Code or any similar provision of state, local or foreign law (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) deferred gains arising prior to the Closing Date, or (v) an election pursuant to Section 108(i) of the Code and (j) neither the Company nor any of its subsidiaries has engaged in any “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

Section 3.15        Proxy Statement.    The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the

“Proxy Statement”) will not, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives on behalf of Parent or Merger Sub which is contained or incorporated by reference in the Proxy Statement.

Section 3.16        Takeover Statutes.    Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Company Board has taken such action such that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state laws in the United States (including Section 203 of the DGCL) applicable to the Company (collectively, “Anti-Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.17        Intellectual Property.    Section 3.17 of the Company Disclosure Schedule sets forth a list, accurate and complete in all material respects, of all patents, registered copyrights and registered trademarks and service marks, and all pending applications with respect to any of the foregoing, that are owned by the Company or any of its subsidiaries and used by the Company or any of its subsidiaries in the conduct of their respective businesses as conducted as of the date hereof. All of such items are owned solely by the Company or any of its subsidiaries, free and clear of all Liens (except in all cases for those Liens disclosed on Section 3.17 of the Company Disclosure Schedule), are subsisting and unexpired, and to the knowledge of the Company, the U.S. issued patents or registrations on such schedule are valid and enforceable, in each case, except as would not individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) to the knowledge of the Company, the Company or one its subsidiaries owns or has been granted a license to use all Intellectual Property that the Company or any of its subsidiaries are using in and which ownership and licenses are necessary to the conduct of their respective businesses as currently conducted; (b) there are no pending or, to the knowledge of the Company, threatened claims, actions or proceedings by any person alleging infringement, dilution or misappropriation by the Company or any of its subsidiaries of the Intellectual Property of such person or challenging the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Company or any of its subsidiaries; (c) the conduct of the businesses of the Company and its subsidiaries as currently conducted does not infringe, dilute or misappropriate any Intellectual Property of any person; (d) to the knowledge of the Company, no person is infringing or misappropriating any Intellectual Property owned by the Company or any of its subsidiaries; (e) the Company and its subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets; and (f) no Intellectual Property owned by the Company or any of its subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use or licensing thereof by the Company or any of its subsidiaries.

Section 3.18        Environmental Matters.

(a)        Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, and to the knowledge of the Company, there is no condition or circumstance that would reasonably be expected to prevent or interfere with such compliance in the future; (ii) to the knowledge of the Company, Hazardous Materials are not present, except in compliance with Environmental Law or as used in the ordinary course of business, and there have been no releases or threatened releases of Hazardous Materials, at or on any location, including at or on any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its subsidiaries under or relating to any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received from a Governmental Entity or any other person a request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar provision of any analogous state, local or foreign statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is presently subject to any lawsuit, proceeding or action, relating to noncompliance with Environmental Laws or any other liabilities or obligations pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; and (v) neither the Company nor any of its subsidiaries has assumed, or provided against, any liability or obligation of any other person under or relating to Environmental Laws except as provided in leases for real property.

(b)        Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.5 and this Section 3.18 are the only representations and warranties in this Agreement with respect to Environmental Laws or Hazardous Materials.

(c)      For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)        “Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees relating to the protection of the environment, including ambient air, soil, surface water or groundwater, natural resources or human health or safety currently in effect.

(ii)        “Environmental Permits” shall mean all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii)        “Hazardous Materials” shall mean any substance, waste or material defined or regulated as hazardous, acutely hazardous or toxic or that could reasonably be expected to result in liability under any applicable or relevant Environmental Law currently in effect, including petroleum, petroleum products, pesticides, dioxin, polychlorinated biphenyls, asbestos and asbestos containing materials.

Section 3.19        Contracts.

(a)        Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any Contract (whether written or oral) (i) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that is a material contract relating to material Intellectual Property, other than non-exclusive, off-the-shelf software licenses; (iii) that provides for borrowings in excess of $20 million; (iv) that contains provisions that prohibit the Company or any of its subsidiaries from competing in any line of business, which provisions would, after the Effective Time, in addition to applying to the Company and its subsidiaries, also purport to apply to the Parent and its affiliates (other than the Surviving Corporation and its subsidiaries) or (v) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of the capital stock of the Company or any subsidiary of the Company or prohibits the issuance of guarantees by the Company or any subsidiary of the Company. Each Contract of the type described in this Section 3.19(a), whether or not set forth in Section 3.19(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” The Company has made available to Parent true and correct copies of all Material Contracts.

(b)        Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract and Contract relating to Leased Real Property listed on Schedule 3.19(b)(i) (such Leased Real Property, “Scheduled Leased Real Property”) is valid and binding on the Company or one of its subsidiaries and in full force and effect (except to the extent that any Material Contract or Contract relating to Scheduled Leased Real Property expires in accordance with its terms), (ii) the Company and each of its subsidiaries has performed all obligations required to be performed by it to date under each Material Contract and Contract relating to Scheduled Leased Real Property, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its subsidiaries under any Material Contract or Contract relating to Scheduled Leased Real Property and (iv) no other party to such Material Contract or Contract relating to Scheduled Leased Real Property is, to the knowledge of the Company, in default in any respect thereunder.

Section 3.20        Affiliate Transactions.    Except for director and employment related Material Contracts filed or incorporated by reference as an exhibit to a form, report or other document filed by the Company with the SEC prior to the date hereof, as of the date hereof no executive officer or director of the Company or any of its subsidiaries or any person that beneficially owns 5% of the Shares is a party to any Material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets that is material to the Company and its subsidiaries, taken as a whole, or has any material interest in any material property owned by the Company or any of its subsidiaries.

Section 3.21        Opinions of Financial Advisors.    Barclays Capital Inc. and Perella Weinberg Partners LP (the “Financial Advisors”) have delivered to the Company Board their written opinions (or oral opinions to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders, a signed copy of which opinions have been or will be provided to Parent. It is agreed and understood that such opinions are for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.

Section 3.22        Brokers.    No broker, finder or investment banker (other than the Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has furnished to Parent a true and complete copy of any Contract between the Company and the Financial Advisors, pursuant to which the Financial Advisors could be entitled to any payment from or any right of first offer or similar right with respect to the Company relating to the transactions contemplated hereby.

Section 3.23        No Other Representations or Warranties.    Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1        Organization.

(a)        Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and (ii) has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement a “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect.

(b)        Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

Section 4.2        Authority.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the boards of directors of Parent and Merger Sub and, immediately following execution of this Agreement, will be duly and validly authorized by all necessary actions by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3        No Conflict; Required Filings and Consents.

(a)        The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or result in the creation of any Liens on Parent or Merger Sub or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)        The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Law, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4        Absence of Litigation.    As of the date of this Agreement, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.5        Proxy Statement.    None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6        Brokers.    No broker, finder or investment banker will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7        Financing.     Parent has delivered to the Company true, complete and correct copies of executed commitment letters from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, KKR Corporate Lending LLC and KKR Capital Markets LLC (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company (the “Debt Financing”). Parent has delivered to the Company true, complete and correct copies of the executed commitment letters (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, as of the date of this Agreement no such amendment or modification is contemplated, and as of the date of this Agreement the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and market flex provisions and other customary threshold amounts redacted; provided, that Parent represents and warrants that the market flex provisions in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the Debt Financing or any reduction in the amount of the Debt Financing) and engagement letters with respect to the Debt Financing, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding or investing, as applicable, of the Financing that could adversely affect the availability of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments applicable to it will not be satisfied. Assuming the Financing is funded in accordance with the Financing Commitments, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

Section 4.8        Operations of Parent and Merger Sub.    Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 10 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

Section 4.9        Ownership of Shares.    Neither Parent nor Merger Sub beneficially owns any Shares and neither Parent nor Merger Sub holds any rights to acquire or vote any Shares except pursuant to this Agreement. Neither Parent nor Merger Sub is, and at no time during the last three years has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL.

Section 4.10        Vote/Approval Required.    No vote or consent of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following execution of the Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or the Merger or the transactions contemplated hereby.

Section 4.11        Solvency.     Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Material Adverse Effect” qualification or expectation) and (iii) any estimates, projections or forecasts of the Company and its subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.12        Guarantee.     Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantees. As of the date hereof, the Guarantees are in full force and effect and are valid, binding and enforceable obligations of the Guarantors. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantees.

Section 4.13        Absence of Certain Agreements.    As of the date hereof, neither Parent nor any of its affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal; or (ii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any employment Contracts with the Company and its subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Shares, Company Stock Options, or other equity awards to the Company or its subsidiaries or Parent or any of its affiliates or (z) receive any capital stock or equity securities of the Company or any of its subsidiaries or Parent or any of its affiliates.

Section 4.14        Interests in Competitors.    As of the date hereof, neither Parent nor Merger Sub owns any interest(s) in any entity or person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

Section 4.15        No Other Representations or Warranties.    Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1        Conduct of Business of the Company Pending the Merger.    The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the business of the Company and its subsidiaries shall be conducted in their ordinary course of business and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, and to preserve in all material respects its present relationships with customers, suppliers and other persons with which it has material business relations; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by clauses (a)-(p) below shall be deemed a breach of this Section 5.1 unless such action constitutes a breach of such clauses (a)-(p). Between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)        amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b)        issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock options, stock appreciation rights, phantom stock, restricted stock units, Deferred Equity Units, performance shares or other similar instruments), of the Company or any of its subsidiaries (except for (i) the issuance of Shares upon the exercise of Company Stock Options, in accordance with the terms of any Company Plan, (ii) the issuance of Shares upon the settlement of PSUs, PARS, RSUs or Deferred Equity Units (and dividend equivalents thereon, if applicable) in accordance with the terms of such instruments or (iii) the issuance of shares by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company);

(c)        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for (i) ordinary quarterly cash dividends in an amount not to exceed $0.09 per Share with record dates consistent with the record dates for comparable quarterly periods of 2010; provided that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter and (ii) any dividend or distribution by a wholly-owned subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company);

(d)        reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting, settlement or exercise of any grants (including Company Stock Options, PSUs, PARS, RSUs and Deferred Equity Units) pursuant to the terms of a Company Plan or a Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e)        (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than (x) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts which have been made available to Parent prior to the date hereof or (y) acquisitions not exceeding $10,000,000, individually, or $20,000,000, in the aggregate or (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets or properties having a current value in excess of $10,000,000 in the aggregate, in each case, other than sales or dispositions of inventory in the ordinary course of business or of other assets pursuant to existing Contracts which have been made available to Parent prior to the date hereof;

(f)        other than in the ordinary course of business, enter into or amend on terms materially adverse to the Company and its subsidiaries, taken as a whole, fail to renew, cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract;

(g)        make or authorize any new capital expenditures that are in the aggregate in excess of the Company’s capital expenditure budget set forth in Section 5.1 of the Company Disclosure Schedule;

(h)        grant any material licenses of Intellectual Property to any person except non-exclusive licenses in the ordinary course of business;

(i)        incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company or acquisitions permitted by clause (e)(i) above), in each case, other than (A) in the ordinary course of business (including any borrowings under the Company’s existing credit facility and in respect of letters of credit) and (B) in an amount not to exceed $10,000,000;

(j)        except as contemplated by Sections 2.2(e) or 6.6 or except pursuant to any Company Plan or as required by applicable law, (i) increase the compensation or benefits of any of its present or former directors, officers or employees, except as previously contemplated under current open enrollment arrangements for Company Plans that are health benefit plans or for employees of the Company below Director Level III who are promoted in the ordinary course of business consistent with recent past practice of the Company, (ii) grant any severance or termination pay to any present or former director, officer or employee not required to be granted under any Company Plan, or any retention pay (other than cash retention benefits not to exceed $2,000,000 in the aggregate payable to active employees other than officers of the Company, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or prospective directors, officers, other employees or individual independent contractors, except for (A) offers of employment to prospective employees (other than a person who would become an employee at Director Level III or above) to be hired to fill a vacant position and (B) agreements with individual independent contractors, in each case at an annual rate of cash compensation not to exceed $150,000 on an individual basis, in the ordinary course of business consistent with the recent past practices of the Company, (iv) loan or advance any money or other property to any present or former director, officer or employee, (v) increase the funding obligation or contribution rate of any Company Plan or (vi) establish, adopt, enter into, amend individually or in the aggregate in any material respect or terminate any Company Plan, excluding the adjustment of the applicable performance targets as necessary for the purposes of calculating performance-based cash bonus awards payable under the Company Annual Incentive Plan (as identified in Section 3.10(a), Item 4 a. of the Company Disclosure Schedule (the “AIP”)) as if the transactions contemplated by this Agreement had not occurred during the Company’s 2011 fiscal year;

(k)        make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l)        other than in the ordinary course of business or as required by applicable law, (i) make any material Tax election, (ii) enter into any material settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any method of

Tax accounting or Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(m)        settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed the amount set forth in Section 5.1(m) of the Company Disclosure Schedule and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries, taken as a whole;

(n)        except for this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned subsidiaries of the Company);

(o)        effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN; or

(p)        authorize or agree to take any of the actions described in Sections 5.1(a)-(o).

Section 5.2        Conduct of Business of Parent and Merger Sub Pending the Merger.    Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3        No Control of Other Party’s Business.    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1        Proxy Statement.    As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.

Section 6.2        Stockholders Meeting.

(a)        The Company, acting through the Company Board (or a committee thereof), shall (i) as soon as reasonably practicable following confirmation by the SEC that it has no further comments on the Proxy Statement take all action necessary to set a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”) and (ii) subject to Section 6.5(c), include in the Proxy Statement the Company Recommendation and, use its reasonable best efforts to obtain the Company Requisite Vote. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to call, give notice of or convene the Stockholders Meeting or mail the Proxy Statement, in each case prior to the No-Shop Period Start Date; provided, that the Company shall cause the Proxy Statement to be mailed to the holders of Shares as of the record date established for the Stockholders Meeting as promptly as reasonably practicable after the later of (i) the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement and (ii) the No-Shop Period Start Date.

(b)        Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated.

Section 6.3        Access to Information.    From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and representatives to, afford the officers, employees, and representatives, including financing sources (provided, however, that financing sources may only be provided with material non-public information subject to customary confidentiality undertakings), of Parent reasonable access during normal business hours, consistent with applicable law, to its officers, properties, offices, and other facilities and to all books and records as Parent, through its officers, employees or representatives, including financing sources, may from time to time reasonably request (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 6.4        Confidentiality.     Each of Parent and Merger Sub will hold and treat and will cause its officers and employees and will use reasonable best efforts to cause its auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated February 17, 2010 between the Company, Centerview Capital, L.P. and Kohlberg Kravis Roberts & Co. L.P. (the “KKR/Centerview Confidentiality Agreement”) and the Confidentiality Agreement dated February 19, 2010 between the Company and Vestar Capital Partners V, L.P. (together with the KKR/Centerview Confidentiality Agreement, the “Confidentiality Agreements”), which Confidentiality Agreements shall remain in full force and effect in accordance with their respective terms.

Section 6.5        Acquisition Proposals; Go-Shop.

(a)        Go-Shop Period.    Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 45th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute Acquisition Proposals, including by way of providing access to non-public information to any person pursuant to (but only pursuant to) a confidentiality agreement on customary terms not materially more favorable to such person than those contained in the KKR/Centerview Confidentiality Agreement (it being understood that such confidentiality agreements need not prohibit the making or amendment of an Acquisition Proposal) (an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company provides to any person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any persons or groups of persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including through the waiver or release by the Company, at its sole discretion, of any preexisting standstill or similar agreements with any persons solely to the extent necessary to permit such person to make or amend an Acquisition Proposal or otherwise engage with the Company in discussions regarding an Acquisition Proposal or a proposal that could reasonably be expected to lead to an Acquisition Proposal.

(b)        No Solicitation or Negotiation.    Except as expressly permitted by this Section 6.5 (including Section 6.5(c)) and except as may relate to any Excluded Party, the Company and its subsidiaries and their respective officers and directors shall, and the Company shall use its reasonable best efforts to instruct and cause its and its subsidiaries’ other Representatives to, (i) at 12:00 a.m. on the 46th calendar day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiaries to any person relating to, or that could reasonably be expected to lead to any Acquisition Proposal, (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c)        Conduct Following No-Shop Period Start Date.    Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this Section 6.5(c), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a written Acquisition Proposal from any person the Company and its Representatives may contact such person solely to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide non-public information and data concerning the Company and its subsidiaries in response to a request therefor by such person if the Company receives from such person an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company made available to any person given such access which was not previously made available to Parent or Merger Sub, (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such person regarding such Acquisition Proposal and (iii) the Company Board or any appropriate committee thereof may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) or (iii) above, the Company

Board or any committee thereof determines in good faith, after consultation with outside counsel, that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law and (y) in each such case referred to in clause (i) or (ii) above, the Company Board or any appropriate committee thereof has determined in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal (together with any other Acquisition Proposals contemplated by the proviso to the definition of “Superior Proposal”, if any, with respect to which discussions or negotiations remain active) either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (z) in the case referred to in clause (iii) above, the Company Board or any appropriate committee thereof determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal (together with any other Acquisition Proposals contemplated by the proviso to the definition of “Superior Proposal”, if any, with respect to which discussions or negotiations remain active) is a Superior Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.5(a) with respect to any Excluded Parties, including with respect to any amended proposal submitted by any Excluded Parties following the No-Shop Period Start Date, and the restrictions in Section 6.5(b) shall not apply with respect thereto; provided that the provisions of Section 6.5(g) and (h) shall apply.

(d)        Definitions.    For purposes of this Agreement:

(i)        “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for, in one transaction or a series of related transactions, (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the Merger.

(ii)        “Excluded Party” means any person, group of persons or group that includes any person (so long as such person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Company Board or any appropriate committee thereof determines in its good faith judgment prior to the No-Shop Period Start Date, after consultation with the Company’s financial advisor and outside counsel, is, or could reasonably be expected to result in, a Superior Proposal, either individually or taken together with any other Acquisition Proposals contemplated by the proviso to the definition of “Superior Proposal”, if any.

(iii)        “Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%), that the Company Board or any appropriate committee thereof has determined in its good faith judgment, after consultation with the Company’s financial advisor and outside counsel (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the person making the proposal, and (B) would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (taking into account the timing of consummation as compared to the transactions contemplated hereby and after giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.5(h)); provided, however, that a Superior Proposal may consist of multiple Acquisition Proposals that, taken together, satisfy all of the requirements set forth in this definition.

(e)        No Change in Recommendation or Alternative Acquisition Agreement.    Except as set forth in this Section 6.5(e) or Section 8.3(a), the Company Board and each committee thereof shall not:

(i)        withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or authorize, adopt, approve, recommend, or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal (it being understood that the Company Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii)        except if it concurrently terminates this Agreement pursuant to Section 8.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.5(a) or Section 6.5(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Company Board or any appropriate committee thereof may (A) withhold, withdraw, qualify or modify the Company Recommendation or (B) approve, recommend or otherwise declare advisable any Acquisition Proposal or publicly propose to do the foregoing (either of clauses (A) or (B), a “Change of Recommendation”) that the Company Board or any appropriate committee thereof believes in good faith (after consultation with its financial advisor and outside counsel) is (together with any other Acquisition Proposals contemplated by the proviso to the definition of “Superior Proposal”, if any, with respect to which discussions or negotiations remain active) a Superior Proposal (including any Superior Proposal made by an Excluded Party) made after the date hereof (giving effect to all of the adjustments to be offered to Parent pursuant to Section 6.5(h)), if in either the case of clause (A) or (B), the Company Board or any appropriate committee thereof determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary duties under applicable law and may also take action pursuant to Section 8.3(a) subject to compliance with this Section 6.5.

(f)        Certain Permitted Disclosure.    Nothing contained in this Section 6.5 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided that the Company Board expressly publicly reaffirms the Company Recommendation in such disclosure.

(g)        Notice.    Within three (3) Business Days following the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from an Excluded Party and, if applicable, copies of all documents relating thereto received prior to such date (which material terms and conditions do not have to include the identity of the person or group of persons making the Acquisition Proposal). From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within two (2) Business Days) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the person making the proposal or offer or to comply with confidentiality obligations to such person) and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(h)        The Company shall not be entitled to effect a Change of Recommendation or to terminate this Agreement under 8.3(a) with respect to a Superior Proposal unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action and, if applicable, copies of all documents relating thereto (it being understood that such material terms need not include the identity of the person making such proposal), (ii) during the three (3) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Financing Commitments and the Guarantees so that such Superior Proposal ceases to constitute a Superior Proposal and (iii) following the end of the three (3) Business Day period, the Board of the Company shall have determined in good faith after consultation with its financial advisor and outside counsel, taking into account any changes to this Agreement, the Financing Commitments and the Guarantees proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(h); provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period).

Section 6.6        Employment and Employee Benefits Matters.

(a)        Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain, for the period commencing at the Effective Time and ending on the last day of the Company’s 2012 fiscal year (the “Protected Period”), the severance-related provisions of the Company Plans set forth in Section 6.6(a) of the Company Disclosure Schedule and to provide 100% of the severance payments and benefits provided thereunder to be delivered to any Company Employee whose employment is terminated during such Protected Period pursuant to circumstances that would give rise to severance payments and benefits under such Company Plans.

(b)        Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain for any Company Employee, during the Protected Period, subject to paragraph (a) above: (i) annual cash compensation levels (such term to mean (A) annual rate of cash base salary and wage rates, as applicable and (B) target cash incentive opportunities (including for participants in the AIP, opportunities based on a specified target percentage of such Company Employee’s annual rate of cash base salary) that are each no less favorable than such annual rates of base salary and wage rates, as applicable and such target cash incentive compensation opportunities maintained for and provided to such Company Employees immediately prior to the Effective Time, and (ii) health and welfare benefits and retirement benefits provided under Company Plans, that for each category in the aggregate are no less favorable than, such health and welfare benefits, and retirement benefits maintained for and provided to such Company Employees immediately prior to the Effective Time.

(c)        As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility, participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation but excluding for purposes of any equity incentive compensation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, regardless as to whether or not such Parent Plan is subject to ERISA), Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.

(d)        From and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms, (i) each existing Company Plan that is an employment, change in control, severance and termination protection plan or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, equity-based or bonus plan, program or agreement and (ii) all obligations pursuant to outstanding restoration plans, equity-based, bonus or bonus deferral plans, programs or agreements and in respect of vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements, in each of the foregoing cases referenced in clauses (i) and (ii) above, to the extent legally binding on the Company or any of its subsidiaries and outstanding as of the Effective Time.

(e)        Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending ninety days thereafter, to not effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN.

(f)        The provisions of Section 6.6(a) and 6.6(b) above shall not apply to any Company Employee who is subject to a collective bargaining agreement set forth on Section 3.11 of the Company Disclosure Schedule (the “CBAs”). The terms and conditions of employment for Company Employees subject to the CBAs shall be governed by the applicable provisions of the CBAs and any successor agreements thereto.

(g)        Nothing in this Section 6.6, express or implied, (i) is intended to confer on any person (including any Company Employee) or entity, other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement and (ii) shall constitute an amendment to any Company Plan.

Section 6.7        Directors’ and Officers’ Indemnification and Insurance.

(a)        Without limiting any additional rights that any employee may have under any employment agreement or Company Plan as in effect on the date hereof and which has previously been made available to Parent, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to, (and in the event the coverage under the directors’ and officers’ liability insurance policies referred to in this Section 6.7 have been fully paid by all applicable carriers or is otherwise not longer available, Parent shall) indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b)        The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)        Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company or the Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (which annual amount the Company represents and warrants is set forth on Section 6.7(c) of the Company Disclosure Schedule). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)        Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 6.7 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)        This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f)        In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8        Further Action; Efforts.

(a)        Upon the terms and subject to the conditions of this Agreement, each of the parties shall use (x) its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement as soon as practicable and (ii) do all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; and (B) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (y) best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b)        In furtherance and not in limitation of the provisions of Section 6.8(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten (10) Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to file as promptly as practicable any filings, notifications or reports required under any Foreign Merger Control Laws. Parent shall pay all filing fees for the filings required under the HSR Act by the Company and Parent.

(c)        If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d)        The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i)        cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii)        furnishing to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under Antitrust Laws;

(iii)        promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by law or Governmental Entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv)        consulting and cooperating with one another in connection with all material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v)        without prejudice to any rights of the parties hereunder, consulting and cooperating in all material respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e)        In addition, each of the parties shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement.

(f)        Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under Section 6.8(a)(y) to use its best efforts shall mean Parent committing, if necessary, to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of the Company and any of its subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its subsidiaries prior to the Effective Time; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations of the Company as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity necessary, to consummate the transactions contemplated hereby. All efforts described in this Section 6.8(f) shall be unconditional and shall not be qualified by best efforts and no actions taken pursuant to this Section 6.8 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(g)        Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

Section 6.9        Public Announcements.    The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, nothing in this Section 6.9 shall limit the Company’s or the Company Board’s rights under Section 6.5.

Section 6.10        Anti-Takeover Statutes.    If the restrictive provisions of any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.11        Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that the Company’s, on the one hand, and Parent’s on the other hand, compliance or failure of compliance with this Section 6.11 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied.

Section 6.12        Rule 16b-3.    Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13        Treatment of Notes; Indentures.

(a)        If requested by Parent, the Company shall use its reasonable best efforts to assist Parent or an affiliate of Parent or the Company, or the Company’s operating subsidiary, Del Monte Corporation, a Delaware corporation (“DMC”), at Parent’s option, in commencing an offer to purchase, and related consent solicitation with respect to, all of the outstanding aggregate principal amount of the 6 3/4% Notes due 2015 and the 7 1/2% Notes due 2019 issued pursuant to the Indentures (as defined below) (collectively, the “Notes”) on the terms and conditions reasonably specified by Parent (including amendments to the terms and provisions of the Indentures (as defined below) as reasonably requested by Parent and reasonably satisfactory to the Company)(the “Debt Offer”). Notwithstanding the foregoing, the closing of the Debt Offer shall be conditioned on the completion of the Merger, shall provide that the Notes shall be accepted for payment by the Surviving Corporation immediately upon the completion of the Merger, and otherwise shall be in compliance with applicable Laws and SEC rules and regulations.

(b)        The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received in the consent solicitation constituting part of the Debt Offer, each of the Company and its applicable subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute supplemental indentures in form reasonably satisfactory to the Company to (i) the Indenture, dated as of October 1, 2009, among DMC, as issuer, the Company, The Meow Mix Company, LLC, Meow Mix Decatur Productions I, LLC, as guarantors, and The Bank of New York Mellon Trust Company, N.A. (as amended or supplemented, the “2009 Indenture”) and (ii) the Indenture, dated as of February 8, 2005, among DMC, as issuer, the Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Star-Kist Mauritius, Inc. and Marine Trading Pacific, Inc., as guarantors, and Deutsche Bank Trust Company Americas (as amended or supplemented, the “2005 Indenture” and, together with the 2009 Indenture, the “Indentures”), which supplemental indentures shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Concurrent with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offer and in accordance with the Debt Offer.

(c)        Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offer, including the Offer Documents, and provide the Company with a reasonable opportunity to comment on such documents. Parent and the Company shall, and shall cause their respective subsidiaries to and shall use their respective reasonable best efforts to cause their respective Representatives to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Notes in connection with the Debt Offer shall be subject to the prior review of the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer any information in the Offer Documents should be discovered by the Company and its subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, following which an appropriate amendment or supplement describing such information shall be prepared and disseminated to the holders of the Notes.

Section 6.14        Obligations of Merger Sub.    Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.15        Financing.

(a)      Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in or contemplated by the Debt Financing Commitments and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Financing Commitments without the prior written consent of the Company if such amendments, modifications or waivers would or would reasonably be expected to (w) reduce the aggregate amount of the Debt Financing below the amount required to consummate the Merger and repay or refinance the debt contemplated in this Agreement or the Financing Commitments, (x) impose new or additional conditions to the receipt of the Debt Financing, (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (z) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments (provided, that, for the avoidance of doubt, Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities, if the addition of such additional parties, individually or in the aggregate, would not prevent or materially delay or impair the availability of the financing under the Debt Financing Commitments or the consummation of the transactions contemplated by this Agreement), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis all conditions and covenants applicable to Parent and Merger Sub in the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments) and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments (or terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub (in the reasonable judgment of Parent) than the terms and conditions in the Debt Financing Commitments), (iv) in the event that all conditions in the Debt Financing Commitments (other than the availability or funding of any Equity Financing) have been satisfied, consummate the Debt Financing at or prior to Closing, (v) enforce its rights under the Debt Financing Commitments and (vi) in the event that all conditions in the Debt Financing Commitments (other than the availability or funding of any Equity Financing) have been satisfied, cause the lenders and other persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice: (A) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or Merger Sub become aware; (B) of the receipt of any written notice or other written communication from any party to any Financing Commitment with respect to any breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing; and (C) if Parent or Merger Sub will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment or the definitive documents related to the Financing. As soon as reasonably practicable, after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide notice of the circumstances referred to in clauses (A), (B) or (C) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not less favorable, taken as a whole, to Parent and Merger Sub (in the reasonable judgment of Parent) than those in the Debt Financing Commitments as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date. For the avoidance of doubt, in no event shall any Guarantor be required to provide any financing other than equity financing, which equity shall in no event exceed the amount set forth in its respective Equity Commitment Letter, and in no event shall Parent or Merger Sub be required to seek or obtain equity financing other than the Equity Financing. For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty (20) consecutive calendar days throughout which (x) Parent shall have all of the Required Financial Information and (y) the conditions set forth in Sections 7.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive calendar day period (provided, with respect to Section 7.2(b), only failures to perform or comply with agreements contained in this Agreement that would impair the ability of Parent and Merger Sub to arrange the Debt Financing shall be considered for purposes of determining whether such condition has been satisfied); provided that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (x) the Company’s auditors shall have withdrawn their audit opinion contained in the Required Financial Information or (y) the financial statements included in the Required Financial Information that is available to Buyer on the first day of any such 20 consecutive day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20 day period; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained; provided, further, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information Parent reasonably believes the Company has not delivered). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing.

(b)        Prior to the Closing, the Company shall use reasonable best efforts and shall cause its subsidiaries to use reasonable best efforts, and shall use its reasonable best efforts to cause its respective Representatives to, provide to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation reasonably requested by Parent that is necessary in connection with the Financing, including (i) furnishing Parent and Merger Sub and their Financing sources (by a date that is not later than forty (40) calendar days after the end of any fiscal quarter after the date hereof that is not a fiscal year end, in respect of unaudited quarterly financial statements required pursuant to this Section 6.15(b)), with the unaudited consolidated balance sheet of the Company as of October 31, 2010 (and as of the end of any subsequent quarterly period that is not a fiscal year end ended no less than forty (40) calendar days prior to the Closing Date) and the related unaudited statements of income and cash flows, which shall have been reviewed by the Company’s accountants as provided in SAS 100 (provided that such financial statements shall be deemed delivered to Parent and Merger Sub upon filing thereof with the SEC) and (C) such other financial and other information as Parent shall reasonably request in order to consummate the Debt Financing, including all Company information, financial statements and financial data of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act (subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act) and of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act for financings similar to the Financing and subject to exceptions customary for such financings (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and related management discussion and analysis of financial condition and results of operations) (information required to be delivered pursuant to this clause (i) being referred to as, the “Required Financial Information”), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Financing and the delivery of one or more customary representation letters), (iv) using reasonable best efforts to obtain accountants’ comfort letters and legal opinions as reasonably requested by Parent and facilitate the pledging of collateral in connection with the Financing, including, executing and delivering any documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters as of the Closing, on a pro forma basis), (v) causing the taking of corporate actions (subject to the occurrence of the Closing) by the Company and its subsidiaries reasonably necessary to permit the completion of the Financing, (vi) facilitating the execution and delivery at the Closing of definitive documents related to the Financing on the terms contemplated by the Debt Financing Commitments, and (vii) cooperating with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of accounts receivable, inventory and other applicable assets; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries; provided, further, that neither the Company nor any of its subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time. None of the Company or any of its subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, or the Debt Offering, prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.15(b)) and any information utilized in connection therewith (other than historical information relating to the Company or its subsidiaries or other information furnished by or on behalf of the Company or its subsidiaries) and in connection with the Debt Offer. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with this Section 6.15(b) and in connection with the Debt Offer. The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’

logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.

(c)        In no event shall Parent or any of its controlled affiliates (which for purposes of this Section 6.15(c) shall be deemed to include the Guarantors and the active investment funds affiliated with any of the Guarantors), directly or indirectly, enter into any Contract, without the prior consent of the Company, (i) awarding any agent, broker, investment banker, financial advisor or other firm or person any financial advisory role on an exclusive basis (or until the No-Shop Period Start Date, any firm or person other than Centerview Partners on a non-exclusive basis) or (ii) engaging any bank or investment bank or other potential provider of debt financing on an exclusive basis (or otherwise on terms that prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its subsidiaries), in the case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated hereby. Until the No-Shop Period Start Date, neither Parent nor any of its controlled affiliates shall, directly or indirectly, seek or obtain any equity commitments or equity financing in respect of the Merger or any of the other transactions contemplated hereby, or provide any information in respect thereof to any potential investor in Parent other than as set forth in the Equity Financing Commitments, as in effect on the date hereof; provided, however, Parent and its controlled affiliates and their respective representatives may seek and obtain equity commitments and equity financing (and provide such persons confidential information in connection therewith provided such persons agree on customary terms to keep such information confidential) at any time from (i) any limited partners of the active investment funds, managed accounts affiliated with any of the Guarantors or an investor in a vehicle controlled or managed by an affiliate of the Guarantors and (ii) any other person to which any of the Guarantors or any of their respective affiliates are obligated to offer the opportunity to invest in connection with transactions similar to the transactions contemplated by this Agreement. Subject to this Section 6.15(c), the Company hereby agrees that Parent and each counterparty thereto shall not be bound by its obligations under each Confidentiality Agreement not to provide confidential information to or enter into discussions, agreements, arrangements or understandings with potential sources of debt or equity financing with respect to the Merger and the other transactions contemplated by this Agreement, provided that such sources of financing agree on customary terms to keep such information confidential.

(d)        Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

Section 6.16        Stock Exchange Delisting.    Each of the Company and Parent shall take such actions reasonably required prior to the Effective Time to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 6.17        Parent Vote.

(a)        Parent shall be present for the purposes of a quorum and shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its subsidiaries or with respect to which it or any of its subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b)        Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Agreement.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1        Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)        Stockholder Approval.    This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company.

(b)        Regulatory Consents.    The (i) waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) approval of the Merger by the European Commission shall have been granted pursuant to the Council Regulation (EC) No 139/2004 of the European Union, as amended; and (iii) approval of the Merger by China’s Ministry of Commerce shall have been granted and/or deemed to have been granted by expiration of the applicable waiting period pursuant to the China Anti-Monopoly Law.

(c)        Orders.    No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

Section 7.2        Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)        Representations and Warranties.    (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect (other than the representation and warranty set forth in Section 3.3(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had a Material Adverse Effect; (iii) the representation and warranty set forth in Section 3.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b)        Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

Section 7.3        Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)        Representations and Warranties.    (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date unless such failures to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b)        Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

Section 7.4        Frustration of Closing Conditions.    None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.8 and 6.15.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1        Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 8.2        Termination by Either Parent or the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by May 22, 2011, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (such date the “Termination Date”); (b) the Stockholders Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have primarily contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.3        Termination by the Company.    This Agreement may be terminated and the Merger may be abandoned by written notice of the Company:

(a)        at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into one or more Alternative Acquisition Agreements with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into one or more Alternative Acquisition Agreements with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designees in immediately available funds any fees required to be paid pursuant to Section 8.5; or

(b)        if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by the Company to Parent or (ii) two (2) Business Days prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, 7.2(a) or 7.2(b) not to be capable of being satisfied;

(c)        if all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days of the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready and willing to consummate on that date.

Section 8.4        Termination by Parent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent if (a) the Company Board (i) shall have made a Change of Recommendation, (ii) fails to include in the Proxy Statement when mailed, the Company Recommendation or (iii) fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal (other than by Parent or any of its affiliates), including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within 10 Business Days after commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act); (b) the Company enters into an Alternative Acquisition Agreement; or (c) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Parent to the Company or (ii) two (2) Business Days prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to Section 8.4(c) if Parent is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, 7.3(a) or 7.3(b) not to be capable of being satisfied.

Section 8.5        Effect of Termination and Abandonment.

(a)      In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein and subject to Section 8.5(d) (including the limitation on liability set forth therein), no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from knowing and intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5, Section 8.6, Section 6.15(b) (with respect to Parent’s reimbursement and indemnification obligations) and Section 9.1, the Confidentiality Agreements and the Guarantees (to the extent set forth therein) shall survive the termination of this Agreement.

(b)        In the event that:

(i)        (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) or Section 8.2(b) or Section 8.4(c), (y) any person shall have made and publicly disclosed an Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination or, with respect to a termination pursuant to Section 8.2(b), at least 10 Business Days prior to the Stockholders Meeting and (z) prior to or within nine (9) months of such termination the Company shall have consummated any Acquisition Proposal (in each case whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y)) (provided that for purposes of this clause (z) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii)        this Agreement is terminated by Parent pursuant to Section 8.4(a) or 8.4(b); or

(iii)        this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall (A) in the case of clause (i) above, within two (2) Business Days after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(z) above, (B) in the case of clause (ii) above, no later than two (2) Business Days after the date of such termination, and (C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Parent or its designee the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean (A) an amount equal to $60,000,000 if the Termination Fee becomes payable in connection with the Company entering into an Alternative Acquisition Agreement with an Excluded Party, and (B) an amount equal to $120,000,000 in all other circumstances (in the case of (A) or (B), less any Parent Expenses previously paid by the Company pursuant to Section 8.6).

(c)        In the event that this Agreement is terminated pursuant to:

(i)        Section 8.3(b); or

(ii)        Section 8.3(c);

then Parent shall within two (2) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $249,000,000 (the “Parent Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

(d)        The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Section 8.6 or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or Section 8.6 or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent’s or Merger Sub’s designee, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (i)(x) the Company’s right to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5 (including the right to enforce the Guarantees with respect thereto) shall, subject to Section 9.10, be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub, the Guarantors, the financing sources under the Debt Financing Commitments and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (“Parent Related Parties”; provided, that for the avoidance of doubt, the term “Parent Related Parties” shall not include Parent, Merger Sub or any of their subsidiaries) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5 and upon payment of such amounts, none of Parent, Merger Sub, the Guarantors, the financing sources under the Debt Financing Commitments or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreements, any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d) and the indemnification, reimbursement and expense obligations of Parent contained in Section 6.15(b)), the Guarantees, the Equity Commitment Letters or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise and (y) in connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5, the Company agrees that the maximum aggregate liability of Parent and Merger Sub shall be limited to an amount equal to the amount of the Parent Fee, and in no event shall the Company seek to recover any money damages in excess of such amount (except that such parties shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreements, any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d) and the indemnification, reimbursement and expense obligations of Parent contained in Section 6.15(b)), and (ii) if Parent has the right to receive the Termination Fee from the Company pursuant to this Section 8.5, the Termination Fee shall, subject to Section 9.10, be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to or associated with such termination, and upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of any such loss (except for any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(d)).

Section 8.6        Expenses.     Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the printing, filing and mailing of the Proxy Statement shall be shared equally by Parent and the Company. Notwithstanding the foregoing, in the event of termination of this Agreement by (i) either party pursuant to Section 8.2(b) (or a termination by the Company pursuant to a different section of Section 8.2 at a time when this Agreement was terminable pursuant to Section 8.2(b)) or (ii) Parent pursuant to Section 8.4(c), then the Company shall promptly, but in no event later than three (3) Business Days after being notified of such by Parent in the case of clauses (i) and (ii) of this Section 8.6, pay Parent’s designee all of the documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent, Merger Sub and their respective affiliates in connection with this Agreement and the transactions contemplated by this Agreement (the “Parent Expenses”) up to a maximum amount of $15,000,000, by wire transfer of same day funds.

Section 8.7        Amendment.     This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8        Waiver.    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1        Non-Survival of Representations, Warranties, Covenants and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

Section 9.2        Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to Parent or Merger Sub:

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th St., Suite 4200

New York, New York 10019

Attention: Simon Brown

Facsimile: (212) 750-0003

E-Mail: Simon.Brown@kkr.com

c/o:

Vestar Capital Partners V, L.P.

c/o Vestar Capital Partners

245 Park Avenue

41st Floor

New York, New York 10167

Attention: Brian K. Ratzan and Steven Della Rocca

Facsimile: 212-808-4922

E-Mail: bratzan@vestarcapital.com

             sdellarocca@vestarcapital.com

c/o:

Centerview Partners, L.P.

c/o Centerview Partners

16 School Street

Rye, New York 10580

Attention: David Hooper

Facsimile: (914) 921-4816

E-Mail: dhooper@centerviewpartners.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Marni J. Lerner, Esq.

Facsimile: (212) 455-2502

E-mail: mlerner@stblaw.com

(b)        if to the Company:

Del Monte Foods Company

One Market @ The Landmark

San Francisco, CA 94105

Attention: General Counsel

Facsimile: 415-247-3263

E-mail: James.Potter@delmonte.com

with an additional copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Dennis J. Friedman, Esq.

                 Eduardo Gallardo, Esq.

Facsimile: 212-351-3900

E-mail: DFriedman@gibsondunn.com

             EGallardo@gibsondunn.com

Section 9.3        Certain Definitions.    For purposes of this Agreement, the term:

(a)        “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)        “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(c)        “beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

(d)        “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(e)        “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(f)        “Intellectual Property” means U.S. and foreign intellectual property, including all of the following to the extent subject to protection under applicable law (i) (a) patents, inventions, processes, developments, technology and know-how; (b) copyrights, including copyrights in and works of authorship in any media, including graphics, advertising materials, labels, package designs and photographs; (c) trademarks, service marks, trade names, brand names, domain names, logos, trade dress and other source indicators; (d) trade secrets, confidential, proprietary or non-public information and (ii) all registrations, applications renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts or similar legal protections related thereto;

(g)        “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Section 9.3(g)(i) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

(h)        “Material Adverse Effect” means any event, change, occurrence or developments or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than , any event, change, occurrence or developments or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in any of the industries in which the Company or its subsidiaries operate, (iii) changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, (iv) any change in the price or trading volume of the Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war or any act of terrorism, (vii) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement (provided, that the exceptions in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.5, and to the extent related thereto, the condition in Section 7.1(a)), (viii) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (ix) any action taken by the Company, or which the Company causes to be taken by any of its subsidiaries (other than pursuant to Section 5.1), in each case which is required by this Agreement or (x) any actions taken (or omitted to be taken (other than pursuant to Section 5.1)) at the request of Parent or Merger Sub, except in the case of each of clauses (i) through (iii) and (vi), to the extent such changes have a disproportionately adverse impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants;

(i)        “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

(j)        “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(k)        “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign; and

(l)        “Tax Return” shall mean any return, report or statement (including information returns) required to be filed with or provided to any Governmental Entity or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

Section 9.4        Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.5(d) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing Commitments or the Guarantees.

Section 9.5        Entire Agreement; Assignment.    This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Equity Financing Commitments, the Confidentiality Agreements and the

Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

Section 9.6        Parties in Interest.    Except as provided in Section 6.7, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs. In addition, debt financing sources under the Debt Financing Commitments shall be considered third party beneficiaries with respect to Section 8.5(d), Section 9.4, Section 9.11 and Section 9.13 and Parent Related Parties shall be considered third party beneficiaries with respect to Section 8.3 and Section 9.14. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7        Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 9.8        Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9        Counterparts.     This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10        Specific Performance.    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 6.8 and 6.15 by Parent or Merger Sub, and (ii) to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if, but only if (with respect to this clause (ii)), (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.15, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. Notwithstanding anything herein to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Financing Commitment, including by demanding Parent and/or Merger Sub file one or more lawsuits against the sources of Debt Financing to fully enforce such sources’ obligations thereunder and Parent’s and Merger Sub’s rights thereunder, only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (ii) all of the conditions to the consummation of the financing provided by the Debt Financing Commitment (or, if alternative financing is being used in accordance with Section 6.15, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. For the avoidance of doubt, under no circumstances will the Company be entitled to monetary damages in excess of the aggregate amount of (A) the Parent Fee, (B) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(d) and (C) the indemnification, reimbursement and expense obligations of Parent contained in Section 6.15(b). Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Until such time as Parent pays the Parent Fee, the remedies available to the Company pursuant to this Section 9.10 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Fee under Section 8.5.

Section 9.11        Jurisdiction.     Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. The parties hereby further agree that New York state or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action brought against any financing source under the Debt Financing Commitments in connection with the transactions contemplated under this Agreement.

Section 9.12        Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.13        WAIVER OF JURY TRIAL.    EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES UNDER THE DEBT FINANCING COMMITMENTS) OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.14        No Recourse.    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party (other than the Guarantors to the extent set forth in the Guarantees or Equity Commitment Letters and other than the parties to the Confidentiality Agreements to the extent set forth in the Confidentiality Agreements) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its affiliates, and the Company agrees not to and to cause its affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than payment of the Guarantors to the extent set forth in the Guarantees).

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLUE ACQUISITION GROUP, INC.

By:	/s/ Simon Brown
Name: Simon Brown
Title: President & Chief Executive Officer

BLUE MERGER SUB INC.

By:	/s/ Simon Brown
Name: Simon Brown
Title: President & Chief Executive Officer

DEL MONTE FOODS COMPANY

By:	/s/ David L. Meyers
Name: David L. Meyers
Title: Executive Vice President Administration and Chief Financial Officer

EXHIBIT A

RESTATED

CERTIFICATE OF INCORPORATION

OF

DEL MONTE FOODS COMPANY

FIRST:        The name of the corporation (which is hereinafter referred to as the “Corporation”) is Del Monte Foods Company.

SECOND:        The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD:        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH:        The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH:        In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH:        (a) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(b)        Each person (a “Covered Person”) who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in (c) of this Article SIXTH, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification and advancement of expenses conferred in this Article shall be a contract right. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a Covered Person as set forth herein in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification and advancement of expenses to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of and advancement of expenses to Directors and officers.

(c)        If a claim under (b) in this Article SIXTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d)        The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(e)        The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

(f)        Any repeal or modification of the foregoing provisions of this Article SIXTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ANNEX B

745 Seventh Avenue New York, NY 10019 United States

November 24, 2010

The Board of Directors of Del Monte Foods Company

One Market @ The Landmark

San Francisco, CA 94105

Members of the Board of Directors:

We understand that Del Monte Foods Company (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Blue Acquisition Group, Inc. (“Parent”) pursuant to which (i) Blue Merger Sub Inc., a direct wholly owned subsidiary of Parent (“Merger Sub”), will be merged with and into the Company with the Company surviving the merger (the “Merger”), and (ii) upon effectiveness of the Merger, each issued and outstanding share of the common stock of the Company (the “Company Common Stock”) (other than shares to be cancelled pursuant to the Agreement (as defined below)) will be converted into the right to receive $19.00 in cash (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated November 24, 2010 among the Company, Parent and Merger Sub (the “Agreement”) and the summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, dated as of November 24, 2010, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended May 2, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2010; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of the Company’s common stock from November 17, 2005 to November 17, 2010 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (7) estimates of independent research analysts with respect to the future financial performance of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties or facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Further, we have considered previous efforts to solicit indications of interest and definitive proposals from third parties with respect to the purchase of all or a part of the Company’s business. In addition, we have been requested to solicit third party indications of interest in the possible acquisition of all or a part of the Company’s business for a specified period after the date of the Agreement as permitted by the provisions thereof (the “Go-Shop”). Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated only as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We are acting as financial advisor to the Company in connection with the Proposed Transaction, including in connection with the Go-Shop, and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for rendering such services. Specifically, we have performed investment banking and financial services for the Company, including (i) having acted as co-lead arranger on the Company’s $1.2 billion senior secured credit facility, (ii) having acted as joint bookrunner on the Company’s $450 million bond issuance, and (iii) having acted as joint dealer manager and solicitation agent on the Company’s tender offer and consent solicitation for the Company’s existing bonds. In addition, the Company has requested that we and certain of our affiliates participate in the financing necessary for the Proposed Transaction, for which services we and our affiliates will receive significant compensation.

In addition, we and our affiliates in the past have provided, currently are providing, or in the future may provide, investment banking and other financial services to KKR & Co. LP (“KKR”), Centerview Partners LLC (“Centerview”) and Vestar Capital Partners, Inc. (“Vestar” and together with KKR and Centerview, the “Sponsors”), each the parent companies of Parent, and certain of their respective affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to the Sponsors and certain of their respective portfolio companies and affiliates in connection with certain mergers and acquisition transactions, (ii) having acted or acting as arranger, bookrunner and/or lender for the Sponsors and certain of their respective portfolio companies and affiliates in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by the Sponsors and certain of their respective portfolio companies and affiliates, and (iv) providing a financing commitment for a portion of the funds necessary to finance the Proposed Transaction.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, the Sponsors, and certain of the Sponsors affiliated entities for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

ANNEX C

November 24, 2010

The Board of Directors

Del Monte Foods Company

One Market @ The Landmark

San Francisco, California 94105

Members of the Board of Directors:

We understand that Del Monte Foods Company, a Delaware corporation (the “Company”), is considering a merger transaction with Blue Acquisition Group, Inc., a Delaware corporation (“Parent”). Pursuant to a proposed Agreement and Plan of Merger (the “Merger Agreement”) among Parent, Blue Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, (a) Merger Sub will merge with and into the Company (the “Merger”) as a result of which the Company will become a wholly owned subsidiary of Parent, and (b) each outstanding share of common stock, par value $0.01 per share, of the Company, other than shares held in treasury or held by Parent, Merger Sub or any subsidiary of the Company and shares in which appraisal have been demanded under applicable law (the “Shares”), will be converted into the right to receive $19.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Shares (the “Holders”) of the Merger Consideration provided for in the Merger.

For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information with respect to the Company, including research analyst reports;

2.	reviewed certain internal financial statements, analyses and forecasts, and other financial and operating data relating to the business of the Company, in each case, prepared by the Company’s management (the “Company Forecasts”);

3.	reviewed certain publicly available financial forecasts relating to the Company (the “Company Public Forecasts”);

4.	discussed the past and current business, operations, financial condition and prospects of the Company with senior executives of the Company;

5.	compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;

6.	compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

7.	reviewed historical premiums paid for securities of certain publicly-traded companies in certain transactions which we believe to be generally relevant;

8.	reviewed the historical trading prices and trading activity for the Shares and compared such price and trading activity of the Shares with that of securities of certain publicly-traded companies which we believe to be generally relevant;

9.	reviewed a draft, dated November 24, 2010, of the Merger Agreement; and

10.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company, that information furnished by the Company for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by the management of the Company, and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to future financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final executed Merger Agreement, including the financing arrangements referenced therein, will not differ in any material respect from the draft Merger Agreement reviewed by us and that the Merger and all financing arrangements will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the Holders pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or any other related document or the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. We were not requested to, and did not, participate in the negotiation of the terms of the Merger, and we were not requested to, and did not, provide any advice or services in connection with the Merger other than the delivery of this opinion. We express no view or opinion as to any such matters. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company. We have not been authorized to solicit, and have not solicited, indications of interest in a transaction with the Company from any party.

We have acted as financial advisor to the Board of Directors of the Company with respect to this opinion and will receive a fee for our services in connection with the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its affiliates and the Company pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates. During the two year period prior to the date hereof, Perella Weinberg Partners LP and its affiliates have acted as financial advisor to certain affiliates of Parent for which they have received compensation. In addition, Perella Weinberg Partners LP and its affiliates in the future may provide services to the Company and Parent and their respective affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

It is understood that this opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any Holder as to how to vote or otherwise act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which the Shares will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, on the date hereof, the Merger Consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to the Holders.

Very truly yours,

/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

ANNEX D

§ 262. Appraisal rights

(a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.        Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.        Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.        Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.        Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)        If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)        Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)        After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)        The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)        The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)        The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

PROXIES AND VOTING INSTRUCTIONS SUBMITTED OVER THE INTERNET OR BY TELEPHONE

MUST BE

RECEIVED BY 11:59 P.M. EASTERN TIME, ON FEBRUARY 14, 2011

PRIOR TO VOTING, READ THE ACCOMPANYING PROXY STATEMENT AND THE PROXY CARD.

INTERNET http://www.proxyvoting.com/dlm Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

77111

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

		FOR	AGAINST	ABSTAIN
1.

To adopt the Agreement and Plan of Merger, dated as of November 24, 2010, as it may be amended from time to time, by and among Del Monte Foods Company, Blue Acquisition Group, Inc., and Blue Merger Sub Inc.

		☐	☐	☐

2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before the Meeting and any and all postponements, recesses or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements, recesses or adjournments thereof.

ATTEND MEETING If you are planning to attend this meeting, please mark this box	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Signature	Signature/Title, if applicable	Date

Directions to the Del Monte Foods Company

2011 Special Meeting of Stockholders

Hyatt Regency San Francisco

5 Embarcadero Center

San Francisco, California 94111 USA

From South Bay or San Francisco Int’l Airport (14 miles):

Take HWY 101 North, follow signs to Bay Bridge. Before you cross the Bay Bridge, take the 7th Street Exit. Turn left on 7th Street. Turn right on Market Street. Continue 1 mile and turn left on Drumm Street. The Hyatt Regency is on the corner of Market Street and Drumm Street.

OR

Take HWY 280 North until it turns into King Street. Continue on King Street and turn left at 3rd Street. Continue on 3rd Street across Market Street, where 3rd Street turns into Kearny Street. Turn right on California Street. Turn left on Drumm Street. The Hyatt Regency is on the corner of Market Street and Drumm Street.

From East Bay or Oakland Int’l Airport (19 miles):

Take HWY 80 across the Bay Bridge (up to $6 toll). Take the Fremont Street Exit. Follow Fremont Street across Market Street, where Fremont Street turns into Front Street. Turn right on California Street. California Street will dead end at Drumm Street. The Hyatt Regency is on the corner of Market Street and Drumm Street.

From North Bay:

Take HWY 101 South across the Golden Gate Bridge (up to $6 toll). Follow the signs to Lombard Street. Take Lombard Street to Van Ness Ave. and turn right. Continue one mile on Van Ness and turn left on Clay Street. Clay Street will dead end at Drumm Street where you will turn right and continue one block to the hotel. The Hyatt Regency is on the corner of Market Street and Drumm Street.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on February 15, 2011: The Proxy Statement is available at: http://bnymellon.mobular.net/bnymellon/dlm

▼  FOLD AND DETACH HERE  ▼

DEL MONTE FOODS COMPANY

PROXY/VOTING INSTRUCTIONS CARD

This proxy is solicited on behalf of the Board of Directors of Del Monte Foods Company for the Special Meeting of Stockholders to be held on February 15, 2011

The undersigned stockholder of Del Monte Foods Company hereby appoints David L. Meyers and James G. Potter and each of them acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Del Monte Foods Company Common Stock that the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held on February 15, 2011 at 9:00 a.m. Pacific Time and at any and all adjournments, recesses or postponements thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR Proposals 1 and 2. This proxy also delegates discretionary authority to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before the Meeting and any and all postponements, recesses or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements, recesses or adjournments thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)